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Xerox Corporation
45 Glover Avenue
P.O. Box 4505
Norwalk, CT 06856-4505

April 10, 2012

Dear Shareholders:

You are cordially invited to attend the 2012 Annual Meeting of Shareholders of Xerox Corporation to be held on Thursday, May 24, 2012, at Dolce Norwalk, 32 Weed Avenue in Norwalk, Connecticut. Your Board of Directors and management look forward to greeting those shareholders who are able to attend.

At the Annual Meeting of Shareholders, you will be asked to vote upon the election of ten directors, the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2012, the approval, on an advisory basis, of the 2011 compensation of our named executive officers and the approval of an amendment and restatement of the Company’s 2004 Performance Incentive Plan. The Board of Directors unanimously recommends that you vote in favor of each of these proposals.

After a quarter of a century of dedicated service, N.J. Nicholas, Jr. is retiring from the Board of Directors. We are deeply grateful for his many contributions, wise counsel and steadfast loyalty.

It is important that your shares be represented and voted at the Annual Meeting of Shareholders, regardless of whether or not you plan to attend in person. Therefore, you are urged to vote your shares using one of the methods described in the following pages. Voting instructions are provided in the accompanying voting instruction and proxy card.

For the Board of Directors,

Ursula M. Burns
Chairman of the Board and Chief Executive Officer

Notice of 2012 Annual Meeting of Shareholders

Date and Time:	Thursday, May 24, 2012, at 9:00 a.m.

Location:	Dolce Norwalk, 32 Weed Avenue in Norwalk, Connecticut

Purpose:	(1) Election of 10 directors;

(2) Ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2012;

(3) Approval, on an advisory basis, of the 2011 compensation of our named executive officers;

(4) Approval of the 2012 Amendment and Restatement of the Company’s 2004 Performance Incentive Plan; and

(5) Consider such other business as may properly come before the meeting.

Record Date:	March 26, 2012 — You are eligible to vote if you were a shareholder of record as of the close of business on this date.

Proxy Voting:	(1) Telephone;

(2) Internet; or

(3) Proxy Card.

Please review the Notice of Internet Availability of Proxy Materials or accompanying proxy card for voting instructions.

Importance of Vote:	Whether or not you plan to attend, please submit your proxy as soon as possible to ensure that your shares are represented.

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Shareholders to be Held on May 24, 2012.

The Proxy Statement and 2011 Annual Report are available at
www.edocumentview.com/XRX or www.xerox.com/investor

By order of the Board of Directors,

Don H. Liu
Senior Vice President, General Counsel and Secretary

April 10, 2012

TABLE OF CONTENTS

GENERAL INFORMATION ABOUT THE ANNUAL MEETING	4
The Annual Meeting	4
What is the purpose of the Annual Meeting?	4
Who is entitled to vote?	4
How can I attend the Annual Meeting?	4
How does the Board of Directors recommend that I vote?	5
How many shares are required to be present to hold the Annual Meeting?	5
How many votes are required to approve each proposal?	5
What is a broker non-vote and how will it affect the voting?	5
How do I vote?	6
How will shares in the Xerox Employee Stock Ownership Plan (ESOP), Xerox Savings Plans and the
ACS Savings Plan be voted?	6
May I change my vote?	6
Can I vote in person at the Annual Meeting?	7
Who will count the vote? Is my vote confidential?	7
How are proxies solicited?	7
Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead
of a full set of printed proxy materials?	7
How can I electronically access the proxy materials?	7
When are proposals, director nominations and other business to be submitted by shareholders for the
2013 Annual Meeting due?	7
How can I contact the Board of Directors?	8
What if multiple shareholders have the same address?	8
How may I get additional copies of the Annual Report and Proxy Statement?	8
Is there a list of shareholders entitled to vote at the Annual Meeting?	8
PROPOSAL 1 — ELECTION OF DIRECTORS	8
Biographies	8
Board of Directors’ Recommendation	13
CORPORATE GOVERNANCE	14
Director Nomination Process	14
Board Leadership Structure	14
Risk Oversight	15
Director Independence	15
Certain Relationships and Related Person Transactions	16
BOARD OF DIRECTORS AND BOARD COMMITTEES	16
Committee Functions, Membership and Meetings	16
Audit Committee	16
Compensation Committee	17
Compensation Committee Interlocks and Insider Participation	18
Corporate Governance Committee	18
Finance Committee	18
Attendance and Compensation of Directors	19
Summary of Director Compensation	19

SECURITIES OWNERSHIP	20
Ownership of Company Securities	20
Section 16(a) Beneficial Ownership Reporting Compliance	22
EXECUTIVE COMPENSATION	22
Compensation Discussion and Analysis	22
Report of the Compensation Committee of the Board of Directors	44
Summary Compensation Table	45
Grants of Plan-Based Awards in 2011	48
Outstanding Equity Awards at 2011 Fiscal Year-End	49
Option Exercises and Stock Vested in 2011	51
Pension Benefits for the 2011 Fiscal Year	52
Non-Qualified Deferred Compensation	54
Potential Payments upon Termination or Change in Control	55
Equity Compensation Plan Information	59
OTHER INFORMATION	60
Indemnification Actions	60
Directors and Officers Liability Insurance and Indemnity	60
PROPOSAL 2 — RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM	60
Principal Auditor Fees and Services	60
Audit Committee Report	61
Board of Directors’ Recommendation	61
PROPOSAL 3 — PROPOSAL TO APPROVE, ON AN ADVISORY BASIS, THE 2011 COMPENSATION
OF OUR NAMED EXECUTIVE OFFICERS	61
Board of Directors’ Recommendation	63
PROPOSAL 4 — PROPOSAL TO APPROVE THE 2012 AMENDMENT AND RESTATEMENT OF THE
COMPANY’S 2004 PERFORMANCE INCENTIVE PLAN	63
Board of Directors’ Recommendation	70
OTHER MATTERS	70
EXHIBIT A - 2012 AMENDMENT AND RESTATEMENT OF XEROX CORPORATION 2004
PERFORMANCE INCENTIVE PLAN	A-1

PROXY STATEMENT

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

The Annual Meeting

The 2012 Annual Meeting of Shareholders (Annual Meeting) of Xerox Corporation (Company) will be held on Thursday, May 24, 2012, beginning at 9:00 a.m. at Dolce Norwalk, 32 Weed Avenue in Norwalk, Connecticut.

What is the purpose of the Annual Meeting?

At the Annual Meeting, shareholders will consider and vote on the following matters:

1.	Election of the ten nominees named in this Proxy Statement to our Board of Directors, each for a term of one year.

2.	Ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012.

3.	Approval, on an advisory basis, of the 2011 compensation of our named executive officers.

4.	Approval of the 2012 Amendment and Restatement of the Company’s 2004 Performance Incentive Plan.

Shareholders will also act on any other business that may properly come before the meeting. In addition, our management will report on Xerox’s performance during fiscal 2011 and respond to questions from shareholders.

Who is entitled to vote?

Owners of our common stock, par value $1 per share (Common Stock), as of the close of business on the record date, March 26, 2012, are entitled to vote at the Annual Meeting and at any and all adjournments or postponements of the Annual Meeting. The shares owned include shares you held on that date (1) directly in your name as the shareholder of record (registered shareholder) and/or (2) in the name of a broker, bank or other holder of record where the shares were held for you as the beneficial owner (beneficial owner). Each share of Common Stock is entitled to one vote on each matter to be voted on.

How can I attend the Annual Meeting?

All shareholders of record as of the close of business on March 26, 2012 may attend. In order to be admitted to the meeting, please obtain an admission ticket in advance and bring a form of personal photo identification, such as a driver’s license.

To obtain an admission ticket:

If you are a registered shareholder:

  If you vote via the Internet or by telephone, you will be asked if you would like to receive an admission ticket.

  If you vote by proxy card, please mark the appropriate box on the proxy card and an admission ticket will be sent to you.

If you are a beneficial owner:

  Please request an admission ticket in advance by calling Shareholder Services at (203) 849-2315 or mailing a written request, along with proof of your ownership of Xerox Common Stock as of the record date, to Xerox Corporation, Shareholder Services, P.O. Box 4505, Norwalk, CT 06856-4505. All calls and written requests for admission tickets must be received no later than the close of business on May 14, 2012.

You can find directions to the meeting online at www.edocumentview.com/XRX. If you have any further questions regarding admission or directions to the Annual Meeting, please call Shareholder Services at (203) 849-2315.

How does the Board of Directors recommend that I vote?

The Board recommends that you vote:

  FOR the election of each of the ten director nominees;

  FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012;

  FOR the approval, on an advisory basis, of the 2011 compensation of our named executive officers; and

  FOR the approval of the 2012 Amendment and Restatement of the Company’s 2004 Performance Incentive Plan.

How many shares are required to be present to hold the Annual Meeting?

A quorum is necessary to hold a valid meeting of shareholders. For each of the proposals to be presented at the meeting, the presence at the meeting, in person or by proxy, of the holders of a majority of the shares of our Common Stock outstanding on March 26, 2012 (record date) will constitute a quorum. As of March 26, 2012, there were 1,348,025,668 shares of our Common Stock outstanding. If you vote — including by Internet, telephone, or proxy card — your shares will be counted towards the quorum for the Annual Meeting. Broker non-votes and abstentions are counted as present for the purpose of determining a quorum.

How many votes are required to approve each proposal?

Election of Directors. Under our by-laws, directors are elected by majority vote, meaning that in an uncontested director election, the votes cast “for” the nominee’s election must exceed the votes cast “against” the nominee’s election, with abstentions and broker non-votes not counting as votes “for” or “against.” Our by-laws require that any incumbent nominee for director who receives a greater number of votes cast “against” his or her election than “for” his or her election shall tender his or her resignation promptly after such election. The independent directors will then evaluate and determine, based on the relevant facts and circumstances, whether to accept or reject the resignation. The Board’s explanation of its decision will be promptly disclosed on a Form 8-K filed with the Securities and Exchange Commission (SEC).

Other Items. The affirmative vote of a majority of the votes cast at the meeting will be required for approval of the following proposals:

  Ratification of PricewaterhouseCoopers LLP as our independent auditor;

  Approval, on an advisory basis, of the 2011 compensation of our named executive officers; and

  Approval of the 2012 Amendment and Restatement of the Company’s 2004 Performance Incentive Plan (provided that the total votes cast on the proposal represent over 50% of the Common Stock outstanding and are entitled to vote at the Annual Meeting on the proposal).

Abstentions and broker non-votes are not counted as votes “for” or “against” for the purpose of determining the outcome of the vote for any of the above matters other than approval of the 2012 Amendment and Restatement of the Company’s 2004 Performance Incentive Plan. Pursuant to NYSE rules, we will count abstentions as votes cast against this proposal, but we will not count broker non-votes as votes cast on this proposal. As a result, broker non-votes will have no impact on the outcome of the proposal, provided that a majority of our outstanding shares are voted.

Although the advisory vote is non-binding, the Board of Directors values the opinions of shareholders and will consider the outcome of the vote on this proposal when making future decisions regarding executive compensation.

At present, the Board does not intend to present any other matters at this meeting and knows of no matters other than these to be presented for shareholder action at the Annual Meeting. If any other matters properly come before the meeting, the persons named in the accompanying proxy intend to vote the proxies in accordance with their best judgment.

What is a broker non-vote and how will it affect the voting?

A broker non-vote occurs when the beneficial owner of shares held through a brokerage firm fails to furnish voting instructions to the broker and the broker is not permitted under applicable New York Stock Exchange (NYSE) and SEC rules to vote the shares in its discretion. Brokers are not permitted to vote the shares without the beneficial owner’s instructions if the proposal is considered a “non-routine” matter under these rules. Election of directors, the advisory vote on executive compensation and the vote to approve the 2012 Amendment and Restatement of the Company’s 2004 Performance Incentive Plan are considered non-routine matters. Shares constituting broker non-votes are not counted as votes “for” or “against” for the purpose of determining whether shareholders have approved a matter.

How do I vote?

Registered shareholders can vote in any one of four ways:

(1)	You may vote in person. If you attend the meeting, you may vote by delivering your completed proxy card in person or you may vote by completing a ballot. Ballots will be available at the meeting.

Since many shareholders are unable to attend the meeting in person, registered shareholders may also vote their proxies by one of the three ways described below. By using your proxy to vote in one of these ways, you authorize the three directors, whose names are listed on the front of the proxy card accompanying this Proxy Statement, to represent you and vote your shares as you direct.

(2)	You may vote over the Internet. If you have Internet access, you may vote your shares by following the “Vote by Internet” instructions included in the Notice of Internet Availability of Proxy Materials (Notice) or on the enclosed proxy card.

(3)	You may vote by telephone. You may vote your shares by following the “Vote by Telephone” instructions on the enclosed proxy card.

(4)	You may vote by mail. You may vote by completing and signing the proxy card enclosed with this Proxy Statement and promptly mailing it in the enclosed postage-prepaid envelope. The shares you own will be voted according to your instructions on the proxy card you mail. If you sign and return your proxy card but do not indicate your voting instructions on one or more of the matters listed, the shares you own will be voted by the named proxies in accordance with the recommendations of our Board of Directors.

If you vote via the Internet or by telephone, do not return your proxy card.

Beneficial owners will receive a separate Notice with voting instructions from the bank, broker or other holder of record where the shares are held, that must be followed in order for your shares to be voted.

How will shares in the Xerox Employee Stock Ownership Plan, Xerox Savings Plans and the ACS Savings Plan be voted?

Beneficial owners of the shares of Common Stock held in the (1) Xerox Employee Stock Ownership Plan (ESOP), (2) Xerox Corporation Savings Plan, (3) Savings Plan of Xerox Corporation and the Xerographic Division, Rochester Regional Joint Board on Behalf of Itself and Other Regional Joint Boards (together with the Xerox Corporation Savings Plan, referred to as the Xerox Savings Plans) or (4) Affiliated Computer Services, Inc. (ACS) Savings Plan (ACS Savings Plan) can instruct State Street Bank and Trust Company, as Trustee for the ESOP and the Xerox Savings Plans (Xerox Plans Trustee) or The Bank of New York Mellon, as Trustee for the ACS Savings Plan (ACS Savings Plan Trustee), by telephone, Internet or mail, how to vote the shares in their accounts. No matter which method is used, your voting instructions are confidential and will not be disclosed to the Company. By providing voting instructions in one of these ways, you instruct the Xerox Plans Trustee or the ACS Savings Plan Trustee to vote the shares allocated to your ESOP, Xerox Savings Plans or ACS Savings Plan account or accounts. For the ESOP participants and the Xerox Savings Plans participants, you also authorize the Xerox Plans Trustee to vote the shares of Common Stock held in the ESOP trust or Xerox Savings Plans for which no instructions were provided in the same proportion on each issue as it votes the shares for which participants have returned voting instructions. Unlike the ESOP or Xerox Savings Plans, if no instructions have been received from an ACS Savings Plan participant, the ACS Savings Plan Trustee will not vote the shares allocated in your account. Your vote must be received by 9:00 AM Central Time on Tuesday, May 22, 2012 to allow sufficient time for processing.

May I change my vote?

Yes. You may revoke your proxy at any time before the Annual Meeting by submitting a later dated proxy card, by a later telephone or on-line vote, by notifying the Secretary of the Company in writing that you have revoked your proxy or by attending the Annual Meeting and giving notice of revocation in person.

Can I vote in person at the Annual Meeting?

Persons who submit a proxy or voting instructions need not vote at the Annual Meeting. However, we will pass out written ballots to any shareholder of record or authorized representative of a shareholder of record who wants to vote in person at the Annual Meeting instead of by proxy. Voting in person will revoke any proxy previously given. If you hold your shares through a broker, bank or nominee, you must obtain a proxy from your broker, bank or nominee to vote in person.

Who will count the vote? Is my vote confidential?

Representatives of Computershare will act as Inspector of Election, supervise the voting, decide the validity of proxies and receive and tabulate proxies. As a matter of policy, we keep confidential all stockholder meeting proxies, ballots and voting tabulations that identify individual shareholders. In addition, the vote of any shareholder is not disclosed except as may be necessary to meet legal requirements.

How are proxies solicited?

In addition to the solicitation of proxies by mail, we also request brokerage houses, nominees, custodians and fiduciaries to forward soliciting material to the beneficial owners of stock held of record and reimburse such person for the cost of forwarding the material. We have engaged Georgeson Inc. to handle the distribution of soliciting material to, and the collection of proxies from, such entities. We will pay Georgeson Inc. a fee of $12,000 plus reimbursement of out-of-pocket expenses for this service. We bear the cost of all proxy solicitation.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of printed proxy materials?

Pursuant to rules adopted by the SEC, the Company has elected to provide access to its proxy materials over the Internet. Accordingly, a Notice of Internet Availability of Proxy Materials is being sent to the Company’s registered shareholders and beneficial owners. The Notice contains instructions on how to access the proxy materials over the Internet and how to request a printed copy of the proxy materials, including a proxy card, as well as how shareholders may request to receive proxy materials in printed form by mail, or electronically by email, on a going forward basis.

On or about April 10, 2012, we are sending all shareholders of record as of March 26, 2012 a Notice instructing them how to receive their proxy materials via the Internet. Proxy materials will be available on the Internet on April 10, 2012.

How can I electronically access the proxy materials?

You can access the proxy materials online at www.edocumentview.com/XRX or www.xerox.com/investor. Shareholders may receive proxy statements, annual reports, and other shareholder materials via electronic delivery. Registered shareholders can sign up for electronic delivery at www.eTree.com/Xerox. Beneficial owners can sign up for electronic delivery at http://enroll.icsdelivery.com/xrx. These websites, which allow you to choose to receive future proxy materials electronically by email, will provide cost savings relating to printing and postage and reduce the environmental impact of mailing documents to you.

When are proposals, director nominations and other business to be submitted by shareholders for the 2013 Annual Meeting due?

We expect to hold our 2013 Annual Meeting of Shareholders during the second half of May and to issue our Proxy Statement for that meeting during the first half of April. Under SEC proxy rules, if a shareholder wants us to include a proposal in our Proxy Statement and proxy card for the 2013 Annual Meeting of Shareholders, the proposal must be received by us no later than December 11, 2012.

Any shareholder wishing to make a nomination for director or wishing to introduce any business at the 2013 Annual Meeting of Shareholders (other than a proposal submitted for inclusion in the Company’s proxy materials) must provide the Company advance notice of such business which must be received by the Company no earlier than November 11, 2012 and no later than December 11, 2012. Nominations for director must be accompanied by a written consent of the nominee consenting to being named in the Proxy Statement as a nominee and serving as a director if elected. Proposals and other items of business should be directed to Xerox Corporation, P.O. Box 4505, Norwalk, CT 06856-4505, Attention: Corporate Secretary.

How can I contact the Board of Directors?

Under our Corporate Governance Guidelines, interested parties may contact the non-management members of the Board of Directors by contacting the Chairman of the Corporate Governance Committee at the “Contact the Board” link that appears on our Company’s website at www.xerox.com/governance.

What if multiple shareholders have the same address?

If you and other residents at your mailing address own shares of Common Stock through a broker, you may have received a notice from the broker notifying you that your household will be sent only one Notice or one Annual Report and Proxy Statement, as applicable. If you did not return the “opt-out” card attached to such notice, you were deemed to have consented to such process. The broker or other holder of record will send, as applicable, at least one copy of the Notice or the Annual Report and Proxy Statement to your address. You may revoke your consent at any time by calling (800) 542-1061. The revocation will be effective 48 hours after receipt of your telephone notification. An additional copy of the Notice or Annual Report and Proxy Statement will also be delivered to you promptly upon request by contacting Shareholder Services at (203) 849-2315 or by sending a written request addressed to Xerox Corporation, P.O. Box 4505, Norwalk, CT 06856-4505, Attention: Corporate Secretary.

If you are receiving multiple copies of the Notice or the Annual Report and Proxy Statement at your address and would like to receive only one copy in your household, registered shareholders should call (800) 828-6396 and beneficial owners should call (800) 542-1061.

How may I get additional copies of the Annual Report and Proxy Statement?

Copies of the 2011 Annual Report and 2012 Proxy Statement have been distributed to shareholders (unless you have received a copy of the Notice or have consented to electronic delivery). Additional paper copies of these documents and additional information, including the Annual Report on Form 10-K for the fiscal year ended December 31, 2011 (Form 10-K) filed with the SEC are available from Xerox Corporation, P.O. Box 4505, Norwalk, CT 06856-4505, Attention: Corporate Secretary. The Annual Report, Proxy Statement and Form 10-K are also available on the Company’s website at www.xerox.com/investor or www.edocumentview.com/XRX. The Notice also provides you with instructions on how to request printed copies of the proxy materials. There is no charge to receive the materials by mail. You may request printed copies of the materials until one year after the date of the Annual Meeting.

Is there a list of shareholders entitled to vote at the Annual Meeting?

A list of registered shareholders entitled to vote at the Annual Meeting will be available at the Annual Meeting and for ten days prior to the Annual Meeting at our offices located at Xerox Corporate Headquarters, 45 Glover Avenue in Norwalk, CT 06856.

PROPOSAL 1 — ELECTION OF DIRECTORS

Shareholders annually elect directors to serve for one year and until their successors have been elected and have been qualified. Based on the director nomination process described below, the ten persons whose biographies appear below have been nominated by the Board of Directors to serve as directors based on the recommendation of the Corporate Governance Committee. All ten nominees bring to us valuable experience from a variety of fields. The biographical information presented regarding each nominee’s specific experience, qualifications, attributes and skills led our Board of Directors to the conclusion that he or she should serve as a director. Each of the nominees has demonstrated business acumen and an ability to exercise independent and sound judgment, as well as an understanding of the Company’s business environment and a commitment of service to the Company and our Board of Directors. We also value their significant experience on other public company boards of directors and board committees.

The Board of Directors has determined that each of the nominees (other than Ursula M. Burns, CEO of the Company) is independent under the NYSE Corporate Governance Rules and the Company’s more stringent independence standards. If for any reason, which the Board of Directors does not expect, a nominee is unable to serve, the proxies may use their discretion to vote for a substitute nominated by the Board of Directors.

Biographies

To help you consider the nominees, we have provided the principal occupation and other information about the particular experience, qualifications, attributes or skills that the Board of Directors has concluded qualify each of the nominees to serve as a director of the Company.

Certain terms used in the biographies may be unfamiliar to you, so we are defining them here.

Xerox securities owned means the Company’s Common Stock, including: restricted shares of Common Stock issued under the Restricted Stock Plan For Directors, which was terminated upon shareholder approval of the 2004 Equity Compensation Plan for Non-Employee Directors (2004 Directors Plan) at the 2004 Annual Meeting; Deferred Stock Units (DSUs) issued under the 2004 Directors Plan; and Common Stock owned through the individual’s ESOP account and other Company equity programs. None of the independent director nominees owns any of the Company’s other securities.

Immediate family means the spouse, the minor children and any relatives sharing the same home as the nominee.

Unless otherwise noted, all Xerox securities held are owned beneficially by the nominee. Beneficial ownership means he or she has or shares voting power and/or investment power with respect to the securities, even though another name (that of a broker, for example) appears in the Company’s records. All ownership figures are as of February 29, 2012.

Glenn A. Britt
Age: 63     Director since: 2004
Xerox securities owned: 1,000 common shares and 101,382 DSUs
Options/Rights: None
Occupation: Chairman and Chief Executive Officer, Time Warner Cable Inc.
Education: AB, Dartmouth College; MBA, Amos Tuck School of Business Administration
Other Directorships: Time Warner Cable Inc. (since 2003; Chairman since 2009); Cardinal Health, Inc. (since 2009); TIAA (2007-2009)

Other Background: Joined Time Inc. in 1972. Elected Vice President of Time Inc. in 1986, Treasurer in 1986 and Vice President-Finance in 1988. Became Senior Vice President and Treasurer of Time Warner Inc. and then President and CEO of Time Warner Cable Ventures. He has served as Time Warner Cable’s Chairman since March 2009 and previously from August 2001 to March 2006. He has served as CEO of Time Warner Cable since 2001. Chair of the Compensation Committee of Xerox. Lead Independent Director of Xerox.

Mr. Britt brings to the Board expertise relevant to a large public company, including a broad range of business skills and experiences, financial literacy and expertise and executive and management leadership skills. These skills and expertise are the result of his education; long and successful business career, during which he served in several leadership positions including treasurer, chief financial officer and CEO of a leading cable telecommunications company; and his service on other public company boards and committees.

Ursula M. Burns
Age: 53     Director since: 2007
Xerox securities owned: 319,279 common shares; 226,169 common shares in a GRAT; 3,316 common shares in an ESOP account; an interest in approximately 4,987 common shares through the Xerox Stock Fund under the Xerox 401(k)Plan; immediate family owns 3,458 common shares and an interest in approximately 32,778 common shares through the Xerox Stock Fund under the Xerox 401(k)Plan
Options/Rights: 1,603,676 common shares
Occupation: Chairman of the Board and Chief Executive Officer, Xerox Corporation
Education: BS, Polytechnic Institute of New York; MS, Columbia University
Other Directorships: American Express Corporation (since 2004); Boston Scientific Corporation (2002-2009)

Other Background: Joined Xerox in 1980 and subsequently advanced through several engineering and management positions. Named Vice President and General Manager, Departmental Business Unit in 1997; Vice President, Worldwide Manufacturing in 1999; Senior Vice President, Corporate Strategic Services in 2000; Senior Vice President, President, Document Systems and Solutions Group in 2001; and Senior Vice President, President, Business Group Operations in 2002. Elected President in April 2007; Chief Executive Officer in July 2009; Chairman of the Board in May 2010.

Ms. Burns brings to the Board expertise relevant to a large public company, including her expertise in global business and technology; extensive operating and management experience at Xerox, a technology-driven global manufacturing and business services company, including currently serving as CEO; and deep understanding of Xerox’s people and products that she has acquired in over 30 years of service at our Company. She also possesses a broad range of experience and skills garnered from the various other leadership positions she has held at Xerox and from her service on other public company boards and committees.

Richard J. Harrington
Age: 65       Director since: 2004
Xerox securities owned: 856 common shares and 72,943 DSUs
Options/Rights: None
Occupation: Chairman and General Partner, The Cue Ball Group; Retired President and Chief Executive Officer, The Thomson Corporation
Education: BA, University of Rhode Island
Other Directorships: Aetna, Inc. (since 2008)

Other Background: After his retirement from The Thomson Corporation, Mr. Harrington served as Chairman of the Thomson Reuters Foundation. Prior to his retirement, he was President and CEO of The Thomson Corporation. He joined Thomson in 1982 and held a number of leadership positions including President and CEO of Thomson Newspapers; President and CEO of Thomson Professional Publishing; President and CEO of Mitchell International and President of Thomson & Thomson. Employed as an auditor for Arthur Young & Co. for six years prior to joining Thomson. Chairman of the Audit Committee of Xerox.

Mr. Harrington brings to the Board expertise relevant to a large public company, including his broad business experience, extensive knowledge of complex operational matters, executive leadership expertise and financial literacy and expertise. These skills and expertise are the result of his training and work experience in accounting, his long and successful business career, during which he served in several leadership positions culminating in his serving as the CEO of a global provider of electronic information, software and services, and his service on other public company boards and committees.

William Curt Hunter
Age: 64       Director since: 2004
Xerox securities owned: 93,646 DSUs and an indirect interest in approximately 7,467 common shares through the Deferred Compensation Plan for Directors and 50 common shares held by immediate family
Options/Rights: None
Occupation: Dean, Tippie College of Business, University of Iowa
Education: BA, Hampton University; MBA, Northwestern University; PhD, Northwestern University
Other Directorships: Trustee of Nuveen Investments (since 2004); Wellmark, Inc. (since 2009); SS&C Technologies, Inc. (2005)

Other Background: From 2003 to 2006, held position of Dean and Distinguished Professor of Finance at the University of Connecticut. During a 15-year career with the Federal Reserve System, held various official positions including Senior Vice President and Director of Research at the Federal Reserve Bank of Chicago and as Associate Economist on the Federal Reserve’s Federal Open Market Committee (1995-2003). From 1988-1995, he held appointments as research officer and senior financial economist, and then as vice president at the Federal Reserve Bank of Atlanta. Held faculty positions at the University of Georgia, Atlanta University, Emory University and Northwestern University. Member of the Audit Committee and the Corporate Governance Committee of Xerox.

Mr. Hunter brings to the Board expertise relevant to a large public company, including his financial literacy and expertise, accounting skills and competency and overall financial acumen. These skills and expertise are the result of his education, service in the Federal Reserve System, service in various faculty positions at universities and his service on other public company boards and committees.

Robert J. Keegan
Age: 64       Director since: 2010
Xerox securities owned: 21,230 DSUs
Options/Rights: None
Occupation: Operating Partner, Friedman Fleischer & Lowe; Retired Chairman of the Board, Chief Executive Officer and President of The Goodyear Tire & Rubber Company
Education: BA, LeMoyne College; MBA, University of Rochester
Other Directorships: The Goodyear Tire & Rubber Company (2000-2010)

Other Background: Prior to his retirement, he served as President and Director of The Goodyear Tire & Rubber Company since 2000, and served as its Chief Executive Officer and Chairman of the Board from 2003 to 2010. He joined Goodyear in 2000 and held a number of leadership positions, including Chief Operating Officer. Previously he served as Executive Vice President of Eastman Kodak from 1997 until 2000. He held various marketing, financial and managerial posts at Eastman Kodak Company from 1972 through 2000, except for a two year period beginning in 1995 when he was an Executive Vice President of Avery Dennison Corporation. Member of the Audit Committee and the Compensation Committee of Xerox.

Mr. Keegan brings to the Board expertise relevant to a large public company, including his broad business experience, executive leadership expertise and extensive knowledge of financial and operational matters. These skills and experience are the result of his long and successful career during which he served in several leadership positions at The Goodyear Tire & Rubber Company and Eastman Kodak Company, culminating in his serving as Chairman and CEO at The Goodyear Tire & Rubber Company, a leading global company.

Robert A. McDonald
Age: 58       Director since: 2005
Xerox securities owned: 60,392 DSUs
Options/Rights: None
Occupation: Chairman, President and Chief Executive Officer, The Procter & Gamble Company
Education: BS, U.S. Military Academy; MBA, University of Utah
Other Directorships: The Procter & Gamble Company (since 2009; Chairman since 2010)

Other Background: Joined Procter & Gamble in 1980. Named Vice President and General Manager - Philippines, Asia/Pacific-South, Procter & Gamble Far East in 1994; Regional Vice President - Japan, Procter & Gamble Asia in 1996; President, Northeast Asia in 1999; President, Global Fabric & Home Care in 2001; Vice Chairman, Global Operations in 2004; Chief Operating Officer in 2007; President and Chief Executive Officer in 2009; Chairman in 2010. Member of the Audit Committee and Compensation Committee of Xerox.

Mr. McDonald brings to the Board expertise relevant to a large public company, including his business skills and experience, international experience, executive leadership expertise and extensive knowledge of financial and operational matters. These skills and experience are the result of his education and his long and successful career at Procter & Gamble, a leading global company, where he served in several leadership positions culminating in his currently serving as CEO and Chairman.

Charles Prince
Age: 62       Director since: 2008
Xerox securities owned: 10,000 shares of Common Stock, 44,378 DSUs
Options/Rights: None
Occupation: Retired Chairman and Chief Executive Officer, Citigroup Inc.
Education: BA, MA and JD, University of Southern California; LLM, Georgetown University
Other Directorships: Johnson & Johnson (since 2006); Citigroup Inc. (2003-2007; Chairman 2006-2007)

Other Background: Served as Chief Executive Officer of Citigroup Inc. from 2003 to 2007 and as Chairman from 2006 to 2007. Previously he served as Chairman and Chief Executive Officer of Citigroup’s Global Corporate and Investment Bank from 2002 to 2003, Chief Operating Officer from 2001 to 2002 and Chief Administrative Officer from 2000 to 2001. Mr. Prince began his career as an attorney at U.S. Steel Corporation in 1975 and in 1979 joined Commercial Credit Company (a predecessor company to Citigroup) where he held various management positions until 1995, when he was named Executive Vice President. Member of the Corporate Governance Committee and the Finance Committee of Xerox.

Mr. Prince brings to the Board expertise relevant to a large public company, including a broad mix of business skills and experience, executive leadership expertise, organizational and operational management skills, international experience and knowledge of complex global business, financial and legal matters. These skills and experience are the result of his education, his long and successful career during which he served in several leadership positions culminating in his serving as CEO of a global financial services company and his service on other public company boards and committees.

Ann N. Reese
Age: 59       Director since: 2003
Xerox securities owned: 6,654 common shares and 81,434 DSUs
Options/Rights: 5,000 common shares
Occupation: Executive Director, Center for Adoption Policy
Education: BA, University of Pennsylvania; MBA, New York University Graduate School of Business
Other Directorships: Sears Holdings (since 2005); Genesee and Wyoming Inc. (since 2012); The Jones Group Inc. (2003-2011); Merrill Lynch & Co., Inc., (2004-2008); CBS Corporation (2005-2006)

Other Background: Co-founded the Center for Adoption Policy in 2001. Principal, Clayton, Dubilier & Rice, 1999 to 2000. Executive Vice President and Chief Financial Officer, ITT Corporation, 1995 to 1998; Treasurer, ITT Corporation, 1992 to 1995; Assistant Treasurer, ITT Corporation, 1987 to 1992. Chairman of the Corporate Governance Committee and member of the Finance Committee of Xerox.

Ms. Reese brings to the Board expertise relevant to a large public company, including her extensive executive experience in corporate finance, financial reporting and strategic planning, as well as her knowledge, perspective and corporate governance expertise. These skills and experience are the result of her long and successful career during which she served in several leadership positions, including chief financial officer and treasurer, and service on other public company boards and committees.

Sara Martinez Tucker
Age: 56       Director since: 2011
Xerox securities owned: 13,350 DSUs
Options/Rights: None
Occupation: Independent consultant; Former Under Secretary of Education in the U.S. Department of Education
Education: Bachelor of Journalism and MBA, University of Texas at Austin; honorary doctorates conferred by Boston College, the University of Maryland University College and the University of Notre Dame
Other Directorships: American Electric Power Co., Inc. (since 2009)

Other Background: Former Under Secretary of Education in the U.S. Department of Education (2006 – 2008). Chief executive officer and president of the Hispanic Scholarship Fund from 1997 to 2006. Prior experience as an AT&T executive. Member of the Corporate Governance Committee and the Finance Committee of Xerox.

Ms. Tucker was elected by the Board effective September 1, 2011. She was recommended for the Board by a non-management director. Ms. Tucker brings to the Board expertise relevant to a large public company, including her business experience and executive leadership expertise. These skills and experience are the result of her education, service at the United States Department of Education, leadership positions at the Hispanic Scholarship Fund and her service on other public company boards and committees.

Mary Agnes Wilderotter
Age: 57       Director since: 2006
Xerox securities owned: 56,031 DSUs
Options/Rights: None
Occupation: Chairman and Chief Executive Officer, Frontier Communications Corporation
Education: BA, College of the Holy Cross
Other Directorships: Frontier Communications Corporation (since 2004; Chairman since 2006); The Procter & Gamble Company (since 2009); Yahoo! Inc. (2007-2009); The McClatchy Company (2001-2007)

Other Background: Joined Frontier Communications Corporation (formerly Citizens Communications) in 2004 as President and Chief Executive Officer, named Chairman and Chief Executive Officer in 2006. Senior Vice President of Worldwide Public Sector, Microsoft, 2002-2004. President and Chief Executive Officer, Wink Communications, Inc., 1996-2002. Executive Vice President, National Operations, AT&T Wireless Services, Inc. and Chief Executive Officer of AT&T’s Aviation Communications Division 1995-1996. Senior Vice President, McCaw Cellular Communications Inc., 1990-1995. Chairman of the Finance Committee of Xerox.

Mrs. Wilderotter brings to the Board expertise relevant to a large public company, including her broad business skills and experience and executive leadership expertise. These skills and experience are the result of her long and successful career in the cable and communications and information technology industries, during which she served in several leadership positions culminating in her currently serving as Chairman and CEO of a telecommunications and media company, and her extensive service on other public company boards and committees.

The Board of Directors recommends a vote

FOR

the election of the ten (10) Directors nominated by the Board of Directors

CORPORATE GOVERNANCE

Xerox is committed to the highest standards of business integrity and corporate governance. All of our directors, executives and employees must act ethically. In addition, our directors must act in accordance with our Code of Business Conduct and Ethics for Members of the Board of Directors; our principal executive officer, principal financial officer and principal accounting officer, among others, must act in accordance with our Finance Code of Conduct; and all of our executives and employees must act in accordance with our Code of Business Conduct. Each of these codes of conduct, as well as our Corporate Governance Guidelines and the charters of our Audit, Compensation, Corporate Governance and Finance Committees can be accessed through our website at www.xerox.com/governance. They are also available to any shareholder who requests them in writing addressed to Xerox Corporation, 45 Glover Avenue, P.O. Box 4505, Norwalk, CT 06856-4505, Attention: Corporate Secretary. We will disclose any future amendments to, or waivers from, provisions of our Code of Business Conduct and Ethics for members of the Board of Directors and our Finance Code of Conduct for our officers on our website as promptly as practicable, as may be required under applicable SEC and NYSE rules. The Corporate Governance Committee of the Board periodically reviews and reassesses the adequacy of our overall corporate governance, Corporate Governance Guidelines and committee charters.

Director Nomination Process

The Corporate Governance Committee considers candidates for Board membership recommended by Board members, management, shareholders and others (see below). The Corporate Governance Guidelines require that a substantial majority of the Board should consist of independent directors and that management representation on the Board should be limited to senior Company management. There are no specific minimum qualifications that the Corporate Governance Committee believes must be met by prospective candidates; however, the Corporate Governance Committee applies the criteria set forth in our Corporate Governance Guidelines. These criteria include, among other things, the candidate’s broad perspective, integrity, independence of judgment, experience, expertise, diversity, ability to make independent analytical inquiries, understanding of the Company’s business environment and willingness to devote adequate time and effort to Board responsibilities. The Corporate Governance Committee does not assign specific weight to particular criteria and no particular criterion is necessarily applicable to all prospective nominees.

Our Corporate Governance Guidelines dictate that diversity should be considered by the Corporate Governance Committee in the director identification and nomination process. This means that the Corporate Governance Committee seeks nominees who bring a variety of business backgrounds, experiences and perspectives to the Board. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a broad diversity of experience, professions, skills, geographic representations, knowledge and abilities that will allow the Board to fulfil its responsibilities. Shareholders who wish to recommend individuals for consideration by the Corporate Governance Committee may do so by submitting a written recommendation to the Secretary of the Company, P.O. Box 4505, Norwalk, CT 06856-4505. Submissions must include sufficient biographical information concerning the recommended individual, including age, employment and current board memberships (if any), for the Corporate Governance Committee to consider. The submission must be accompanied by the written consent of the nominee to stand for election if nominated by the Board and to serve if elected by the shareholders. Recommendations received no earlier than November 11, 2012 and no later than December 11, 2012, will be considered for nomination at the 2013 Annual Meeting of Shareholders.

Board Leadership Structure

We believe that the most effective board structure is one that emphasizes Board independence and ensures that the Board’s deliberations are not dominated by management while also ensuring that the Board and senior management act with a common purpose and in the best interest of the Company. We believe we achieve this balance through the appointment of our CEO as Chairman of the Board and the appointment of a lead independent director.

Accordingly, our CEO serves as Chairman of the Board of Directors. Our lead independent director’s responsibilities include: presiding at executive sessions of the independent directors; calling special meetings of the independent directors, as needed; addressing individual Board member performance matters, as needed; and serving as liaison on Board-wide issues between the independent directors and the Chief Executive Officer, as needed. Under our Corporate Governance Guidelines, each regularly scheduled Board meeting must include an executive session of all directors and the CEO and a separate executive session attended only by the independent directors. Our Board is 90 percent comprised of directors who qualify as independent directors and each of our standing Board committees is comprised solely of independent directors, including our Corporate Governance Committee, which establishes our corporate governance policy and monitors the effectiveness of policy at the Board level. The lead independent director is instrumental in working with the Chairman and CEO and other Board members to provide effective, independent oversight of the Company’s management and affairs. You can find more information on the lead independent director on the Company’s website at www.xerox.com/governance.

Risk Oversight

Our Board of Directors oversees our Enterprise Risk Management process which is designed to strengthen our risk-management capability and to assess, monitor and manage all categories of business risk, including strategic, operational, compliance and financial reporting. The Company’s Chief Financial Officer is responsible for the Company’s Enterprise Risk Management function. To ensure that Enterprise Risk Management is integrated with our business management, the Company’s Management Committee, the Business Ethics and Compliance Board, and various Internal Control committees, monitor risk exposure and the effectiveness of how we manage these risks. In addition, our major operating units are responsible for monitoring and managing the risks within their business.

While the Board of Directors has ultimate oversight responsibility for the risk management process, various committees of the Board have been delegated responsibility for certain aspects of risk management. The Audit Committee focuses on financial risk, including risks associated with internal controls, audit, financial reporting and disclosure matters. At least quarterly, the Audit Committee discusses with management and our internal and external auditors these exposures, our policies with respect to risk assessment and risk management and the steps management has taken to monitor and control these exposures. In addition, the Compensation Committee seeks to incent employees in a manner that discourages unnecessary or inappropriate risk-taking, while encouraging a level of risk-taking behavior consistent with the Company’s business strategy.

Director Independence

A director is not considered independent unless the Board determines that he or she has no material relationship with the Company. The Board has adopted categorical standards to assist in both its determination and the Corporate Governance Committee’s recommendation as to each director’s independence. Under these categorical standards, a director will be presumed not to have a material relationship with the Company if:

(1)	he or she satisfies the bright-line independence and other applicable requirements under the listing standards of the NYSE and all other applicable laws, rules and regulations regarding director independence, in each case from time to time in effect;

(2)	he or she is not a current employee (and none of his or her “immediate family members” is employed as an “executive officer,” each as defined by the NYSE Corporate Governance Rules) of a company that has made payments to, or received payments from, the Company or any of its consolidated subsidiaries for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or one percent of such other company’s consolidated gross revenues; and

(3)	in the event that he or she serves as an executive officer or director of a charitable organization, the Company and its consolidated subsidiaries donated less than five percent of that organization’s charitable receipts (provided that if within the preceding three years the Company and its consolidated subsidiaries donated annual aggregate contributions in excess of $1 million or two percent of the annual consolidated gross revenue of the charitable organization, such contributions must be disclosed in the Company’s Proxy Statement).

Our Board has determined that all of the nominees for election as directors are independent under the NYSE Corporate Governance Rules, with the exception of Ursula M. Burns, our Chairman of the Board and Chief Executive Officer.

In addition, the Corporate Governance Committee reviews relationships involving members of the Board, their immediate family members and affiliates, and transactions in which members of the Board, their immediate family members and their affiliates have a direct or indirect interest in which the Company is a participant to determine whether such relationship or transaction is material and could impair a director’s independence. In making independence determinations, the Board considers all relevant facts and circumstances from the point of view of both the director and the persons or organizations with which the director has relationships. See “Certain Relationships and Related Person Transactions.”

As a result of the aforementioned review, 90% of our nominees for election as directors are deemed to be independent.

Certain Relationships and Related Person Transactions

Related Person Transactions Policy

The Board has adopted a policy addressing the Company’s procedures with respect to the review, approval and ratification of “related person transactions” that are required to be disclosed pursuant to Item 404(a) of Regulation S-K. The policy provides that any transaction, arrangement or relationship, or series of similar transactions, in which the Company will participate or has participated and a “related person” (as defined in Item 404(a) of Regulation S-K) has or will have a direct or indirect material interest, and which exceeds $120,000 in the aggregate, is subject to review (each such transaction, a “Related Person Transaction”). In its review of Related Person Transactions, the Corporate Governance Committee reviews the material facts and circumstances of the transaction and takes into account certain factors, where appropriate, based on the particular facts and circumstances, including: (i) the nature of the “related person’s” interest in the transaction; (ii) the significance of the transaction to the Company and to the “related person”; and (iii) whether the transaction is likely to impair the judgment of the “related person” to act in the best interest of the Company.

No member of the Corporate Governance Committee may participate in the review, approval or ratification of a transaction with respect to which he or she is a “related person.”

Certain Employment Arrangements

We actively recruit qualified candidates for our employment needs. Relatives of our executive officers and other employees are eligible for hire. We currently have 9 non-executive employees who are employed by Xerox or one of its subsidiaries who receive more than $120,000 in annual compensation (salary, incentive cash awards, equity awards and commissions) who are related to our current executive officers, including executive officers who are also directors. These are routine employment arrangements entered into in the ordinary course of business with compensation commensurate with that of their peers. The terms of their employment are consistent with the Company’s human resources policies. Thomas Blodgett and Bill Blodgett, siblings of Lynn Blodgett, our Executive Vice President and Chief Executive Officer of ACS, earned $1,265,289 and $438,017, respectively, in compensation during 2011. Thomas Blodgett is a Chief Operating Officer (Europe) of ACS and has been with ACS for 14 years. Bill Blodgett is a Group President at ACS and has been with ACS for 12 years. Andrew Jenkins, Lynn Blodgett’s son-in-law, earned $797,254 in compensation during 2011. Andrew Jenkins is a Senior Vice President of Sales at ACS and has been with ACS for 14 years. Robert Chilton, Lynn Blodgett’s cousin, earned $264,706 in compensation during 2011. Robert Chilton is a Regional Vice President of ACS and has been with ACS for 13 years. Adam Blodgett, Lynn Blodgett’s nephew, earned $290,614 in compensation during 2011. Adam Blodgett is a Vice President of Operations at ACS and has been with ACS for 9 years. The remaining 4 employees each received between $120,000 and $230,000 in compensation during 2011.

BOARD OF DIRECTORS AND BOARD COMMITTEES

Committee Functions, Membership and Meetings

Our Board of Directors has four standing committees: Audit, Compensation, Corporate Governance and Finance. Set forth below is a list of the committees of our Board, a summary of the responsibilities of each committee, the number of committee meetings held during 2011 for each committee and a list of the members of each committee.

Audit Committee (12 meetings)

A copy of the charter of the Audit Committee is posted on the Company’s website at www.xerox.com/governance.

The responsibilities of the Audit Committee include:

  oversee the integrity of the Company’s financial statements;

  oversee the Company’s compliance with legal and regulatory requirements;

  oversee the Company’s risk assessment policies and practices, including the Enterprise Risk Management process;

  assess independent auditors’ qualifications and independence;

  assess performance of the Company’s independent auditors and the internal audit function;

  review the Company’s audited financial statements, including the Company’s specific disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and recommend to the Board their inclusion in the Company’s Annual Report on Form 10-K; and

  review and approve the Company’s code of business conduct and ethics.

The Audit Committee is also responsible for the preparation of the Audit Committee Report that is included in this Proxy Statement on page 61.

Members: Richard J. Harrington; William Curt Hunter; Robert J. Keegan; and Robert A. McDonald.

Chairman: Mr. Harrington

Mr. Britt served on the Audit Committee until May 2011. The Board has determined that all of the members of the Audit Committee are (1) independent under the Company’s Corporate Governance Guidelines and under the applicable SEC and NYSE Corporate Governance Rules and (2) “audit committee financial experts,” as defined in the applicable SEC rules, and are financially literate. Designation or identification of a person as an audit committee financial expert does not impose any duties, obligations or liability that are greater than the duties, obligations and liability imposed on such person as a member of the Audit Committee and the Board of Directors in the absence of such designation or identification.

Compensation Committee (4 meetings)

A copy of the charter of the Compensation Committee is posted on the Company’s website at www.xerox.com/governance.

The responsibilities of the Compensation Committee include:

  oversee development and administration of the Company’s executive compensation plans;

  set the compensation of the CEO and other executive officers;

  review and approve the performance goals and objectives for the compensation of the CEO and other executive officers;

  oversee the evaluation of the CEO and other executive officers;

  have sole authority to retain and terminate the consulting firms engaged to assist the Committee in the evaluation of the compensation of the CEO and senior management;

  consult with the CEO and advise the Board about senior management succession planning; and

  review and approve employment, severance, change-in-control, termination and retirement arrangements for executive officers.

The Compensation Committee is also responsible for reviewing and discussing the Compensation Discussion and Analysis (CD&A) with management, and has recommended to the Board that the CD&A be included in the Company’s Proxy Statement (beginning on page 22) and incorporated by reference in the Company’s 2011 Annual Report on Form 10-K. The CD&A discusses the material aspects of the Company’s compensation objectives, policies and practices. The Compensation Committee’s report appears on page 44 of this Proxy Statement.

The Compensation Committee has not delegated its authority for compensation for executive officers. The Compensation Committee has, however, delegated authority under the Company’s equity plan to the CEO to grant equity awards to employees who are not executive officers. The CEO is responsible for setting the compensation of, reviewing performance goals and objectives for, and evaluating officers who are not executive officers.

Officer compensation decisions are made by the Compensation Committee after discussing recommendations with the CEO and the Senior Vice President of Human Resources. The Chief Financial Officer confirms the Company’s financial results used by the Compensation Committee to make compensation decisions. The Chief Financial Officer may attend Compensation Committee meetings to discuss financial targets and results for the Annual Performance Incentive Plan and the Executive Long-Term Incentive Program as described in the CD&A. The Compensation Committee meets in executive session to review and approve compensation actions for the CEO and Chairman.

The Compensation Committee has retained Frederic W. Cook & Co., Inc. as an independent consultant to the Compensation Committee. Frederic W. Cook & Co., Inc., including Mr. Cook, provides no services to management and provides an annual letter to the Compensation Committee affirming its independence. The consultant’s responsibilities are discussed beginning on page 25 of this Proxy Statement.

Members: Glenn A. Britt; Robert J. Keegan; and Robert A. McDonald.

Chairman: Mr. Britt

N.J. Nicholas Jr. served as Chairman of the Compensation Committee until May 2011. The Board has determined that all of the members of the Compensation Committee are independent under the Company’s Corporate Governance Guidelines and the NYSE Corporate Governance Rules. In addition, each Committee member is a “non-employee director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934, and is an “outside director” as defined in section 162(m) of the Internal Revenue Code.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee was or is an officer or employee of the Company or any of its subsidiaries. In addition, during the last fiscal year, none of our executive officers served on the compensation committee (or its equivalent) or board of directors of another entity whose executive officer served on our Board or Compensation Committee.

Corporate Governance Committee (5 meetings)

A copy of the charter of the Corporate Governance Committee is posted on the Company’s website at www.xerox.com/governance.

The responsibilities of the Corporate Governance Committee include:

  identify and recommend to the Board individuals to serve as directors of the Company and on Board committees;

  advise the Board regarding Board composition, procedures and committees;

  develop, recommend to the Board and annually review the corporate governance principles applicable to the Company;

  review significant environmental and corporate social responsibility matters;

  administer the Company’s Related Person Transactions Policy;

  evaluate and recommend director compensation to the Board; and

  oversee the annual Board and committee evaluation processes.

The Corporate Governance Committee recommends to the Board nominees for election as directors of the Company and considers the performance of incumbent directors in determining whether to recommend their nomination.

Members: William Curt Hunter; Charles Prince; Ann N. Reese; and Sara Martinez Tucker.

Chairman: Ms. Reese

Ms. Tucker joined the Corporate Governance Committee on December 7, 2011. The Board has determined that all of the members of the Corporate Governance Committee are independent under the Company’s Corporate Governance Guidelines and the NYSE Corporate Governance Rules.

Finance Committee (3 meetings)

A copy of the charter of the Finance Committee is posted on the Company’s website as described above.

The responsibilities of the Finance Committee are:

  review the Company’s cash position, capital structure and strategies, financing strategies, insurance coverage and dividend policy; and

  review the adequacy of funding of the Company’s funded retirement plans and welfare benefit plans in terms of the Company’s purposes.

Members: Charles Prince; Ann N. Reese; Sara Martinez Tucker; and Mary Agnes Wilderotter.

Chairman: Mrs. Wilderotter

N.J. Nicholas Jr. served on the Finance Committee until May 2011. Ms. Tucker joined the Finance Committee on December 7, 2011. The Board has determined that all of the members of the Finance Committee are independent under the Company’s Corporate Governance Guidelines and the NYSE Corporate Governance Rules.

Attendance and Compensation of Directors

Attendance: 6 meetings of the Board of Directors and 24 meetings of the Board committees were held in 2011. All incumbent directors attended at least 75 percent of the total number of meetings of the Board and Board committees on which they served. The Company’s policy generally is for all members of the Board of Directors to attend the Annual Meeting of Shareholders. All nominees who served as directors last year attended the 2011 Annual Meeting of Shareholders.

We believe that attendance at meetings is only one means by which directors may contribute to the effective management of the Company and that the contributions of all directors have been substantial and are highly valued.

Summary of Director Compensation

Compensation for our directors is determined by the Corporate Governance Committee and approved by the full Board of Directors. Directors who are our employees receive no additional compensation for serving as a director. Accordingly, Ms. Burns did not receive any additional compensation for her service on the Board during 2011.

During fiscal year 2011, the annual cash retainer for directors was $65,000; the value of the annual equity retainer for directors was $130,000; the chairman of the Audit Committee received an additional $20,000; Audit Committee members received an additional $10,000; the chairman of the Compensation Committee received an additional $15,000; Compensation Committee members received an additional $5,000; the chairmen of the Corporate Governance and Finance Committees each received an additional $10,000; and the Lead Independent Director received an additional $15,000. The directors do not have an option to receive additional equity in lieu of cash, but do have the option to defer their cash payments under the existing Xerox Corporation Deferred Compensation Plan for Directors. Directors also receive reimbursement for out-of-pocket expenses incurred in connection with their service on the Board.

Each non-employee director is required to establish a meaningful equity ownership interest in the Company. This is achieved by paying the director’s equity fees in DSUs, which by their terms are required to be held until the earlier of one year after termination of Board service or the date of death. DSUs are a bookkeeping entry that represents the right to receive one share of the Company’s Common Stock at a future date. DSUs include the right to receive dividend equivalents, which are credited in the form of additional DSUs, at the same time and in approximately the same amounts that the holder of an equivalent number of shares of Common Stock would be entitled to receive in dividends. The DSUs are issued under the 2004 Directors Plan, which was approved by the Xerox shareholders at the 2004 Annual Meeting of Shareholders. Individually, the compensation for each non-employee director during fiscal year 2011 was as follows:

					Change in
					Pension
					Value and
	Fees				Non-Qualified
	earned			Non-Equity	Deferred
	or paid in	Stock	Option	Incentive Plan	Compensation	All Other
	cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name of Director (1)	($) (2)	($) (3)	($)	($)	($) (4)	($) (4)	($)
Glenn A. Britt	87,500	130,000	—	—	—	—	217,500
Richard J. Harrington	85,000	130,000	—	—	—	—	215,000
William Curt Hunter	75,000	130,000	—	—	—	—	205,000
Robert J. Keegan	75,000	130,000	—	—	—	—	205,000
Robert A. McDonald	80,000	130,000	—	—	—	—	210,000
N. J. Nicholas, Jr.	72,500	130,000	—	—	—	—	202,500
Charles Prince	65,000	130,000	—	—	—	—	195,000
Ann N. Reese	82,500	130,000	—	—	—	—	212,500
Sara Martinez Tucker	21,667	43,333*	—	—	—	—	65,000
Mary Agnes Wilderotter	75,000	130,000	—	—	—	—	205,000
____________________

(1)	Ms. Tucker was elected to the Board of Directors on September 1, 2011. Her director compensation for 2011 was pro-rated. Mr. Nicholas will not stand for reelection in 2012.

(2)	No cash compensation was deferred in 2011 under the Deferred Compensation Plan for Directors.

(3)	Compensation awarded in the form of DSUs are reflected in this column. The amount presented in this column reflects the aggregate grant date fair value of the DSUs awarded during 2011 computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (FASB ASC) Topic 718, Compensation – Stock Compensation.

The total number and value of all DSUs as of the end of 2011 (based on the year-end closing market price of our Common Stock of $7.96) held by each director is as follows: Mr. Britt, 93,372 ($743,241); Mr. Harrington, 64,933 ($516,867); Mr. Hunter, 85,636 ($681,663); Mr. Keegan, 13,220 ($105,231); Mr. McDonald, 52,382 ($416,961); Mr. Nicholas, 68,731 ($547,099); Mr. Prince, 36,368 ($289,489); Ms. Reese, 73,424 ($584,455); and Mrs. Wilderotter, 48,021 ($382,247).

*Since Ms. Tucker joined the Board in September 2011, her pro-rated equity retainer of $43,333 was not issued until January 2012.

(4)	In accordance with applicable SEC rules, dividend equivalents paid in 2011 on DSUs are not included in “All Other Compensation” because those amounts were factored into the grant date fair values of the DSUs.

For information on compensation for directors who are officers, see the executive compensation tables beginning on page 45.

SECURITIES OWNERSHIP

Ownership of Company Securities

We are not aware of any person who, or group which, owns beneficially more than 5% of any class of the Company’s equity securities as of December 31, 2011, except as set forth below(1).

		Amount and
		Nature of		Percent
		Beneficial		of Class
Title of Class	Name and Address of Beneficial Owner	Ownership		(2)
Common Stock	Dodge & Cox	107,648,062	(2)	7.8%
	555 California Street, 40th Floor
	San Francisco, CA 94104
Common Stock	Franklin Mutual Advisers, LLC	85,260,447	(3)	6.4%
	101 John F. Kennedy Parkway
	Short Hills, NJ 07078-2789
Common Stock	State Street Corporation, as Trustee under
	other plans and accounts	83,247,849	(4)	6.0%
	State Street Financial Center
	One Lincoln Street
	Boston, MA 02111
Common Stock	BlackRock, Inc.	77,425,173	(5)	5.6%
	40 East 52nd Street
	New York, NY 10022
Common Stock	Darwin Deason	74,350,614	(6)	5.5%
	8181 Douglas Avenue, 10th Floor
	Dallas, TX 75225
____________________

(1)	The words “group” and “beneficial” are as defined in regulations issued by the SEC. Beneficial ownership under such definition means possession of sole voting power, shared voting power, sole dispositive power or shared dispositive power. The information provided in this table is based solely upon the information contained in the most recent Form 13G or Form 13G/A filed by the named entity with the SEC (other than the information provided regarding the holdings of State Street Corporation acting as ESOP Trustee under the Xerox ESOP). The percent of class is calculated as of December 31, 2011. Dodge & Cox, BlackRock, Inc. and Franklin Mutual Advisers, LLC

are registered investment advisers under the Investment Advisers Act of 1940, as amended. BlackRock, Inc. has subsidiaries that are investment advisers under the Investment Advisers Act of 1940, as amended, with beneficial ownership of the shares.

(2)	Within the total shares reported, as to certain of the shares, Dodge & Cox has sole voting power for 101,610,925 shares, sole dispositive power for 107,648,062 shares and has no shared voting or shared dispositive power for any of the shares. These securities are beneficially owned by clients of Dodge & Cox, which clients may include investment companies registered under the Investment Company Act of 1940 and other managed accounts.

(3)	Franklin Mutual Advisers, LLC has sole voting power and sole dispositive power for 85,260,447 shares, and has no shared voting power or shared dispositive power for any of the shares. These securities are beneficially owned by clients of Franklin Mutual, which clients may include investment companies registered under the Investment Company Act of 1940 and other managed accounts.

(4)	Within the total shares reported, as to certain of the shares, State Street Corporation has shared voting power and shared dispositive power for 83,247,849 shares, and has no sole voting power or sole dispositive power for any of the shares. As of December 31, 2011, State Street Corporation held 14,057,520 of the total reported shares as ESOP Trustee under the Xerox ESOP. Each ESOP participant may direct the ESOP Trustee as to the manner in which shares allocated to his or her ESOP account shall be voted. The ESOP Trust Agreement provides that the ESOP Trustee shall vote any shares allocated to participants’ ESOP accounts as to which it has not received voting instructions in the same proportions as shares in participants’ ESOP accounts as to which voting instructions are received. The power to dispose of shares is governed by the terms of the ESOP Plan and elections made by ESOP participants.

(5)	BlackRock, Inc. and its subsidiary companies have sole voting power and sole dispositive power for 77,425,173 shares, and have no shared voting power or shared dispositive power for any of the shares.

(6)	Based solely on the Form 13G filed on February 16, 2010, as of February 5, 2010, Darwin Deason had sole voting power and sole dispositive power for 74,350,614 shares, and had no shared dispositive or shared voting power for any of the shares. The percent of class is based on 1,352,848,522 shares of the Company’s total common stock outstanding on December 31, 2011. The total number of shares and the percent of class reported for Mr. Deason includes 300,000 shares of Xerox Series A Convertible Perpetual Preferred Stock held by Mr. Deason that are convertible into 26,966,280 shares of the Company’s Common Stock and options held by Mr. Deason which are exercisable for 4,251,173 shares of the Company’s Common Stock.

Shares of Common Stock of the Company owned beneficially by its directors and nominees for director, each of the current executive officers named in the Summary Compensation Table and all directors and current executive officers as a group, as of February 29, 2012, were as follows:

	Amount	Total
Name of	Beneficially	Stock
Beneficial Owner	Owned	Interest
Lynn R. Blodgett	3,439,780	3,694,760
Glenn A. Britt	1,000	102,382
Ursula M. Burns	842,223	2,193,664
James A. Firestone	793,676	1,208,740
Richard J. Harrington	856	73,799
William Curt Hunter	50	101,163
Robert J. Keegan	0	21,230
Luca Maestri	0	0
Robert A. McDonald	0	60,392
N. J. Nicholas, Jr.*	118,100	268,249
Charles Prince	10,000	54,378
Ann N. Reese	11,654	93,088
Sara Martinez Tucker	0	13,350
Mary Agnes Wilderotter	0	56,031
Armando Zagalo de Lima	289,060	670,006
All directors and executive officers as a group (19)	5,881,655	9,465,970
____________________

*	Mr. Nicholas will not stand for reelection in 2012.

     Percent Owned by Directors and Executive Officers: Less than 1% of the aggregate number of shares of Common Stock outstanding at February 29, 2012 is owned by any director or executive officer. The amount beneficially owned by all directors and executive officers as a group amounted to less than 1%.

     Amount Beneficially Owned: The numbers shown are the shares of Common Stock considered beneficially owned by the directors and executive officers in accordance with SEC rules. Shares of Common Stock which executive officers and directors had a right, within 60 days, to acquire upon the exercise of options or rights are included. Shares held in a grantor retained annuity trust (GRAT) or by family members, shares held in the ESOP accounts and vested shares, the receipt of which have been deferred under one or more equity compensation programs, are also included. All these are counted as outstanding for purposes of computing the percentage of Common Stock outstanding and beneficially owned.

     Total Stock Interest: The numbers shown include the amount shown in the Amount Beneficially Owned column plus options held by directors and executive officers not exercisable within 60 days, DSUs, performance shares and restricted stock units. The numbers also include the interests of executive officers and directors in the Xerox Stock Fund under the Xerox Corporation Savings Plan and the Deferred Compensation Plans.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the 1934 Act requires the Company’s directors, executive officers and persons who own more than ten percent of the Common Stock of the Company, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of Common Stock of the Company. Directors, officers and greater than ten percent shareholders are required by the regulations of the SEC to furnish the Company with copies of all Section 16(a) reports they file. Based solely on review of the copies of such reports furnished to the Company or written representations that no other reports were required to be filed with the SEC, the Company believes that all reports for the Company’s directors and executive officers that were required to be filed under Section 16 of the Securities Exchange Act of 1934 during the fiscal year ended December 31, 2011 were timely filed.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

2011 Performance Overview

2011 was another year of steady progress for Xerox. Highlights of our 2011 financial performance include:

  Total revenue was $22.6 billion, up 5 percent from the prior year and includes a 2-percentage point favorable impact from currency. On a pro forma basis (in which we include ACS results from January 1 through February 5 in our historical 2010 results), revenue was up 2 percent and includes a 2 percentage point favorable impact from currency.

  Adjusted Earnings per Share (EPS) of $1.08, an increase of 15 percent from the prior year. GAAP EPS of $0.90 was adjusted to exclude the amortization of intangible assets of $0.17 and the loss on early extinguishment of a liability of $0.01.

  Cash Flow from Operations of $2 billion. Our strong cash generation enables us to provide a return to shareholders through our share repurchase program and maintain our quarterly dividend.

Throughout the year, we faced a number of challenges. The earthquake in Japan impacted our supply chain in the first half of 2011. The European economies weakened during the latter part of the year. The political and social turmoil in the Middle East remains disruptive and affects our developing markets business. Start-up costs for the significant number of large services signings put pressure on our margins. Despite these challenges, we delivered solid financial results.

Linking Pay to Performance

Our compensation philosophy is to attract, retain and develop first-class executive talent, reward past performance and motivate future performance. Our approach to executive compensation is to pay for performance and align executive compensation with the Company’s business strategy and the creation of long-term shareholder value. We reward named executive officers when the Company achieves annual and long-term performance objectives. Likewise, performance below targeted levels results in less than target compensation. Generally, two-thirds or more of our named executive officers’ pay is performance-based and, therefore, at risk and variable from year to year. In 2011, 89% of our Chief Executive Officer’s target compensation was performance-based. By making performance a substantial component of executive compensation, we link our executives’ short- and long-term interests to those of our shareholders. Named executive officer compensation for 2011 was consistent with the objectives of our compensation philosophy and with our performance. The compensation actions taken by the Compensation Committee for our named executive officers are summarized below:

  Base Salaries: Based on concerns about the continuing weakness in the worldwide economy, the Committee determined that there would be no salary increases for named executive officers in 2011.

  Short-Term Incentives: revenue growth, earnings per share and core cash flow from operations were the 2011 performance measures for our annual short-term incentive program. Performance with respect to revenue growth was below threshold on a pro forma, constant currency basis; earnings per share was above target; and core cash flow from operations performance was below target. Based on these mixed performance results, the Compensation Committee used its negative discretion and approved short-term incentive awards accordingly for our named executive officers.

  Long-Term Incentives: The performance measures for our performance share award program in 2011 were revenue growth (which was a new measure added in 2011 to better reflect our business model), Earnings per Share and Core Cash Flow from Operations. Three of our named executive officers received increases in the target grant date value of their long-term incentive awards in 2011, driven by their significant roles at Xerox, internal comparisons and a review of external peer group data. However, shares actually earned for 2011 performance were lower than target, based on Core Cash Flow from Operations performance results. The CEO did not receive an increase in her long-term incentive award value.

  Historical Payout Under Our Long-Term Incentive Program

  Long-term incentives represent the majority of each of our named executive officer’s target compensation. Our annual long-term incentive awards are provided in the form of performance shares. From time to time, the Compensation Committee approves retention awards in the form for Restricted Stock Units. Under our long-term incentive performance share program, the number of performance shares that are earned and vest are based on achievement of performance goals over a three-year performance period and are directly linked to performance of the Company and shareholder value. If our shareholder value increases or decreases, so does the value of the executives’ performance shares. For example, performance share awards that were granted to participating named executive officers in July 2008 vested in July 2011. Based on achievement against performance measures and the stock price on the vesting date, the payout received was valued at 48% of the target grant date value. As an illustration, in July 2008, Ms. Burns received a target award valued on the grant date at $4 million. The value of her award on the vesting date in July 2011 was $1.9 million.

The chart below reflects historical payouts based on achievement against performance measures and the actual stock price on the vesting date:

		Performance Payout Factor	Actual Payout Value at Vesting as
Grant Date	Vesting Date	as a % of Shares Granted	a % of Grant Date Award Value*
4/1/2006	4/1/2009	135%	42%
7/1/2007	7/1/2010	80%	35%
7/1/2008	7/1/2011	60%	48%
____________________

*	The actual payout value is based on the calculated performance payout factor and the stock price on the vesting date.

Best Practices

The Committee regularly reviews executive compensation best practices and, consistent with these practices, made the following changes:

  After December 31, 2012, all Unfunded Supplemental Executive Retirement Plan (SERP) accruals will be frozen

  Added a clawback provision to our equity award agreements to permit recoupment of incentive compensation paid during the preceding three years, in excess of what would have been paid under an accounting restatement in the event of material noncompliance with financial reporting requirements resulting in an accounting restatement

Other best practices in place at Xerox include:

  Emphasizing pay for performance to align executive compensation with the Company’s business strategy and the creation of long-term shareholder value

  Annual equity awards typically granted 100% in performance shares

  Stock ownership and post-retirement stock holding requirements

  No excise tax reimbursement for new change in control severance agreements entered into in October 2010 and later. Initiated phase out of excise tax gross-ups for agreements entered into prior to October 2010.

  Double-trigger vesting of equity awards upon a change in control

  Clawback provisions that permit recoupment in the event the participant engages in detrimental activity against Xerox

  Non-compete and non-solicitation agreements with key employees (where permissible under local law), prohibiting key employees who leave the Company from competing against the Company and from soliciting Xerox customers or current employees for a certain period of time after leaving the company

  Limited perquisites and no tax gross-ups on perquisites

  Independent consultant to the Committee who does not perform any other services for the Company

  Talent reviews are conducted annually with the Board to address succession planning and development of key executives

  Prohibition on hedging of Company stock

  Generally no employment agreements or golden parachutes

OVERVIEW

Shareholder value is delivered through a world-class management team. Our executive compensation program plays an important role in attracting, retaining, and rewarding people with the ability, drive and vision to manage our business and ensure our long-term success. Our executive compensation program is a significant component of our ability to create an advantage for Xerox in an increasingly competitive global market.

The Company named Luca Maestri to succeed Lawrence A. Zimmerman as Chief Financial Officer, effective February 16, 2011. Mr. Zimmerman stepped down from his position of Chief Financial Officer effective February 15, 2011 and retired from the Company on April 1, 2011. The named executive officers are the CEO, CFO and the three most highly compensated executive officers other than the CEO and CFO. The former Chief Financial Officer is also a named executive officer for 2011. The named executive officers for 2011 are:

Ursula M. Burns	Chairman and Chief Executive Officer
Luca Maestri	Executive Vice President and Chief Financial Officer
Lynn R. Blodgett	Executive Vice President; President, Services Business
Armando Zagalo de Lima	Executive Vice President; President, Technology Business
James A. Firestone	Executive Vice President; President, Corporate Operations
Lawrence A. Zimmerman	Former Vice Chairman and Chief Financial Officer
____________________

Our compensation objectives are to:

  attract first-class executive talent

  retain key leaders

  reward past performance

  motivate future performance

  align the long-term interests of our officers with those of our shareholders foster the identification and development of leadership potential in key talent

Our executive compensation program is designed to develop and motivate the individual and collective abilities of our management team. We consider Company business performance and the competitive marketplace in the design, delivery and funding of our total compensation program. We use a variety of compensation elements to achieve these objectives, including base salary, short-term incentives and long-term incentives. Our executive compensation program provides a framework for governing our overall employee compensation program by setting general standards of performance. This helps to create an environment that links goals, expectations and performance to rewards.

OVERSIGHT OF THE EXECUTIVE COMPENSATION PROGRAM

The Compensation Committee (Committee) administers the executive compensation program on behalf of the Board and our shareholders. The members of the Committee are Glenn A. Britt, who serves as the Committee chair, Robert A. McDonald and Robert J. Keegan. Mr. N.J. Nicholas, Jr. served as the Committee chair until May 26, 2011. The Committee is composed entirely of independent members of the Board, consistent with the governance standards under the listing requirements of the NYSE.

The Committee’s responsibilities are discussed on page 17 of this Proxy Statement, and a complete description of its responsibilities and functions is set forth in its charter, which can be found on the Company’s website at www.xerox.com/governance. For additional information on the members of the Committee, see “Biographies.”

The Committee has retained the services of an independent compensation consulting firm, Frederic W. Cook & Co., Inc., to assist with its responsibilities. This consultant works only for the Committee and has performed no work for the Company since being retained as an independent consultant to the Committee. As provided in its charter, the Committee has the authority to determine the scope of the consultant’s services and may terminate the consultant’s engagement at any time. The consultant reports to the Committee chair and is an independent resource if the Committee has any questions or wishes to discuss issues. During fiscal 2011, the consultant provided the following services:

  continuously updated the Committee on trends in executive compensation, including providing the Committee chair with proactive advice on emerging trends and best practices;

  reviewed officer compensation levels and the Company’s overall performance compared to a peer group made up of organizations with which the Company is likely to compete for executive expertise, as well as companies of similar size and scope (see Our Executive Compensation Principles for additional information on the Xerox peer group);

  reviewed incentive compensation designs for short-term and long-term programs;

  advised the Committee on peer group companies for pay and performance comparisons;

  reviewed total shareholder return compared to the Xerox peer group, the S&P 500 and an industry peer group composed of companies in the S&P 500 IT Index;

  reviewed the Compensation Discussion & Analysis and related compensation tables for the proxy statement;

  reviewed Committee materials with management before distribution to Committee members in order to advise management and the Committee of possible issues and suggested changes;

  attended Committee meetings as requested by the Committee chair, including meetings in executive session; and

  specifically advised the Committee on CEO compensation decisions.

OUR EXECUTIVE COMPENSATION PRINCIPLES

The following core principles reflect the compensation philosophy of the Company with respect to the named executive officers, as established and refined from time to time by the Committee:

1.	Compensation should reinforce the Company’s business objectives and values.

2.	Compensation should be linked to performance and should not motivate unnecessary risk for the Company.

3.	There should be flexibility in allocating the various compensation elements.

4.	Compensation opportunities should be competitive.

5.	Incentive compensation should balance short-term and long-term performance.

6.	Named executive officers should have financial risk and reward tied to their business decisions.

These principles are intended to motivate the named executive officers to improve the Company’s financial performance; to be personally accountable for the performance of the business units, divisions, or functions for which they are responsible; and to collectively make decisions about the Company’s business that will deliver value to shareholders over the long term. Here is how we put these principles into practice:

1. Compensation should reinforce the Company’s business objectives and values.
Our executive compensation program includes the incentives necessary to reward the contributions and leadership that serve to increase profits, revenue, operating cash flow and shareholder value; enhance confidence in our financial stewardship; create and maintain the high morale and commitment of our employees; and enhance our reputation as a responsible corporate citizen.

2. Compensation should be linked to performance and should not motivate unnecessary risk for the Company.
We consider both business performance and the competitive marketplace when we design, deliver and fund our compensation programs. We pay for performance by rewarding superior performers with premium compensation. We reward named executive officers when the Company achieves annual and long-term performance objectives. Likewise, performance below targeted levels results in less than target compensation. The Committee believes that a significant portion of a named executive officer’s total compensation should be variable and tied to how well the Company, the individual, and the individual’s business unit, division, or function performs against financial and non-financial objectives. Generally two-thirds or more of our named executive officers’ pay is performance-based and, therefore, at risk and variable from year to year.

In 2011, performance-based compensation was approximately 79% or more of total target compensation with the exception of Mr. Zimmerman who retired on April 1 and did not receive a long-term incentive award. For Ms. Burns, performance-based compensation was 89% of her total target compensation. Total target compensation includes base salary, target annual short-term cash incentives and target annual long-term equity incentive awards.

The philosophy and design of our programs are intended to keep executives focused on both the short-term and long-term performance of the Company. The Committee considers the impact of these programs on the behavior of the senior management team, including named executive officers, particularly related to short-term and long-term incentives. Performance objectives should not incent executives to take unnecessary risk that could jeopardize the health and future of the Company. The Committee believes that our programs motivate positive behavior while balancing risk and reward, consistent with the interests of shareholders. A risk assessment was conducted for broad-based and executive compensation plans covering all employees. Based on this assessment and a review of our internal controls, it was determined that our compensation plans and practices do not motivate behavior that could have a material adverse impact on the Company. This pay is also subject to certain clawbacks in the event of material accounting restatements or engagement in detrimental activity against the Company.

3. There should be flexibility in allocating the various compensation elements.
The Committee believes that the majority of our named executive officers’ compensation should be at risk through short-term cash and long-term equity incentives. It does not target any specific mix of elements of compensation in cash versus equity, or in fixed pay versus variable pay. Instead, the Committee has the flexibility to establish compensation consistent with the principle that the majority of pay should be at risk.

4. Compensation opportunities should be competitive.
Our total compensation program must be flexible to competitively attract, retain and motivate talent to drive the business in a global market. The Committee does not target a specific competitive position relative to the market in considering the compensation of our named executive officers. However, to further this principle, the Committee does review peer group compensation data from proxy statements annually to ensure that our executive compensation program for named executive officers is competitive in the global office equipment, technology, document services and business process and information technology outsourcing industries and with the Company’s direct competitors.

Xerox Peer Group
The Committee compares named executive officer pay to peer group proxy data. Our peer group is made up of companies with which we are likely to compete for executive talent as well as companies of similar size and scope. The Committee regularly reviews the appropriateness of the peer group. As such, a new peer group was established for 2011 to reflect our acquisition of Affiliated Computer Services, Inc. (ACS) and the Company’s resulting shift towards a services-based business model. The 2011 peer group is comprised of companies that share a similar business model in one or more areas, including their mix of goods and services, technology focus, strong brand recognition and focus on global operations. The median revenue of this peer group was approximately $23 billion (with Xerox revenue of $22 billion) as of July 2011 when the Committee last reviewed the peer group data. The 25th percentile for the peer group revenue data was $16 billion and the 75th percentile was $41 billion.

The 2011 peer group is listed below:

Accenture	EMC	Pitney Bowes
Automatic Data Processing	Emerson Electric	Ricoh*
Canon*	Hewlett-Packard	Seagate Technology
Cisco Systems	Honeywell International	Texas Instruments
Computer Science Corp.	Intel Corp.	3 M
Dell	Lexmark International	United Technologies
E.I. du Pont de Nemours and Co.	Motorola Solutions
____________________

*	Not included in pay comparisons as these are non-U.S. headquartered companies and compensation data are not readily available.

5. Incentive compensation should balance short-term and long-term performance.
While the Committee seeks to structure a balance between achieving strong annual results and ensuring the Company’s long-term viability and success, it does not target a specific mix of short-term and long-term incentives. Named executive officers are regularly provided incentive opportunities based on achievement of both short-term and long-term objectives. The portion of total compensation represented by the Company’s short-term and long-term incentive programs increases with positions at higher levels of responsibility such as those held by named executive officers who have the greatest influence over time on the Company’s strategic direction and results.

6. Named executive officers should have financial risk and reward tied to their business decisions.
The Committee believes that named executive officers should have a financial interest in the Company’s long-term results. Consequently, we require our named executive officers to be shareholders of the Company and provide them various ways to do so. In addition, the majority of the compensation of our named executive officers is designed to be at risk through short-term and long-term incentives.

Ownership Requirements

We require each named executive officer as a participant in the Executive Long-Term Incentive Program (E-LTIP) to build and maintain a meaningful level of stock ownership by owning equity equal in value to three times their base salary. (A description of the E-LTIP can be found in the section on “Long-Term Incentives.”) E-LTIP awards are subject to a mandatory holding requirement. As determined by the Committee, named executive officers must retain at least 50% of the shares acquired through the vesting of awards, net of taxes, until they achieve their required level of ownership. Once achieved, named executive officers must continue to maintain their ownership level until separation from the Company. A retention requirement is also applicable for up to one year following separation (including retirement). The CEO has the authority to permit discretionary hardship exceptions from the ownership and holding requirements to enable participants with financial need to access their vested shares. No such exceptions have been requested. Named executive officers are prohibited from engaging in short-swing trading and trading in puts and calls with respect to Xerox stock. Shares that count towards reaching ownership requirements include shares owned outright (whether or not held in street name), shares held in an ESOP account, earned Performance Shares, outstanding Restricted Stock Units, deferred Performance Shares and Restricted Stock Units, Deferred Compensation that mirrors investments in the Xerox stock fund, and 401(k) savings invested in the Xerox Stock Fund.

Hedging

Our executive officers are prohibited from using any strategies or products to hedge against the potential changes in the value of Xerox stock.

Window Trading

Under the Company’s insider trading policy, officers may only purchase or sell Xerox securities during “window” periods, which are 10-business day periods that begin on the third business day following the date of each quarterly earnings announcement. The only exception to this is for officers who have entered into a trading plan pursuant to SEC Rule 10b5-1.

PERFORMANCE OBJECTIVES

The Committee sets performance objectives for the CEO. The CEO sets performance objectives for other named executive officers who are her direct reports. The objectives for these named executive officers align with those of the CEO. The CEO’s 2011 performance objectives included:

  financial growth (revenue growth, earnings per share and cash flow)

  driving business growth (expanding document services outsourcing business, realizing Xerox/ACS synergy opportunities, expanding market reach)

  engaging employees, shareholders and customers in Xerox mission (regularly communicating Company vision, key next steps and progress, retaining talent, enhancing customer focus, maintaining focus on global environment through sustainable innovation and development)

  refining and implementing organizational structure with a focus on performance excellence enhancing Xerox competitiveness and flexibility (expanding and strengthening our brand, continuing to advance IT infrastructure, building and deploying global HR strategy and practices)

The Committee expects a high level of individual and collaborative performance and contributions, consistent with our named executive officers’ level of responsibility. The Committee discusses and evaluates the quality of the overall performance of the CEO after considering the CEO’s self-assessment and Company’s performance. The CEO in turn reviews with the Committee her assessment of the performance of the other named executive officers. However, named executive officers are not compensated based on individual performance objectives. Base salary increases, short-term incentive targets and long-term incentives are determined based on a review of peer group data and internal comparisons to ensure that pay is competitive and is consistent with company succession planning objectives, and that there is internal pay equity to differentiate pay among executive officers. Named executive officer short-term incentive payments are not structured around achievement of individual performance objectives. They are earned as a team working together to achieve company results and are determined based on overall quantitative financial performance of the company.

COMPONENTS OF THE EXECUTIVE COMPENSATION PROGRAM

The primary elements of our executive compensation program for our named executive officers are:

1.	base salary

2.	short-term incentives

3.	long-term incentives

4.	pension plans

5.	401(k) savings plans

6.	perquisites and personal benefits

7.	change-in-control severance benefits

ACS Acquisition – Mr. Blodgett’s Compensation

A Senior Executive Agreement (“SEA”) was entered into among Mr. Blodgett, ACS and Xerox on September 27, 2009, in connection with the acquisition of ACS, which was completed on February 5, 2010. The purpose of the SEA was to terminate in all respects the prior change of control agreement (“Prior Change of Control Agreement”) that existed between Mr. Blodgett and ACS. The terms of the SEA were the result of negotiations among the parties. In exchange for the SEA, the Prior Change of Control Agreement ceased to have effect. For this reason, many of the elements of Mr. Blodgett’s compensation are provided under the SEA and may not be comparable to the elements of compensation described above. A separate summary of Mr. Blodgett’s compensation under the SEA appears beginning on page 41.

New Chief Financial Officer – Mr. Maestri’s Compensation

Mr. Maestri’s 2011 compensation was approved as part of his new hire package in December 2010 when he was elected to the position of Chief Financial Officer, effective February 16, 2011. A summary of Mr. Maestri’s new hire compensation package can be found on page 41.

Former Vice Chairman and Chief Financial Officer – Mr. Zimmerman’s Compensation

Although Mr. Zimmerman stepped down from his position of Chief Financial Officer, effective February 15, 2011, and retired from the company on April 1, 2011, he still qualifies as a named executive officer for 2011. Mr. Zimmerman’s compensation for 2011 is presented in the Summary Compensation Table and other tables as appropriate.

The Role of Shareholder Say-on-Pay Votes

At the Company’s annual meeting of shareholders held in May 2011, a substantial majority of the votes cast on the annual advisory vote on executive compensation proposal were voted in favor of the proposal. Although the Committee believes the favorable vote supports the Company’s approach to compensation, the Committee decided to undertake a comprehensive review of the Company’s executive compensation program for 2013. After considering the outcome of the advisory vote, no significant changes to the executive compensation program were made by the Committee for 2012. The Company will continue to reach out to institutional investors and the Committee will continue to consider the outcome of the Company’s say-on-pay votes when making future compensation decisions for the named executive officers.

Establishing Executive Compensation

Each year, the Committee is provided with a comparison of the compensation of the Company’s named executive officers with that of the named executive officers of the Company’s peer group (peer group is described under “Our Executive Compensation Principles”). Peer group compensation data for the following components is gathered from the most recent proxy statements for these elements of pay:

  base salary

  short-term incentives

  total cash compensation (base salary plus short-term incentives)

  long-term incentives

  total compensation (total cash plus long-term incentives)

The proxy peer group data was collected by Buck Consultants, an ACS subsidiary, which provides consulting services to management, and was analyzed and presented to the Committee by Frederic W. Cook & Co., Inc., the Committee’s consultant. The peer group target compensation for each named executive officer is used as a competitive reference point but is not used as a specific benchmark or to target a specific percentile of the market. However, the primary reference point presented is the median of the peer group data. The Committee’s consultant also conducts an analysis of actual named executive officer compensation and the Company’s overall performance compared to actual compensation and performance of our peer group. The Company’s performance in relation to the peer group, including total shareholder return, is reviewed by the Committee in considering appropriate compensation.

To assist the Committee in its review of compensation, Ms. Burns presents her evaluation of the management team to the Committee, including a review of contributions and performance over the past year, and recommends compensation actions. Following this presentation, the Committee makes its own assessments and formulates compensation amounts for each named executive officer for base salary, and short-term and long-term incentives. For each named executive officer (and for each component of compensation), in addition to a review of peer group data, the Committee assesses past contributions, expected future contributions, overall Company performance, succession planning objectives, retention objectives and internal equity with respect to each named executive officer’s compensation compared to other officers within the Company. The Committee also considers affordability. Once all components of compensation are established, the Committee balances this assessment against competitive pay practices and verifies that the total compensation for each named executive officer is appropriate and competitive.

The CEO is not present when the Committee discusses and establishes her annual compensation. Ms. Burns’ target compensation is reviewed against peer group data as a reference point and takes into account overall Company performance and her role in leading Xerox. Ms. Burns’ compensation is higher than that of our other named executive officers due to her significantly greater scope of responsibility. Her compensation opportunity is competitive with the compensation of peer group CEOs and is determined under the same programs and policies as other Xerox named executive officers.

This process of establishing executive compensation is completed with the input of the Committee’s consultant and includes a review of evolving market practices, external regulatory and other developments, the market for executive talent, and the Committee’s and Company’s executive compensation philosophy. To assist in the overall understanding of compensation, the Committee also reviews named executive officer compensation under various termination scenarios as provided in the table on Potential Payments upon Termination or Change in Control, but this is not a material driver of compensation decisions.

2011 Total Target Compensation

For purposes of market comparisons, total target compensation (base salary + target short-term incentive award + target long-term incentive award), equal to plus or minus 20% of the peer group median, is considered within target range. When analyzing the value of our long-term incentive awards, we include the target award value. The value of special, one-time retention restricted stock unit awards are excluded from our calculations. This approach is consistent with how we review peer group data.

The 2011 total target compensation for our named executive officers in relation to the median of the peer group’s total target compensation (based on the most current proxy data available) was as follows:

  Ms. Burns was 7% below the median.

  Mr. Maestri was 23% below the median.

  Mr. Blodgett’s compensation was at the median.

  Mr. Zagalo de Lima was 9% above the median.

  Mr. Firestone was 16% above the median.

  Since the Committee was aware of Mr. Zimmerman’s intention to retire in April 2011, it did not review his compensation against 2011 market data.

For additional information, see the Executive Compensation Summary for Lynn Blodgett and the Summary Compensation Table.

1. Base Salary
Base salary is the fixed pay element of our compensation program. Every year, the Committee determines the base salary of the CEO and Chairman, and reviews and approves the CEO’s recommendation for the base salaries of the other named executive officers. The Committee typically reviews and approves base salaries each February.

The Committee also reviews named executive officer salaries when there is a specific change, such as a promotion or achievement of an extraordinary level of performance. Salary increases are determined based on a review of peer group proxy data and internal comparisons to ensure that pay is competitive, that any increases are consistent with Company succession planning objectives and that there is internal equity to differentiate pay among named executive officers.

2011 Base Salary Actions

Consistent with the decision not to give base salary increases to executives in 2011 as a result of the uncertain business environment (unless there had been a promotion or a significant increase in scope of responsibility), no base salary increases were given to our named executive officers. The salaries paid to the named executive officers during fiscal year 2011 are shown in the Summary Compensation Table.

2. Short-Term Incentives
Every February, the Committee approves a Short-Term Incentive Pool under the Xerox Corporation 2004 Performance Incentive Plan, as amended and restated (2004 Performance Incentive Plan) for the CEO and other executive officers, including the named executive officers, under which each participating officer is entitled to a specified portion of the pool if certain pre-established performance goals are attained. The total of the allocated portions does not exceed 100% of the pool. These short-term incentive opportunities provide variable cash compensation based on the achievement of annual performance objectives. In 2011, the pool was funded by 2% of the Performance Profit achieved during the year. The Committee defined Performance Profit as income from continuing operations before income taxes, equity income, discontinued operations and extraordinary items, excluding restructuring charges and amortization of intangibles as identified in the audited financial statements. The Committee determines these awards according to the Company’s Annual Performance Incentive Plan (APIP). A named executive officer’s APIP award may be less than the officer’s specified portion of the Short-Term Incentive pool, but will never exceed their portion of the pool.

The process begins after the close of the previous fiscal year (December 31) when the financial results of the Company have been made available to the Board of Directors. The Board then reviews the Company’s annual operating plan for the new fiscal year. At its February meeting, the Committee:

  assesses performance against goals and determines awards for the previous fiscal year sets the overall Company performance measures and payout ranges for the new fiscal year establishes a target, threshold, and maximum short-term incentive opportunity for each named executive officer for the new fiscal year

Short-term incentives are generally paid by early April of each year for the previous fiscal year’s performance. Short-term incentives for named executive officers are based on both the CEO’s and the Committee’s assessment of actual Company-wide performance against Company performance objectives set by the Committee in the prior year.

Short-Term Incentive Performance Measures

Working with the CEO, the Committee generally sets the APIP short-term incentive performance measures with an expectation of reasonable year-over-year improvement:

2011 APIP performance measures, weightings and targets

The measures, weightings and target to maximum ranges set by the committee in February 2011 were as follows:

  adjusted earnings per share (weighted at 40%) of $1.05 - $1.10 core cash flow from operations (weighted at 40%) of $2.6 billion - $2.8 billion, defined as operating cash flow adjusted to exclude the net changes in finance receivables and on-lease equipment constant currency revenue growth (weighted at 20%) of 3%-5%, defined as revenue growth adjusted to exclude the impact of changes in the translation of foreign currencies into U.S. dollars

2012 APIP performance measures, weightings and target ranges

The measures, weightings and target to maximum ranges set by the committee in February 2012 are as follows:

  adjusted earnings per share (weighted at 40%) of $ 1.15 - $ 1.18 operating cash flow (weighted at 40%) of $ 2.0 billion - $ 2.3 billion constant currency revenue growth (weighted at 20%), of 3% - 4% (as defined above)

We do not use historical performance as a predictor of future performance. Our future profitability and cash flow are subject to many risk factors (detailed in the Risk Factors section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 (2011 Form 10-K)) that are unpredictable and outside of our control, leading us to believe that incentive performance goals are challenging to achieve.

Short-Term Incentive Target and Opportunity

In February of each year, the Committee establishes for each named executive officer an annual short-term incentive target for the new year, expressed as a percentage of the named executive officer’s annual base salary. This incentive target takes into account various factors that management and the Committee deem relevant, including, but not limited to, scope of responsibility and comparable targets for named executive officers of the Company’s peer group. If there are changes in responsibilities after February, the Committee may increase or decrease the short-term incentive target at that time.

In 2011, the annual short-term incentive targets for the named executive officers were:

  Ms. Burns - 150%

  Mr. Maestri, Mr. Blodgett, Mr. Zagalo de Lima and Mr. Firestone - 100%

The maximum short-term incentive payout opportunity for the named executive officers is two times target.

Determining Short-Term Incentive Awards

Short-term incentive payments for named executive officers are earned as a team working together to achieve overall Company results that drive shareholder value. These short-term incentive awards exemplify our pay for performance philosophy that supports our business strategy and seek to align the interests of our executives with our shareholders. The Committee expects both a high level of collaborative effort as well as individual performance and contributions, consistent with our named executive officer level of responsibility. The Committee determines short-term incentive payments based on overall quantitative financial performance in relation to pre-set goals.

After the end of the fiscal year, the CEO and CFO review the Company’s actual performance against each of the financial performance objectives established at the beginning of the year. The Chief Financial Officer confirms the financial results and communicates the results to the Committee; and the Committee reviews the actual performance and any extraordinary items or material unusual charges or gains. Subject to the Committee’s review and approval, any such items may be excluded from the APIP short-term incentive calculations in order to obtain normalized operational results of the business. Each performance measure is assessed and calculated independently. The result of each measure is added together to determine overall performance results. The Committee retains the discretion to grant a lower short-term incentive than the calculated incentive payout or no short-term incentive at all, as it deems appropriate under the circumstances. Under extraordinary circumstances, if the Committee believes an incentive is necessary to reward and motivate executives, it may provide an incentive that is separate and independent of the calculated incentive payout.

The 2011 payout opportunity, depending on performance, was as follows:

Performance Results	Payout as a % of Annual Short-Term Incentive Target
Below Threshold	0%
Threshold	50%
Target	100%
Maximum	200%

2011 Performance

Performance results for 2011 against the established performance measures were:

Performance Measures and Weightings	Performance Results
adjusted earnings per share (40%)	$1.08 – between target and maximum
core cash flow from operations (40%)	$2.169 billion – between threshold and target
pro forma constant currency revenue growth (20%)	0.3% – below threshold

In 2011, our revenue growth reflects pro forma revenue growth (adjusted from reported results by including ACS revenues in the 2010 results) and earnings per share was adjusted to exclude the amortization of intangible assets and loss on early extinguishment of a liability. This amortization is driven by our acquisition activity, which can vary in size, nature and timing from period to period, and which can result in incomparability of results from period to period. The Committee then used its negative discretion and approved short-term incentive payments for Ms. Burns, Mr. Maestri, Mr. Blodgett and Mr. Firestone equal to 60% of target. For Mr. Zagalo de Lima, the Committee further used its negative discretion and approved a short-term incentive payment equal to 58% of target, based on the performance of the operating units for which he was responsible. The payments were determined in accordance with the process and the applicable targets and weightings described above.

The Committee believes that the fiscal 2011 short-term incentive payments are consistent with our strategy of compensating named executive officers for the achievement of important, challenging business goals. These incentive payments are driven by achievement of business results against quantitative measures set in advance by the Committee. In view of the Company’s 2011 results, the Committee believes that the annual short-term incentive payments resulted in reasonable and appropriate performance-related incentive payments to the Company’s named executive officers.

The annual incentives paid to the named executive officers in April 2012 for fiscal year 2011 are shown in the Summary Compensation Table. Additional information about the short-term incentive opportunities is shown in the Grants of Plan-Based Awards table.

3. Long-Term Incentives
We provide long-term incentives to reward named executive officers for sustained performance, as a retention incentive and to create alignment with shareholders.

Executive Long-Term Incentive Program

Our Executive Long-Term Incentive Program (E-LTIP) awards are generally made according to the shareholder-approved 2004 Performance Incentive Plan. Awards may consist of cash or equity-based awards, including performance shares and restricted stock units. With the exception of 2009 (when restricted stock units with a market-based feature were granted), the equity awards granted to named executive officers have generally been in the form of performance shares. The 2009 award will pay out at a minimum of 80% and a maximum of 120% of the grant date award value if the share price decreases or increases by 20% or more from the date of grant, based on the average closing price over the three month period preceding the vesting date. Stock options have not been granted since 2004.

A threshold to maximum number of performance shares may be earned based on the Company’s actual achievement measured against annual performance targets and the Company’s actual achievement measured against a three-year cumulative performance target. The performance measures for the 2011 award are adjusted earnings per share, core cash flow from operations and constant currency revenue growth.

  Performance shares are earned for adjusted earnings per share and core cash flow from operations based on achievement of annual and three-year cumulative performance targets. If the annual performance targets are achieved, up to one-third of the three-year performance share award can be earned each year. The earn-out range for the three-year cumulative performance is between 0% and a maximum of 150% of the original award. For three-year cumulative performance, the earning of shares is net of shares earned based on annual performance.

  Performance shares are earned for revenue growth based on achievement of annual goals only. The earn-out range is between 0% and a maximum of 150%. The Committee determined that annual revenue growth goals were more appropriate than a three-year cumulative target to avoid the compounding effect of any early year under- or over-achievement.

Performance shares that have been earned vest three years from the grant date and following Committee certification of the performance results for the applicable three-year period.

For executives who are nearing retirement, our E-LTIP program permits a one-year performance share award to be granted. These awards vest one year from the date of grant, following Committee certification of annual performance results, and can only be earned if performance results are achieved at target. No such awards were granted in 2011.

Restricted stock units are not tied to performance measures and generally cliff vest at the end of three years. Once vested, performance shares and restricted stock units are paid out in the form of shares of the Company’s Common Stock. Named executive officers who retire or are involuntarily terminated, other than for cause, before the end of the three-year period, will vest in a pro-rata portion of restricted stock units and earned performance shares. Vesting will occur on the original vesting date and will not be accelerated. Performance shares and restricted stock units are forfeited if the named executive officer voluntarily terminates employment before the shares vest. Performance shares and restricted stock units fully vest upon death. At vesting, dividend equivalents are paid in cash on vested shares, up to the amount payable with respect to the target number of shares, in an amount equal to the dividends that would have been received had the executive owned the same amount of Common Stock throughout the vesting period.

On occasion, as an additional vehicle for retaining key employees, including named executive officers, the Committee has granted “retention” restricted stock units that do not allow for pro-rations for separation prior to the vesting date. These restricted stock units cliff vest at the end of a requisite service period, which typically ranges from three to five years.

Although equity awards are generally granted on a regular annual cycle, the Committee occasionally grants off-cycle equity awards to named executive officers for special purposes, such as new hire, promotion, recognition, and retention.

Long-Term Incentive Performance Share Measures

Each February, the Committee determines the number of performance shares each named executive officer earned under prior years’ grants of performance shares, if any, based on the annual and three-year cumulative performance cycle results. (See the Outstanding Equity Awards table for additional information on earned performance shares based on 2011 performance.) Following the review of the Company’s operating results for the previous year, the Committee establishes performance measures and goals for the new three-year performance share cycle:

2011 E-LTIP performance share measures, weightings and targets

The measures, weightings and target to maximum ranges set by the Committee in February 2011 are as follows:

  Earnings per Share1 (weighted at 55%) of $3.45 - $3.60

  Core Cash Flow from Operations2 (weighted at 35%) of $8.1 billion-$8.7 billion

  Revenue Growth3 (weighted at 10%) of 3%-5% for each year during the three-year performance period
____________________

1.	Earnings per Share (EPS): Diluted Earnings Per Share from Continuing Operations as reported in the Company’s audited consolidated financial statements, as adjusted on an after-tax basis for the following discretely disclosed (in either Management’s Discussion and Analysis/MD&A or the footnotes to the financial statements) items (if equal to or greater than $50 million pre-tax on an individual basis, or in the aggregate per item, with the exception of income tax and Fuji-Xerox adjustments): direct costs of acquisition and acquisition-related expenses; amortization of acquisition-related intangibles; restructuring and asset impairment charges; gains/(losses) from litigation, regulatory matters or any changes in enacted law (including tax law); gains/(losses) from asset sales or business divestitures; gains/(losses) resulting from acts of war, terrorism or natural disasters; the initial effect of changes in accounting principles that are included within Income from Continuing Operations; impairment of goodwill and other intangibles; gains/(losses) from the settlement of tax audits (if equal to or greater than $30 million on an individual basis, or in the aggregate per item); gains/(losses) on early extinguishment of debt; non-restructuring related impairments of long-lived assets; our share of after-tax effects of the above items incurred by Fuji-Xerox (if our share is equal to or greater than $10 million on an individual basis, or in the aggregate per item).

2.	Core Cash Flow from Operations: Net Cash provided by (used for) Operating Activities as reported in the Company’s consolidated audited financial statements, as adjusted for the following items: net changes in finance receivables and on-lease equipment; with the exception of cash payments for restructurings, cash flow impacts (inflows and outflows) resulting from the EPS adjustments as identified above whether or not the cash flow impact and the EPS impact are in the same fiscal year; cash payments for restructurings in excess of the amount reported as current restructuring reserves in the preceding years Annual Report; special discretionary pension fundings in excess of $50 million.

3.	Revenue Growth: Revenue growth adjusted to exclude the impact of changes in the translation of foreign currencies into U.S. dollars.

2012 E-LTIP performance share measures, weightings and targets

Our 2012 E-LTIP will be granted as performance shares and will follow the same basic performance shares principles as 2011. The number of shares will be based on approved values, divided by the closing price on the grant date of July 1, 2012. The measures, weightings and target to maximum ranges set by the Committee in February 2012 are as follows:

  Earnings per Share (weighted at 40%) of $3.75 - $3.90

  Operating Cash Flow (weighted at 40%) of $6.3 billion - $7.2 billion

  Revenue Growth (weighted at 20%) of 3% - 4% for each year during the three-year performance period

These goals are expected to be challenging to achieve for the same reasons as outlined above under the section entitled Short-Term Incentives. The 2012 E-LTIP awards for named executive officers are in a footnote to the Outstanding Equity Awards table. For a definition of the 2012 E-LTIP performance measures, please see the 2011 Form 10-K (Part II, Item 9B. Other Information).

Determining E-LTIP Award Value

Long-term incentives are an element of compensation used to reward named executive officers for sustained performance and as a retention tool to align with succession planning objectives. These long-term incentives reinforce our pay for performance philosophy that supports our business strategy and seek to align the interests of our executives with our shareholders. E-LTIP is awarded based on a review of market data, affordability, and historical and expected future contributions. Each year, the Committee approves a new annual grant for named executive officers. These decisions are made in conjunction with other compensation decisions that the Committee makes for the current fiscal year.

2011 E-LTIP Actions

In February 2011, the Committee took the following actions related to E-LTIP awards for the named executive officers:

  The Committee approved the long-term incentive award values for the 2011 – 2013 performance cycle for Ms. Burns, Mr. Maestri, Mr. Blodgett, Mr. Zagalo de Lima and Mr. Firestone. The number of performance shares granted, effective July 1, 2011, was based on the closing price of Xerox Common Stock on that date.
  Earned performance shares will vest on July 1, 2014.

  The 2011 grant date award value for Ms. Burns remained the same as 2010.

  In line with their significant roles at Xerox, internal comparisons and a review of their long-term incentive awards against peer group data, Mr. Blodgett received a 25% increase in grant date award value and Mr. Zagalo de Lima received a 67% increase in grant date award value.

  The grant date award value for Mr. Firestone was also increased by 25% in line with our peer group review and an internal assessment of his significant role at Xerox.

  The grant date award value for Mr. Maestri was approved as part of his new hire compensation package.

  Because of Mr. Zimmerman’s intention to retire in 2011, the Committee did not grant him a 2011 E-LTIP award.

Additional information on the 2011 E-LTIP awards can be found in the Summary Compensation Table and the Grants of Plan-Based Awards table.

2011 E-LTIP Performance

Performance results for 2011 against the established performance measures were:

Total Performance Shares Earned
	Performance Measures	2011	Based on Combined Annual and
Award Year	and Weightings	Performance Results*	Three-Year Cumulative Results
2010	EPS (60%)	$1.09 – above maximum	Not Applicable**
	Cash Flow from Operations (40%)	$2.274 billion – below target	Not Applicable**
2011	EPS (55%)	$1.08 – above target	Not Applicable**
	Core Cash Flow from Operations (35%)	$2.169 billion – below target	Not Applicable**
	Revenue Growth (10%)	3.2% - above target	Not Applicable**

*	Performance results may vary for the 2010 and 2011 E-LTIP awards due to differing definitions of the performance measures, as approved by the Committee at the time of the award.

**	Not Applicable because EPS and Cash payout is not determined until the end of the three-year performance period and revenue growth is not measured over a three-year period. For 2011 Revenue performance, 3.5% of target shares were earned. See the Outstanding Equity Awards table, footnote (C), for additional information on shares earned in 2011.

There were no E-LTIP performance share awards granted in 2009.

4. Pension Plans

We provide pension benefits to the named executive officers, under the following plans:

  Xerox Corporation Retirement Income Guarantee Plan (RIGP)

  Xerox Corporation Unfunded Retirement Income Guarantee Plan (Unfunded RIGP)

  Xerox Corporation Unfunded Supplemental Executive Retirement Plan (SERP)

  Xerox International Pension Plan

U.S. Qualified Pension Plan

Retirement Income Guarantee Plan
Ms. Burns and Mr. Firestone participate in the Company’s tax-qualified pension plan (RIGP) on the same terms as the rest of the Company’s salaried employees. As of January 1, 2008, all participants in RIGP, including participating named executive officers, were vested. Eligibility for new RIGP participants and for rehires was closed in 2005 and 2007, respectively. Early retirement benefits under RIGP are available for employees who leave Xerox at age 55 or older, and have at least 10 years of Xerox service. Mr. Firestone is eligible for early retirement. Early retirement benefits are reduced by 5% per year if retiring and taking a distribution from the plan prior to age 65 (or age 62 with at least 30 years of Xerox service). RIGP is payable as a lump sum or an annuity as elected by the participant. RIGP benefits are subject to IRS limits on the compensation that can be reflected in a qualified plan. After December 31, 2012, all accruals under RIGP will be frozen.

U.S. Non-Qualified Pension Plans

Unfunded Retirement Income Guarantee Plan
Because the Internal Revenue Code limits the pension benefits (based on an annual compensation limit) that can be accrued under a tax-qualified pension plan, the Company has established and maintains a non-tax qualified pension plan (Unfunded RIGP) to compensate executives, including Ms. Burns and Mr. Firestone, in an equitable fashion for the reduction in their pension benefit resulting from this limitation. This executive retirement plan is a restoration plan to provide a comparable level of retirement benefits to those provided to other employees. Unfunded RIGP benefits are generally determined under the same terms as the RIGP benefit except that Unfunded RIGP is not payable as a lump sum. After December 31, 2012, all accruals under Unfunded RIGP will be frozen.

Unfunded Supplemental Executive Retirement Plan
The Unfunded Supplemental Executive Retirement Plan (SERP) provides an added benefit that supersedes Unfunded RIGP and when combined with RIGP, delivers a retirement benefit unreduced for early commencement generally at age 60. There have been no new participants in SERP since 2005. At the end of 2011, there were 13 active employees in SERP. No pay limitations apply in determining the SERP benefit, and the accrual rate can vary. A total benefit is determined by the SERP formula and then the difference between this amount and the RIGP benefit is paid from SERP.

Mr. Zimmerman retired on April 1, 2011, at which time he was eligible for retirement benefits including SERP, which is paid as an annuity following a 6 month delay from his retirement date. He has been credited with two years of benefit service for each year of actual Xerox service. His service was accelerated to mitigate the pension impact of joining Xerox later in his career.

Ms. Burns and Mr. Firestone are participants in SERP and are eligible for benefits at age 60 with 10 years of service. For participating named executive officers who do not meet the requirements of SERP when they leave Xerox, all non-qualified benefits would come from Unfunded RIGP. Some SERP executives who do not otherwise meet the age 60 vesting requirement have received their accrued SERP benefits as provided under their separation packages. In December 2011, the Compensation Committee approved the freezing of SERP accruals effective after December 31, 2012.

SERP includes a mid-career hire benefit that applies to a small group of executives including Mr. Zimmerman. This benefit is equal to 150% of the SERP accrual and is designed to mitigate the loss in retirement benefits from a mid-career change in employment.

Xerox International Pension Plan

Mr. Zagalo de Lima is a citizen of Portugal and worked in the United States in 2011. He is not covered by qualified and non-qualified plans in the U.S. and does not have local retirement plans (other than Portuguese social security and an arrangement to deliver the value of social security contributions for periods in which they cannot be made to social security due to residency issues, which we refer to as “social security replacement benefits”). The Xerox International Pension Plan provides benefits for Mr. Zagalo de Lima to supplement these Portuguese social security and social security replacement benefits. The pay used to calculate the Xerox International Pension Plan benefit is 146% of his base pay if he retires after age 55 but before age 58 and 166% of his base pay if he retires at or after age 58. The Plan formula targets a total retirement income of 60% before age 65 and 70% after age 65 pay when combined with the Portuguese social security benefits and social security replacement benefits. These benefits are funded and the Plan assets are accumulated in an insurance contract. If the Plan assets as of retirement exceed the value of the formula benefit (the formula benefit is net of the Portuguese social security benefits and social security replacement benefits), the Plan assets will be distributed in lieu of any other benefits under the Xerox International Pension Plan. As of December 31, 2011, the value of the formula benefit exceeded the value of his Plan assets as determined by the Pension Benefits table.

For additional information on the actuarial present value of the accumulated pension benefits for the named executive officers, see the Pension Benefits table.

5. 401(k) Savings Plan

U.S. named executive officers are eligible to participate in the same manner as all other employees covered by the Xerox Corporation Savings Plan (401(k) Savings Plan). Ms. Burns and Mr. Firestone are, and Mr. Zimmerman was, eligible for a match of 1.5% of eligible pay saved on a before-tax basis, subject to IRS qualified plan compensation limits and highly compensated threshold limits. Employees, such as Mr. Maestri, who joined the company after RIGP was closed to new hires, are eligible for a match of 3% of eligible pay saved on a before tax basis, subject to IRS limits. No 401(k) Savings Plan benefits are provided to named executive officers in excess of these limits. See the Executive Compensation Summary for Lynn Blodgett for information on the 401(k) and supplemental savings plans in which Mr. Blodgett is eligible to participate.

After December 31, 2012 when the accruals under RIGP, Unfunded RIGP and SERP are frozen, the 401(k) Savings Plan match is expected to increase to 4% of eligible pay effective January 1, 2013 for Ms. Burns, Mr. Maestri, and Mr. Firestone, consistent with all other participants in the 401(k) Savings Plan. A non-qualified supplemental savings plan is also expected to be introduced for eligible U.S. employees including Ms. Burns, Mr. Maestri, and Mr. Firestone on January 1, 2013 with a 4% match on earnings above the 401(k) eligible pay limit.

6. Perquisites and Personal Benefits

General Benefits

The Company generally maintains medical and dental coverage, accidental death insurance, and disability benefits programs or plans for all of its employees, as well as customary vacation, leave of absence, and other similar policies. Named executive officers are eligible to participate in these programs and plans on the same basis as the rest of the Company’s salaried employees, except as otherwise disclosed. (For Mr. Blodgett’s general benefits, see the Executive Compensation Summary for Lynn Blodgett.)

Life Insurance

The Company provides the Xerox Universal Life Plan to eligible U.S. employees, including the named executive officers (excluding Mr. Blodgett and Mr. Zagalo de Lima). Participants receive Company-paid life insurance equal to their death benefit under a previous program, or three times their base salary, whichever is greater. Executives are the sole owners of their policies and are responsible for any taxes due from Company contributions. Xerox will continue to make premium payments for participants who were in the previous Company-paid life insurance program until they reach the later of age 65 or July 2013. Ms. Burns and Mr. Firestone are among those participants who were in the previous program. Mr. Zimmerman was not in the previous program and his coverage ended when he retired.

Perquisites

The Company periodically reviews the perquisites that named executive officers receive. These perquisites are relatively few in number, and the Committee believes that its policies regarding perquisites are conservative compared to other companies. There are no tax gross-ups paid in connection with these perquisites. (For Mr. Blodgett’s perquisites, see the Executive Compensation Summary for Lynn Blodgett.) The primary perquisites for named executive officers other than Mr. Blodgett are:

  Financial planning: Solid financial planning by experts reduces the amount of time and attention that named executive officers devote to their finances and maximizes the value of their compensation.

  Health physicals: The Company believes it is in the best interest of executives and shareholders to encourage the executive team to have annual comprehensive health physicals.

  Personal use of Company aircraft: For reasons of security and personal safety, the Committee requires Ms. Burns to use the Company aircraft for all travel when feasible. Other executives are allowed personal use of the Company aircraft on a very limited basis, subject to approval of the CEO or CFO.

Other perquisites and personal benefits include:

  Ms. Burns is eligible for home security.

  Mr. Zagalo de Lima receives a car allowance, which is a customary benefit provided to Xerox employees on international assignment.

  As is the case for any employee on international assignment, Mr. Zagalo de Lima is also provided an international assignment allowance. This allowance does not duplicate compensation already being paid (i.e. car allowance).

The total costs to the Company for providing perquisites and personal benefits to the named executive officers during fiscal 2011 are shown in the Summary Compensation Table.

7. Change-in-Control Severance Benefits

We have change-in-control severance agreements with Ms. Burns, Mr. Maestri, Mr. Zagalo de Lima and Mr. Firestone. Change-in-control severance arrangements for Mr. Blodgett are separately described in his SEA under the Executive Compensation Summary for Lynn Blodgett. We consider these agreements to be in the best interest of our shareholders because they foster the continuous employment and dedication of key management personnel without potential distraction or personal concern if Xerox were to be acquired by another company (change in control). These agreements create appropriate incentives for the named executive officers to facilitate a smooth transition in the best interest of the Company and shareholders by continuing to perform in their roles pending a potential change in control. The Committee periodically reviews change-in-control severance payment amounts against benchmark data to ensure that amounts are consistent with market practices. The agreements for Ms. Burns, Mr. Maestri, Mr. Zagalo de Lima and Mr. Firestone provide specified severance benefits if, within two years following a change in control of the Company, employment is terminated either:

  involuntarily other than for cause, death, or disability, or voluntarily for good reason.

Voluntarily for good reason includes:

  The material diminution of authority, duties, or responsibilities, including being an executive officer of the Company before a change in control and ceasing to be an executive officer of the surviving company. (This provision was revised in 2010 for new participants, including Mr. Maestri, to include that benefits will only be triggered if the executive officer has not voluntarily terminated his/her employment and the “material diminution of authority, duties, or responsibilities” has not been remedied, in either case, before the second anniversary of the potential change in control of the Company. This provision will be revised similarly for all remaining participants in 2012 except that if a change in control occurs during 2012, the prior agreement will apply for the remaining participants.)

  A material reduction in base salary or target short-term incentive.

  Failure by the Company to increase annual base salary at intervals consistent with the Company’s prior practice and failure to increase salary consistent with increases for similarly situated executives. (This provision was eliminated in 2010 for new participants, including Mr. Maestri, and will be eliminated in 2012 for all remaining participants except that if a change in control occurs during 2012, the prior agreement will apply to the remaining participants.)

  A material change in the geographic location where the executive is required to be based.

  Failure by the Company to continue any material compensation or benefit plan, vacation policy, or any material perquisites unless an alternative plan is provided, or failure to continue the executive’s participation in these plans.

  Failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform in a manner consistent with this agreement.

These severance benefits include:

  A lump sum cash payment equal to 2 times the then-current annual base salary and short-term incentive award target. The Committee views these amounts as reasonable and appropriate for the executive officers.

  Continuation of specified welfare benefits at active employee rates for a period of 24 months.

  A tax reimbursement sufficient to compensate the named executive officer for the amount of any excise tax imposed by Section 4999 of the Internal Revenue Code, but no related tax gross-up. (This excise tax reimbursement was eliminated in 2010 for all new participants, including Mr. Maestri. It will be eliminated in 2012 for all remaining participants except that, if a change in control occurs during 2012, the prior agreement will apply to the remaining participants. In addition, if excise tax is payable, the Company will reduce the named executive officer’s CIC payment to a level that will not trigger an excise tax payment if it is determined that doing so will result in a greater net after-tax amount for the executive.)

  Payment of reasonable legal fees and expenses incurred when the named executive officer, in good faith, is involved in a dispute while seeking to enforce the benefits and rights provided by the severance agreement.

In addition to the benefits above, when the change in control occurs, participating executives are immediately entitled to the following benefits:

  Accelerated vesting of stock awards will occur following a change in control only upon an involuntary termination of employment (other than a termination for cause) or a voluntary termination for good reason (commonly described as “double-trigger” vesting upon a change-in-control).

  Immediate payment of the present value of the accrued non-qualified U.S. pension benefits, as of the date of a change in control, provided the change in control conforms with applicable tax regulations regarding deferred compensation. Payment is made without regard to the plan’s requirements for age or years of service. In the event of a change in control that does not conform with deferred compensation regulations, participants will vest in the plan benefits but will receive payment according to the normal payment provisions of the plans. The Committee views this payment upon a conforming change in control and accelerated vesting upon a nonconforming change in control as appropriate in order to protect the pension benefit that the named executive officer has earned at Xerox.

Each change-in-control severance agreement provides that the executive will remain an employee of the Company for nine months following a potential change in control, or, on the date which the named executive officer is first entitled to receive the benefits described above, if earlier.

Generally, for purposes of the severance agreements, a change in control is deemed to have occurred, subject to specific exceptions, if:

  Any person beneficially owns 20 percent or more of the combined voting power of our outstanding securities.

  A majority of our Directors are replaced under specific circumstances.

  There is a merger or consolidation involving the Company unless (i) the directors of the Company who were members of the board immediately before the merger/consolidation continue to constitute a majority of the board of directors or (ii) the merger/consolidation is effected to implement a recapitalization and no person becomes the beneficial owner of 20 percent or more of the combined voting power of the Company’s then outstanding voting securities.

  All or substantially all of the Company’s assets are sold, or the Company’s shareholders approve a plan of complete liquidation or dissolution.

The amount of the estimated payments and benefits payable to the named executive officers assuming a change of control of the Company and a qualifying termination of employment as of the last day of fiscal 2011 is presented in the table showing Potential Payments Upon Termination or Change in Control. Such payments are not conditioned on any negative covenants (e.g., non-compete and non-solicitation obligations).

NON-QUALIFIED DEFERRED COMPENSATION

The Deferred Compensation Plan for Executives was frozen in 2002. The amount in this plan for each participant represents balances from deferrals made before 2002. The interest credited under this plan for Ms. Burns was reset effective January 1, 2009, so that there will no longer be any above market interest credited.

EMPLOYMENT AND SEPARATION AGREEMENTS

The Company does not generally enter into employment agreements with its named executive officers. As a result, these named executive officers serve at the will of the Board of Directors. This policy enables the Company to remove a named executive officer before retirement whenever it is in the best interest of the Company, with full discretion to decide on a severance package for that individual (except for benefits that have vested). When a named executive officer is removed from his or her position, the Committee exercises its business judgment in considering whether or not to approve an appropriate severance arrangement for the individual in light of all relevant circumstances, including but not limited to his or her term of employment, past accomplishments, and reasons for separation from the Company.

The Company’s policy in the U.S. generally provides severance for management-level salaried employees who are separated from the Company involuntarily, including named executive officers, only if the individual signs a release of claims against the Company. For separations due to a reduction in force, the amount of severance provided by the policy is equal to the greater of 26 weeks of base pay or the number of weeks of base pay identified in the severance schedule based on years of service. For involuntary separations other than a reduction in force or for cause, severance payments are generally equal to three months of base pay. Officer separation agreements include a non-engagement in detrimental activity agreement. Among other benefits, Mr. Blodgett is currently entitled to the same severance benefits as other ACS employees in the U.S. This benefit is based on one week of severance for each year of service with a maximum of 10 weeks of severance. Mr. Blodgett’s separation provisions under various potential scenarios are detailed in his SEA. For further information, see the Executive Compensation Summary for Lynn Blodgett.

COMPENSATION RECOVERY POLICY (“CLAWBACKS”)

Our separation agreements (described above) include a provision for rescission of the severance payments for engagement in detrimental activity against the Company. In addition, the following plans also provide for compensation recovery.

Under the 2004 Performance Incentive Plan, if the Committee or its authorized delegate deems an employee or former employee, including a named executive officer, to have engaged in detrimental activity against the Company, it will cancel any awards granted on or after January 1, 2006 to the employee or former employee. In addition, the

Committee may rescind any payment or delivery of an equity or annual cash incentive award within six months before the detrimental activity. For awards under the 2004 Performance Incentive Plan, detrimental activity may include, but is not limited to, a violation of a non-compete agreement with the Company, disclosing confidential information, soliciting an employee to terminate employment with the Company or soliciting any customer to reduce its level of business with the Company. In the event of any rescission, the named executive officer will pay the Company the amount of any gain realized or payment received in a manner the Committee or its delegate requires. If the Committee or its delegate determines that the employee or former employee engaged in detrimental activity, it will only result in a cancellation or rescission of an award if the determination is made before a change in control of the Company. Effective for 2011 E-LTIP awards, our award agreements include a clawback provision that would apply if an accounting restatement is required to correct any material non-compliance with financial reporting requirements. Under this provision, the Company would be able to recover for the three prior years any excess incentive-based compensation (in excess of what would have been paid under the accounting restatement) from executive officers or former executive officers, including named executive officers. The clawbacks will also apply to the 2012 and all future awards under the Short-Term Incentive Pool.

Under the Unfunded RIGP and the SERP, if an employee or former employee, including a named executive officer, or a surviving beneficiary of a participant is deemed by the Plan Administrator, prior to a change in control of the Company, to have engaged in detrimental activity against the Company, they will not be eligible to receive benefits under these plans.

NEW HIRE COMPENSATION PACKAGE FOR LUCA MAESTRI

Mr. Maestri’s 2011 compensation was approved in December 2010 at the time he was elected to the position of Chief Financial Officer, effective February 16, 2011. At that time, his annual base salary was approved at $650,000 with a bonus target equal to 100% of base salary. In addition, an E-LTIP award for $1.8 million was approved to be granted on the same date as E-LTIP awards for the other named executive officers. As part of Mr. Maestri’s new hire compensation package, in order to replace certain compensation that he would have received from his prior employer, a cash sign-on bonus of $1.9 million was approved. This sign-on bonus will be paid over three years as long as Mr. Maestri is still employed at Xerox (and is not terminated for cause) as follows: $600,000 in June 2011, $700,000 in January 2012 and $600,000 in January 2013. Mr. Maestri is also eligible to receive relocation assistance under the Xerox Domestic Relocation Policy. This is the same policy provided to other new hires who are required to relocate. If employment had been terminated by Xerox for any reason (other than cause), during his first 12 months of employment, Mr. Maestri would have received 12 months of salary continuance.

EXECUTIVE COMPENSATION SUMMARY FOR LYNN BLODGETT

In connection with the acquisition of ACS by Xerox, an agreement, the SEA, was entered into among Mr. Blodgett, ACS and Xerox. The purpose of the SEA was to settle in all respects the Prior Change of Control Agreement that existed between Mr. Blodgett and ACS. Many of the elements of Mr. Blodgett’s compensation are provided under the SEA and may not be comparable to the elements of compensation applicable to other named executive officers that are described elsewhere in this Proxy Statement. A summary of Mr. Blodgett’s compensation, including compensation provided under his SEA, appears below:

Base Salary
The base salary for Mr. Blodgett will be at the annual rate of $850,000 and will not be reduced through the third anniversary of the acquisition date (February 5, 2013), subject to his continuous employment with Xerox.

Short-Term Incentives
ACS was on a different fiscal year than Xerox (July 1 – June 30 for ACS versus January 1 – December 31 for Xerox). Accordingly, upon the completion of the ACS acquisition on February 5, 2010, Mr. Blodgett was eligible to receive an annual cash short-term incentive payout under the prior ACS annual incentive program, pro-rated for the period from July 1, 2009 through February 5, 2010, based on deemed achievement of 75% of target performance. This award was equal to $768,493.

For the period February 6, 2010 through the remainder of the 2010 calendar year, Mr. Blodgett was eligible to participate in the Xerox annual cash short-term incentive program, with a target equal to not less than 200% of base salary and a maximum payout equal to two times target.

Under Mr. Blodgett’s SEA, beginning in 2011 and thereafter, Mr. Blodgett is eligible to participate in the Xerox annual short-term incentive program on the same basis as is generally available to other senior executives of the Company, which means that under the Company’s 2011 short-term incentive plan (APIP), Mr. Blodgett is entitled to a short-term incentive target of 100% of his base salary.

Long-Term Incentives
Mr. Blodgett is eligible to participate in the Xerox long-term incentive program and received a performance share award under our E-LTIP program on July 1, 2011.

ACS Savings Plans
ACS Savings Plan: The ACS Savings Plan is a defined contribution plan with a 401(k) feature that is offered to all ACS employees in the U.S. ACS previously matched 25% of the first 6% of eligible compensation that an employee contributed to the ACS Savings Plan per year, but suspended the match in January 2009.

ACS Supplemental Savings Plan: Under the ACS Supplemental Savings Plan, Highly Compensated Employees (as defined under the Internal Revenue Code) of ACS, including Mr. Blodgett, are permitted to defer receipt of up to 85% of their base salary, bonus and/or commissions. ACS previously matched 25% of the first 1% of eligible compensation that an employee contributed to the ACS Supplemental Savings Plan per year if he or she was enrolled in the ACS Savings Plan (described above) and his or her contributions to the ACS Savings Plan were “limited” by the Company. Mr. Blodgett has not elected to save in the ACS Supplemental Savings Plan. The match was suspended in January 2009.

Benefits and Perquisites
For 2010, 2011 and 2012, subject to his continuous employment with the Company, Mr. Blodgett will remain on ACS employee benefit and perquisite programs no less favorable in the aggregate than those programs that were in effect on September 27, 2009 (including the Executive Benefit Plan). If Mr. Blodgett’s employment is terminated by Xerox without cause or by Mr. Blodgett for good reason prior to the third anniversary of the acquisition (February 5, 2013), Xerox will provide medical, dental, life insurance, disability and accidental death and dismemberment benefits at the level provided to active employees at ACS. These benefits will be provided until the earlier of the third anniversary of the acquisition (February 5, 2013) or the date on which Mr. Blodgett becomes employed by a new employer (provided that the new employer provides these benefits without a pre-existing condition exclusion or waiting period).

A description of the ACS Executive Benefit Plan and perquisites is as follows:

  Executive Medical Plan. Under the Executive Medical Plan, which is a fully insured plan of up to $25,000 per participant, normal and customary medical, dental and vision care costs for executives and their immediate family members are paid by ACS.

  Executive Long-Term Disability Plan. Provides additional long-term disability coverage through age 65 for certain executives in addition to the standard policy provided to employees.

  Prescription Benefit. Paid prescription coverage up to 100% for certain executives and their immediate family members.

  Annual Physical Examination. Reimbursement of up to $1,000 annually for any physical examination for certain executives and up to $500 annually for any physical examination for the executive’s spouse.

  Estate Planning Services and Income Tax Preparation. Up to $25,000 for initial estate planning services and up to $10,000 per annum for subsequent services. Up to $1,500 per annum for income tax preparation services.

  Club Dues. ACS pays the annual golf club membership dues for Lynn Blodgett except that Mr. Blodgett is required to pay all costs related to his personal use of the club. Mr. Blodgett did not utilize this perquisite in 2011 for business or personal reasons.

Acquisition Benefits
Acquisition Cash Payment: Mr. Blodgett is eligible to receive an acquisition cash payment of $6,037,958 that is intended to correspond to the amounts due under the ACS Prior Change of Control Agreement. This payment is subject to continued employment with Xerox and will be paid as follows:

  50% upon the second anniversary of the acquisition date (February 5, 2012)

  50% upon the third anniversary of the acquisition date (February 5, 2013)

If Mr. Blodgett’s employment is terminated by Xerox without cause or by Mr. Blodgett for good reason or due to death or disability, on or prior to the third anniversary of the acquisition date (February 5, 2013), subject to signing a release of claims, Mr. Blodgett will be paid an amount equal to any remaining unpaid acquisition cash payments.

Outstanding ACS Stock Options: Pre-August 2009 ACS options were fully vested and exercisable and converted into options to acquire Xerox Common Stock upon completion of the acquisition on February 5, 2010. They remain exercisable in accordance with their terms.

In addition, upon completion of the ACS acquisition, options granted in August 2009 (August 2009 Options) were converted into options to acquire Xerox Common Stock. The August 2009 Options will continue to vest 1/5 per year commencing with the first anniversary of the date of grant except that if target performance goals (as described below under Performance Share Grant) are cumulatively achieved, any remaining unvested August 2009 Options will vest on the third anniversary of the acquisition date (February 5, 2013). If Mr. Blodgett’s employment is terminated by Xerox without cause or by Mr. Blodgett for good reason or due to death or disability, all outstanding August 2009 Options will be immediately vested and exercisable. Per the vesting schedule, 1/5 of his August 2009 Options vested on August 20, 2010 and 1/5 vested on August 20, 2011.

Performance Share Grant: Upon completion of the ACS acquisition, Mr. Blodgett was entitled to a special one-time grant of performance shares. Payout of these performance shares is based on achievement of performance goals established on an annual basis for each of the three years in the performance period of 2010 through 2012. These shares are not subject to ownership requirements. The aggregate number of shares that may be delivered based on achievement of performance goals was determined on the date of grant and is equal in value to:

  threshold – 50% of base salary ($425,000);

  target – 100% of base salary ($850,000); and

  maximum – 200% of base salary plus 50% of the value of the August 2009 Options ($4,353,500).

The performance metrics are based on expected ACS earnings, which reflect the revenue and cost synergies that were estimated when Xerox acquired ACS, including certain post-acquisition adjustments and combined company synergies. The performance metrics assume a year-over-year growth in ACS earnings of approximately 26%. Maximum shares were earned for 2010 performance results and no shares were earned for 2011 performance results.

Subject to continued employment, the third anniversary of the grant date is the vesting date, subject to certification of performance results by the Committee.

Gross-up: If any payment, benefit or distribution in connection with this SEA (excluding the 2010 E-LTIP grant) is determined to be subject to excise tax and any interest or penalties incurred with respect to such excise tax (collectively referred to as the Excise Tax), Mr. Blodgett will be entitled to receive an additional payment (a gross-up payment) equal to the Excise Tax and any income taxes imposed as a result of the gross-up payment. Upon entering into the SEA, Mr. Blodgett agreed to be bound by confidentiality, invention assignment, non-competition and non-solicitation covenants.

CERTAIN TAX IMPLICATIONS OF EXECUTIVE COMPENSATION

Section 162(m) of the Internal Revenue Code limits to $1 million per year the federal income tax deduction to public corporations for compensation paid for any fiscal year to the corporation’s CEO and certain other named executive officers (excluding the CFO) included in the Summary Compensation Table in the Company’s Proxy Statement. This limitation does not apply to qualifying “performance-based compensation.”

The Company can deduct annual short-term incentives paid to named executive officers who are subject to Section 162(m) as performance-based compensation. The Committee paid short-term incentives to the named executive officers for 2011 from a Short-Term Incentive Pool established early in 2011 under the 2004 Performance Incentive Plan. The pool was funded by 2% of the Performance Profit achieved during the year. The purpose of the pool was to ensure that short-term incentives paid to named executive officers and certain other executive officers were performance-based and provided under a shareholder approved plan, and therefore fully tax deductible and subject to compensation recovery provisions.

It is the Company’s goal to have the compensation paid to its top officers qualify as tax deductible for federal tax purposes under Section 162(m) of the Internal Revenue Code. However, the Committee also believes it is appropriate to provide competitive compensation opportunities even though all compensation paid may not be fully tax deductible in any given year. Any such short-term incentive that would not qualify for section 162(m) will be paid outside of the Short-Term Incentive Pool and therefore outside of the 2004 Performance Incentive Plan.

Some compensation paid to named executive officers in 2011 did not meet the requirements of Section 162(m), to the extent that non-performance based compensation (including salary and dividend equivalents) exceeded $1 million for a named executive officer. Some perquisite compensation, such as personal use of aircraft, is also not fully tax deductible. Vested E-LTIP performance share awards and exercised stock options are fully tax-deductible compensation.

ACCOUNTING IMPLICATIONS OF EXECUTIVE COMPENSATION

Base salaries and short-term incentives are expensed over the period in which they are earned. As such, the 2011 short-term incentive award, which was earned during 2011, and paid in early 2012, is recorded during fiscal year 2011.

The long-term incentives used to reward named executive officers have been comprised of equity-based performance shares and restricted stock units.

Performance shares are recorded according to FASB ASC Topic 718, Compensation – Stock Compensation, which states that the performance shares should be measured at fair value on the date of grant and expensed during the requisite service period for those performance shares that are expected to vest. The requisite service period for these performance shares matches the vesting period and is typically three years from the date of grant. At each reporting date, the Company evaluates the total number of performance shares that it expects to vest, including those awarded to named executive officers, taking into account estimated forfeitures and the probability of achieving or exceeding the stated performance targets associated with the grant. Compensation expense is recorded for those shares expected to vest over the vesting period. If the number of shares expected to vest changes, a cumulative adjustment is recorded at the time, taking into account the service period already elapsed.

Compensation expense is based upon the grant date market price for most awards and a Monte Carlo simulation pricing model for a fiscal 2009 grant that included a market condition. The expense is recorded over the vesting period, which ranges from three to five years from the date of grant.

The classification of the expense associated with these performance shares and restricted stock units in the Statement of Income follows the same classification of the salary and short-term incentive award for the executives. The expense associated with these shares is not capitalized and is primarily classified within Selling, Administrative and General Expense.

Our qualified and non-qualified pension plans are accounted for according to FASB ASC Topic 715, Compensation – Retirement Benefits. The interest credited on non-qualified deferred compensation balances is expensed as incurred. These costs are primarily classified as Selling, Administrative and General Expenses in our consolidated financial statements.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with the management of the Company. Based upon its review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and be included in the Proxy Statement for the 2012 Annual Meeting of Shareholders.

Glenn A. Britt, Chairman
Robert J. Keegan
Robert A. McDonald

SUMMARY COMPENSATION TABLE

The Summary Compensation Table below provides compensation information for the Chief Executive Officer, the Chief Financial Officer, the next three most highly compensated executive officers and the former Chief Financial Officer (collectively referred to as named executive officers) who served during the fiscal year ended December 31, 2011. The table includes the dollar value of base salary earned, bonus, stock awards, non-equity incentive plan compensation earned, change in pension value and non-qualified deferred compensation (NQDC) earnings, and all other compensation, whether paid or deferred.

SUMMARY COMPENSATION TABLE

							Change in
							Pension
						Non-Equity	Value
				Stock	Option	Incentive Plan	and NQDC	All Other
Name &		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Principal Position	Year	($) (A)	($) (B)	($) (C)	($) (D)	($) (E)	($) (F)	($) (G)	($)
Ursula M. Burns	2011	1,100,000	–	7,500,106	–	990,000	3,188,964	123,537	12,902,607
Chairman and Chief	2010	1,050,000	–	7,500,009	–	1,693,125	2,584,458	391,716	13,219,308
Executive Officer	2009	900,000	–	6,910,000	–	1,884,375	1,278,294	200,105	11,172,774
Luca Maestri	2011	568,750	600,000	1,800,030	–	341,250	–	34,707	3,344,737
Executive Vice President
and Chief Financial Officer
Lynn R. Blodgett	2011	833,654	–	2,500,035	–	500,192	–	27,489	3,861,370
Executive Vice President	2010	751,623	–	2,850,078	–	1,615,989	–	834,767	6,052,457
Armando Zagalo de Lima	2011	718,916	–	2,500,035	–	416,971	322,400	1,470,905	5,429,227
Executive Vice President	2010	689,207	–	3,000,067	–	769,382	718,274	1,196,526	6,373,456
James A. Firestone	2011	714,000	–	2,500,035	–	428,400	1,023,015	30,251	4,695,701
Executive Vice President	2010	714,000	–	2,300,075	–	767,550	856,809	153,573	4,792,007
	2009	714,000	–	2,073,000	–	1,071,000	519,574	102,729	4,480,303
Lawrence A. Zimmerman*	2011	178,500	–	–	–	107,100	962,175	21,667	1,269,442
Former Vice Chairman and	2010	714,000	350,000	2,000,009	–	2,567,550	1,674,733	116,928	7,423,220
Chief Financial Officer	2009	714,000	–	–	–	1,071,000	988,450	181,139	2,954,589

*	Lawrence A. Zimmerman stepped down from his position of Chief Financial Officer on February 15, 2011 and retired from the Company on April 1, 2011.

Compensation reported in this table is in U.S. dollars and rounded to the nearest dollar. Mr. Zagalo de Lima’s salary, non-equity incentive award and change in pension value during 2011 were based on amounts in euros but were paid in U.S. dollars. The dollar value of his salary for the period from January through June and his non-equity incentive award were calculated using an exchange rate of 1.4174 dollars per euro. His salary for the period from July through December were calculated using an exchange rate of 1.3637 dollars per euro. The exchange rate used to calculate his change in pension value is disclosed in footnote (F) below.

(A)	Amounts shown represent base salary paid in 2011. No named executive officer received a 2011 base salary increase. The differences in the year over year salaries of Ms. Burns and Mr. Zagalo de Lima are due to salary increases on April 1, 2010. In addition, for Mr. Zagalo de Lima, the difference is also partially attributable to the change in currency conversion rates between 2010 and 2011. For Mr. Blodgett, the difference is due to the following: (i) his 2010 salary was pro-rated for the period after the acquisition of ACS on February 5, 2010 and (ii) his 2011 salary was reduced by the equivalent of one week’s pay in connection with one week furloughs for certain ACS employees during 2011.

(B)	The Annual Performance Incentive Plan (APIP) awards appear as “Non-Equity Incentive Plan Compensation” in column (E). The award presented in this column represents a $600,000 cash sign-on bonus approved by the Board of Directors for Mr. Maestri as part of his new hire package and to replace certain compensation that he would have received from his previous employer. This is the first installment of a $1,900,000 total payment which will be paid over three years unless Mr. Maestri resigns or is terminated for cause prior to the payment date.

(C)	The data presented in this column reflects the aggregate grant date fair value of equity awards made to our named executive officers in 2011. Three-year performance share awards under the Executive Long-Term Incentive Program (E-LTIP) were granted on July 1, 2011 to Ms. Burns, Mr. Maestri, Mr. Blodgett, Mr. Zagalo de Lima and Mr. Firestone. The number of performance shares at target was determined based on the market closing price of Xerox Common Stock on July 1, 2011 of $10.71. The grant date fair value of these awards if paid at maximum performance is as follows: Ms. Burns - $11,250,159; Mr. Maestri - $2,700,045; Mr. Blodgett - $3,750,053; Mr. Zagalo de Lima - $3,750,053; and Mr. Firestone - $3,750,053. For further information on these equity awards, see the Long-Term Incentives section in the “Compensation Discussion and Analysis” and the Grants of Plan-Based Awards table.

(D)	There have been no stock options granted by the Company since 2004.

(E)	The 2011 Non-Equity Incentive Plan payments were approved by the Committee in February 2012 under APIP for 2011 performance. The performance metrics, as described in the Short-Term Incentives section of the “Compensation Discussion and Analysis”, were set by the Committee on February 22, 2011. Actual 2011 full year payments were made at 60% of target for Ms. Burns, Mr. Maestri, Mr. Blodgett, and Mr. Zimmerman, and at 58% of target for Mr. Zagalo de Lima, based on 2011 performance results after negative discretion was applied.

(F)

The increase in pension value shown in this column is calculated by determining the increase in the present value of the benefits during 2011. The change in the present value of the accrued pension benefits is impacted by an additional year of service, age and compensation; and impacted by changes in mortality assumptions and in the discount rate used in the present value calculation. The increase in pension value reported for 2011 over that reported for 2010 for Ms. Burns is primarily attributed to the decrease in the discount rate. The present value is computed using the FASB ASC Topic 715 assumptions in effect on December 31 and assuming the benefit commences at the earliest retirement date at which unreduced benefits are payable under the Unfunded Supplemental Executive Retirement Plan (current age for Mr. Zimmerman and age 60 for Ms. Burns and Mr. Firestone). These assumptions include a discount rate of 4.75% for RIGP and 4.85% for SERP as of December 31, 2011. For the Xerox International Pension Plan, the benefit is calculated at the earliest unreduced retirement age for Mr. Zagalo de Lima of age 55 and based on a discount rate of 3.50% as of December 31, 2011. For purposes of the Change in Pension Value for Mr. Zagalo de Lima whose pension is denominated in euros, the reported amount is the difference between the value as of December 31, 2011 converted to U.S. dollars at a December 31, 2011 exchange rate, and the value as of December 31, 2010 converted to U.S. dollars at a December 31, 2010 exchange rate. These exchange rates are 1.2961 dollars per euro and 1.32515 dollars per euro, respectively. The present value of accumulated benefits as of December 31, 2011 for Mr. Zimmerman has been increased by the value of benefits that were paid out during 2011 to determine the increase in the present value of the accumulated benefits.

Ms. Burns is the only named executive officer who has a non-qualified deferred compensation balance in the Deferred Compensation Plan for Executives. There is no above market interest credited on this non-qualified deferred compensation balance. The interest rate credited under this plan for Ms. Burns was reset effective January 1, 2009 so that there will no longer be any above market interest credited.

(G)

This column represents perquisites and personal benefits and other compensation not reportable elsewhere in this table. Perquisites and personal benefits include compensation related to personal use of Company aircraft, financial planning, executive physicals, reimbursement for home security and other incidental benefits. Amounts for Ms. Burns also include relocation expenses paid based on the Company’s Transferred Employee Relocation Policy, which is provided to all employees who are relocated at the request of the Company for 12 or more months. Amounts for Mr. Zagalo de Lima also include his car allowance and international assignment allowance. Other compensation reflected in this column includes incidental tax-related reimbursements, Company-paid premiums for the Xerox Universal Life Plan (XUL), and, if eligible, the Company match under the Company’s 401(k) savings plan.

     The table below provides additional data on the amounts included under the “All Other Compensation” column.

					Life
		Personal			Insurance
		Use of the		International	Premiums		401(k)
		Company	Car	Assignment	Paid by	Tax Related	Company	Dividend		Total All Other
		Aircraft	Allowance	Allowance	Registrant	Reimbursements	Match	Equivalents	Miscellaneous	Compensation
Name	Year	($) (1)	($) (2)	($) (3)	($)	($) (4)	($)	($) (5)	($) (6)	($)
U. M. Burns	2011	45,994	–	–	21,685	16,489	3,675	–	35,694	123,537
	2010	64,040	–	–	20,569	6,354	3,675	272,058	25,020	391,716
	2009	25,266	–	–	19,214	5,750	6,750	111,742	31,383	200,105
L. Maestri	2011	–	–	–	2,005	3,273	7,350	–	22,079	34,707
L. R. Blodgett	2011	3,120	–	–	4,128	–	–	–	20,241	27,489
	2010	–	–	–	3,784	–	–	33,809	797,174	834,767
A. Zagalo de Lima	2011	–	26,829	498,331	–	945,045	–	–	700	1,470,905
	2010	–	26,321	571,992	–	549,426	–	41,918	6,870	1,196,526
J. A. Firestone	2011	–	–	–	26,576	–	3,675	–	–	30,251
	2010	–	–	–	26,018	–	3,675	121,055	2,825	153,573
	2009	–	–	–	25,424	–	5,355	71,950	–	102,729
L. A. Zimmerman	2011	–	–	–	5,119	–	3,675	–	12,873	21,667
	2010	19,474	–	–	20,026	–	3,675	73,754	–	116,928
	2009	–	–	–	18,860	–	5,301	38,478	118,500	181,139

(1)	For reasons of security and personal safety, the Company requires the CEO to use Company aircraft for all air travel. The compensation value of personal Company aircraft usage is calculated at the aggregate incremental cost to the Company, which includes primarily the cost of fuel, trip-related service and maintenance, and travel expenses of the flight crew and other contract personnel. Compensation value includes costs associated with “deadhead” legs. On certain occasions, family members and non-business related passengers may accompany an executive on a business flight. In such situations, a de minimus amount of aggregate incremental cost is incurred by the Company.

(2)	All management level employees in Xerox Europe have the option of either receiving a company car or an equivalent cash allowance. Mr. Zagalo de Lima elected to receive a cash allowance. When Mr. Zagalo de Lima transferred to the U.S. on international assignment, his car allowance continued. This is a standard practice for international assignees from Xerox Europe.

(3)	Mr. Zagalo de Lima is a citizen of Portugal and worked in the United States in 2011. Included in this column are contributions to a funded account delivering the same value as contributions to the Portuguese social security system that are not permitted during periods of non-Portugal residence ($269,929) which are converted from euros to U.S. dollars based on the spot rates on the dates of payments occurring each month. Also included here are Mr. Zagalo de Lima’s international assignment allowances which include the following standard expatriate payments: housing allowance ($132,870), which is given to employees to cover the cost of housing in the host country; host country cost of living allowance ($45,407), which is given to employees to cover the cost of living difference between the home country and the host country; home maintenance allowance ($22,364), which is given to employees to cover the cost of maintaining a home country residence; and home leave allowance ($11,391) plus other de minimus payments. In addition, Mr. Zagalo de Lima received a foreign service premium ($15,970) as part of his international assignment allowance.

(4)	The 2011 tax related reimbursements for Ms. Burns and Mr. Maestri are associated with tax gross-ups on their relocation benefits based on the Company’s Transferred Employee Relocation Policy, which is available to all employees who are relocated at the request of the Company for 12 or more months. For Mr. Zagalo de Lima, tax related reimbursements are covered under the Xerox international assignment policy. According to the policy, Mr. Zagalo de Lima is responsible for paying taxes on salary, short-term and long-term incentive awards and other compensation, but only up to the level he was paying in his home country of Portugal, capped at a maximum tax rate of 40%. The tax reimbursement is the difference between what was deducted from his pay using a hypothetical tax rate for his home country and what was paid in the host country.

(5)	In accordance with applicable SEC rules, dividend equivalents paid in 2011 on restricted stock units and performance shares are not included in the “All Other Compensation” column because those amounts were factored into the grant date fair values.

(6)	Amounts in this column may include financial planning, executive physicals, home security, and other incidental benefits. Also included in this column are payments of earned but unused vacation owed to Mr. Zimmerman upon his retirement; medical benefits for Mr. Blodgett under the SEA; and taxable relocation expenses, which include moving expenses in the amount of $30,003 for Ms. Burns.

For further information on the components of the executive compensation program, see the “Compensation Discussion and Analysis.”

GRANTS OF PLAN-BASED AWARDS IN 2011

The following table provides additional detail for each of the named executive officers on potential amounts payable under the short-term incentive plan (APIP) and the long-term incentive plan (E-LTIP) as presented in the Summary Compensation Table. Threshold, target and maximum award opportunities are provided.

GRANTS OF PLAN-BASED AWARDS IN 2011

			Estimated Future Payout Under			Estimated Future Payout			All Other	Grant
			Non-Equity Incentive Awards			Under Equity Incentive Awards			Stock	Date Fair
			(B)			(C)			Awards:	Value of
									Number of	Equity
	Grant	Date of							Shares or	Incentive
	Date	Action	Threshold	Target	Maximum	Threshold	Target	Maximum	Stock Units	Awards
Name	(A)	(A)	($)	($)	($)	(#)	(#)	(#)	(#) (D)	($) (E)
U. M. Burns	–	–	165,000	1,650,000	3,300,000
	7/1/11	2/22/11				11,672	700,290	1,050,435	–	7,500,106
L. Maestri	–	–	56,875	568,750	1,137,500
	7/1/11	12/20/10				2,801	168,070	252,105	–	1,800,030
L. R. Blodgett	–	–	83,365	833,654	1,667,308
	7/1/11	2/22/11				3,891	233,430	350,145	–	2,500,035
A. Zagalo de Lima	–	–	71,892	718,916	1,437,832
	7/1/11	2/22/11				3,891	233,430	350,145	–	2,500,035
J. A. Firestone	–	–	71,400	714,000	1,428,000
	7/1/11	2/22/11				3,891	233,430	350,145	–	2,500,035

(A)	The “Grant Date” is the effective date of the E-LTIP stock awards. The “Date of Action” is the date the Committee (or the Board in the case of Mr. Maestri) approved the value of the E-LTIP awards.

(B)	This column reflects the threshold, target and maximum payout opportunity under the 2011 APIP set by the Committee on February 22, 2011. The actual APIP payout, which was based on 2011 performance and paid in or prior to April 2012, is presented in the Summary Compensation Table in column (E). The APIP measures and weightings for 2011 were adjusted earnings per share (40%), core cash flow from operations (40%) and constant currency revenue growth (20%). Threshold payout was determined based on only achieving the constant currency revenue growth performance measure. If threshold performance is not achieved on any of the performance measures, there will be no APIP payout. See the Summary Compensation Table, footnote (E), for additional information regarding the actual payout of these awards.

(C)	The threshold, target and maximum payout opportunity under E-LTIP is presented in this column. The value of stock awards and the methodology for determining the number of shares were approved by the Committee on February 22, 2011, except for Mr. Maestri’s stock award value which was approved by the Board as part of his new hire package on December 20, 2010, when he was elected to the position of Chief Financial Officer, effective February 16, 2011. Three-year E-LTIP performance share awards were granted on July 1, 2011 to Ms. Burns, Mr. Maestri, Mr. Blodgett, Mr. Zagalo de Lima and Mr. Firestone. The number of performance shares at target for these awards was determined by dividing the approved values of the respective awards by the closing stock price on the grant date and rounding the number of shares up to the nearest 10 shares. The July 1, 2011 closing stock price was $10.71. See footnote (C) to the Summary Compensation Table for additional information on these equity awards.

(D)	There were no other stock awards granted to the named executive officers in 2011.

(E)	The value reported in this column with respect to the equity incentive awards reported in column (C) is based upon the target award and the grant date closing stock price noted above in footnote (C). This value is recorded over the requisite serviced period as required by FASB ASC Topic 718.

Performance shares under the E-LTIP can be earned by achieving annual performance targets between threshold and maximum for revenue growth and by achieving annual and/or three-year cumulative performance targets between threshold and maximum for adjusted earnings per share and for core cash flow from operations. The performance period is January 1, 2011 through December 31, 2013. Performance shares that are earned vest on July 1, 2014. The performance measures are weighted as follows: revenue growth - 10%; adjusted earnings per share - 55%; and core cash flow from operations - 35%. The threshold is based on the minimum number of performance shares earned if the annual performance is achieved at the threshold level for revenue growth in only one of the three years. If threshold performance is not achieved on any of the performance measures, no performance shares will be earned. Target reflects the number of performance shares earned if target performance is achieved on all performance measures. Maximum describes the greatest number of performance shares that can be earned if maximum or higher performance is achieved on all performance measures. The number of performance shares earned will be interpolated in the event that the Company’s performance varies between threshold and maximum, as determined by the Committee.

OUTSTANDING EQUITY AWARDS AT 2011 FISCAL YEAR-END

The following table displays outstanding option awards and unvested stock awards held by each of the named executive officers at the end of fiscal year 2011. Included is the number of shares underlying exercisable and unexercisable options, the exercise price and expiration date for all outstanding option awards and the number and market value for all unvested stock awards.

OUTSTANDING EQUITY AWARDS AT 2011 FISCAL YEAR-END

	Option Awards				Stock Awards
							Equity	Equity
							Incentive	Incentive
							Plan Awards:	Plan Awards:
					Number	Market	Number of	Market or
	Number of	Number of			of Shares	Value of	Unearned	Payout Value
	Securities	Securities			or Units	Shares or	Shares, Units	of Unearned
	Underlying	Underlying			of Stock	Units of	or Other	Shares, Units
	Unexercised	Unexercised	Option		That	Stock That	Rights That	or Other
	Options	Options	Exercise	Option	Have Not	Have Not	Have Not	Rights That
	Exercisable	(# Unexercisable)	Price	Expiration	Vested	Vested	Vested	Have Not
Name	(#) (A)	(A)	($)	Date	(#) (B)	($) (B)	(#) (C)	Vested ($) (C)
U. M. Burns	–	–	–	–	1,603,676	12,765,261	1,327,644	10,568,046
L. Maestri	–	–	–	–	–	–	168,070	1,337,837
L. R. Blodgett	708,528	–	7.330	7/30/2014	254,980	2,029,641	467,634	3,722,367
	425,117	–	8.350	7/9/2017	–	–	–	–
	556,841	–	7.100	8/15/2017	–	–	–	–
	470,400	1,275,352	6.330	8/20/2019	–	–	–	–
A. Zagalo de Lima	121,500	–	7.885	12/31/2012	380,946	3,032,330	358,904	2,856,876
J. A. Firestone	187,000	–	7.885	12/31/2012	530,064	4,219,309	400,730	3,189,811
L. A. Zimmerman	187,000	–	7.885	12/31/2012	–	–	–	–

(A)	All stock options are 100% vested and exercisable with the exception of Mr. Blodgett who has 1,275,352 ACS stock options that were converted to Xerox stock options upon the ACS acquisition and will become exercisable in equal increments on August 20th of 2012, 2013 and 2014 (provided that, if certain performance metrics are achieved, the remaining options will vest on February 5, 2013) pursuant to the terms of his SEA. Following his retirement, Mr. Zimmerman has the ability to exercise his outstanding options until the expiration date disclosed above. There have been no stock options granted by the Company since 2004.

(B)	The awards presented in these columns include earned, unvested (as of December 31, 2011) performance share awards granted on the following dates: on February 5, 2010 to Mr. Blodgett which was a special one-time performance share award in connection with the ACS acquisition that will vest on February 5, 2013 and on July 1, 2010 to the named executive officers which will vest on July 1, 2013 under E-LTIP. Also included are unvested restricted stock units granted by the Company on the following dates: on April 2, 2007, which will vest on April 2, 2012 for Ms. Burns and Mr. Firestone; on July 1, 2009 which will vest on July 1, 2012 for Ms. Burns, Mr. Firestone and Mr. Zagalo de Lima; on March 1, 2010, which will vest on March 1, 2013 for Mr. Firestone; and on July 1, 2010, which will vest on January 1, 2014 for Mr. Zagalo de Lima. The value of these awards is based on the market closing price of Xerox Common Stock of $7.96 as of December 31, 2011.

(C)	The awards presented in these columns consist of unearned, unvested (as of December 31, 2011) performance shares at target granted under the E-LTIP on July 1, 2010 and July 1, 2011. The performance period for the 2010 grant is January 1, 2010 through December 31, 2012. The performance period for the July 2011 grant is January 1, 2011 through December 31, 2013. Also included is Mr. Blodgett’s special one-time performance share award granted on February 5, 2010 in connection with the ACS acquisition. The performance period is February 6, 2010 through December 31, 2012. The value of these grants is based on the market closing price of Xerox Common Stock of $7.96 as of December 31, 2011.

As determined by the Compensation Committee in February 2012, each named executive officer earned 20% of his or her 2010 performance share award based on 2011 performance results as follows: Ms. Burns – 188,206 shares; Mr. Blodgett – 50,190 shares; Mr. Zagalo de Lima – 37,642 shares , and Mr. Firestone – 50,190 shares. These 2010 earned performance shares will vest on July 1, 2013.

Also based on 2011 performance results, each named executive officer earned 21.83% of his or her 2011 performance share award as follows: Ms. Burns – 152,873 shares; Mr. Maestri – 36,690 shares; Mr. Blodgett – 50,958 shares, Mr. Zagalo de Lima – 50,958 shares; and Mr. Firestone – 50,958 shares. These 2011 earned performance shares will vest on July 1, 2014.

Based on 2011 performance results for ACS, Mr. Blodgett did not earn performance shares for 2011 performance under his special one-time acquisition grant. See the Executive Compensation Summary for Lynn Blodgett in the “Compensation and Discussion Analysis” for further information on this award.

For purposes of this table, all shares that were unearned as of December 31, 2011 are reported in column (C).

These columns exclude the 2012 E-LTIP three-year performance share awards to be granted on July 1, 2012 to Ms. Burns, Mr. Maestri, Mr. Blodgett, Mr. Zagalo de Lima and Mr. Firestone. The value of these awards is as follows: Ms. Burns – $7,750,000; Mr. Maestri – $3,000,000; Mr. Blodgett – $3,000,000; Mr. Zagalo de Lima – $2,500,000; and Mr. Firestone – $2,500,000. Also excluded are three-year retention restricted stock unit awards of $500,000 each to Mr. Maestri and Mr. Zagalo de Lima. The number of shares will be determined based on the closing market price of Xerox common stock on the grant date of July 1, 2012.

OPTION EXERCISES AND STOCK VESTED IN 2011

The Option Exercises and Stock Vested table shows amounts realized by the named executive officers on options that were exercised and stock awards that vested during 2011.

OPTION EXERCISES AND STOCK VESTED IN 2011

	Option Awards		Stock Awards
	Number		Number
	of Shares	Value	of Shares	Value
	Acquired	Realized on	Acquired	Realized
	on Exercise	Exercise	on Vesting	on Vesting
Name	(#) (A)	($)	(#) (B)	($) (C)
U. M. Burns (D)	100,000	289,570	179,916	1,926,900
L. Maestri	–	–	–	–
L. R. Blodgett (D)	379,834	2,011,790	–	–
A. Zagalo de Lima (D)	50,000	158,000	44,982	481,757
J. A. Firestone	–	–	89,958	963,450
L. A. Zimmerman	–	–	274,066	2,916,399
____________________

(A)	This column reflects the total number of shares acquired at exercise.

(B)	Shares shown in this column are stock awards that vested under the 2008 E-LTIP. All awards granted under the 2008 E-LTIP are subject to a holding period. Executives must retain 50% of net shares for the later of one year or until they achieve their required ownership level, or, in the case of Mr. Zimmerman who retired, 50% of net shares must be held until one year after his retirement. In 2008, Mr. Firestone elected to defer receipt of 50% of his 2008 E-LTIP performance share award until one year following the termination of his employment. As a result, the entire award vested on July 1, 2011 but he only received 50% of the vested shares. A one-year performance share award was granted on March 1, 2010 to Mr. Zimmerman which vested on March 1, 2011 based on the one-year performance period results.

(C)	The aggregate dollar amount realized upon vesting includes the value of shares withheld to pay taxes.

(D)	In 2011, Ms. Burns exercised and sold 100,000 options under her Rule 10b5-1 Sales Plan, Mr. Blodgett exercised and sold 379,834 options under his Rule 10b5-1 Sales Plan, and Mr. Zagalo de Lima exercised and sold 50,000 options during a 2011 window period.

PENSION BENEFITS FOR THE 2011 FISCAL YEAR

The Pension Benefits table below reflects the actuarial present value for the named executive officers’ total accumulated benefit as of December 31, 2011 under the pension plans in which they participate. Mr. Zagalo de Lima’s benefit is based on a December 31 measurement date and a conversion from euros to U.S. dollars at an exchange rate on December 31, 2011 of 1.2961 U.S. dollars per euro. See the Pension Plans section of the “Compensation Discussion and Analysis” for a description of the U.S. and International pension plans.

PENSION BENEFITS FOR THE 2011 FISCAL YEAR

		Number of	Present Value	Payments
		Years	of	During
		of Credited	Accumulated	Last Fiscal
	Plan Name	Service	Benefit	Year
Name	(A)	(B)	($) (C)	($)
U. M. Burns	Retirement Income Guarantee Plan	30.5	862,344	–
	Unfunded Supplemental Executive	30.5	10,166,626	–
	Retirement Plan
L. Maestri	–	–	–	–
L. R. Blodgett	–	–	–	–
A. Zagalo de Lima	Xerox International Pension Plan	28.8	6,037,226	–
J. A. Firestone	Retirement Income Guarantee Plan	13.5	411,543	–
	Unfunded Supplemental Executive	13.5	3,678,739	–
	Retirement Plan
L. A. Zimmerman	Retirement Income Guarantee Plan	8.8	–	396,032
	Unfunded Supplemental Executive	17.6	7,165,612	568,437
	Retirement Plan

(A)	Pension benefits are provided to the named executive officers under the Retirement Income Guarantee Plan (RIGP), the Unfunded Retirement Income Guarantee Plan (Unfunded RIGP), the Unfunded Supplemental Executive Retirement Plan (SERP) and, for Mr. Zagalo de Lima, the Xerox International Pension Plan. For named executive officers qualifying for SERP benefits, the Unfunded RIGP benefit is included in the SERP benefit. The Unfunded RIGP benefit would only come into play on a stand-alone basis should these named executive officers leave Xerox before qualifying for the SERP.

(B)	Years of Credited Service is also referred to as benefit service in the following description of the pension plans. Mr. Zimmerman is credited with 2 years of benefit service under the SERP formula for each year of actual Xerox service. His service was accelerated to mitigate the pension impact of joining Xerox later in his career.

(C)	All calculations are based on actual pay.

The benefit formulas and assumptions used to calculate these estimates are as follows:

U.S. Pension Plans

The pay used to calculate the RIGP, Unfunded RIGP and SERP benefits is base pay plus actual short-term incentive payment (incentive payment is considered for the calendar year in which it is paid). The present value of the accumulated benefit is the present value of the benefit payable at the earliest unreduced retirement age (current age for Mr. Zimmerman as he is retired, and age 60 for Ms. Burns and Mr. Firestone) based on the following assumptions: all participants are assumed to elect a lump sum from RIGP; SERP benefits which are not available as lump sums are assumed to be paid as 50% Joint and Survivor annuities; pre-retirement FASB ASC Topic 715 discount rate of 4.75 % for RIGP and 4.85% for SERP; no pre-retirement mortality or turnover assumed; post-retirement FASB ASC Topic 715 discount rate of 4.85% (5.50% for RIGP lump sums other than the lump sum for Mr. Zimmerman which is calculated at the lump sum interest rates that applied to 2011 lump sums of 2.21% for the first 5 years of payments, 4.61% for payments during the next 15 years and 5.46% thereafter); post-retirement mortality is based on the Applicable Mortality table, as defined for lump sum calculations under section 417(e) of the Internal Revenue Code. The Applicable Mortality table is defined for years up to and including 2013, and for subsequent years, the assumption is that the IRS will continue to apply the same mortality improvements as they did to get from the 2012 to 2013 table in each future year and the RP 2000 Mortality table with projection to year of payment for annuitant mortality. Although all of the pension plans do not provide unreduced benefits at the ages previously noted, the SERP supplements these other pension plans to deliver an overall unreduced retirement benefit at these ages. Therefore, for those who are yet to retire and are covered under the SERP (Ms. Burns and Mr. Firestone), age 60 is the earliest unreduced retirement age.

RIGP benefits are determined as the greater of a Highest Average Pay formula benefit (1.4% of highest five-year average pay multiplied by benefit service of up to 30 years), a Cash Balance Retirement Account and a retirement account that was transferred to RIGP in 1990. Early retirement benefits under RIGP are available for employees who leave Xerox at age 55 with 10 years of service or later and the Highest Average Pay formula is reduced from age 65 (age 62 with 30 years of service) at 5% per year. Mr. Firestone is currently eligible for early retirement. The RIGP benefits are generally based on total pay, subject to IRS limits on the compensation that can be reflected in a qualified plan.

Unfunded RIGP benefits are generally determined under the same terms as the RIGP benefit except the pay used in the Highest Average Pay formula is not subject to IRS limits and in years in which pay was deferred under the Deferred Compensation Plan for Executives, this deferred compensation was included for the year it was deferred. Unfunded RIGP also provides for an Unfunded RIGP Cash Balance Retirement Account (CBRA). This Unfunded RIGP CBRA provides pay credits on pay in excess of the IRS limits for years 2003 and later and interest on these pay credits while the Highest Average Pay formula reflects all years of service. The purpose of Unfunded RIGP is to replace benefits that cannot be provided in RIGP due to IRS compensation limits.

SERP benefits are determined under a different formula than RIGP and with the same pay used for Unfunded RIGP. The accrual rate and age at which SERP is available can vary. SERP benefits reflect base pay plus short-term incentive (not subject to any limits) and are determined under a formula that provides a benefit of 1-2/3% of five-year Highest Average Pay less 1-2/3% of Social Security multiplied by benefit service of up to 30 years. This basic formula is subject to the following adjustments: SERP participants (those who are not mid-career hires – see explanation below) are entitled to a minimum benefit of 25% of Highest Average Pay less 25% of Social Security. A total benefit is determined by the SERP formula. The total benefit is offset by the RIGP benefit and the remaining benefit is paid from the SERP and referred to as the SERP benefit.

The SERP includes a mid-career hire benefit that applies to a small group of executives including Mr. Zimmerman. The accrual for a mid-career hire is 150% of the regular SERP accrual for a maximum of 20 years. However, there is no minimum SERP benefit for mid-career hires. The mid-career hire retirement eligibility is age 60 with 5 years of service.

Mr. Zimmerman retired on April 1, 2011 and is currently receiving his SERP benefit as a 50% Joint and Survivor annuity. The other named executive officers covered by the SERP are eligible to commence SERP benefits upon retirement (with a 6 month delay) on or after the attainment of age 60 with 10 years of service. SERP benefits that commence at these ages are not reduced for early commencement. The SERP was originally designed to permit executive officers to retire with unreduced benefits at age 60 (instead of the age 62 with 30 years of service or the age 65 provisions in RIGP). The SERP, through the mid-career benefit, also provides a means to mitigate the loss in retirement benefits from a mid-career change in employment for an executive joining Xerox. These features of the SERP support the attraction and retention of our senior leaders.

After December 31, 2012, all accruals under RIGP, Unfunded RIGP and SERP will be frozen.

International Pension Plan

Mr. Zagalo de Lima is a citizen of Portugal. He had been on international assignment in the United Kingdom and currently is on international assignment in the United States. He is not covered by qualified and non-qualified plans in the U.S. and does not have local retirement plans (other than Portuguese social security and an arrangement to deliver the value of social security contributions for periods in which they cannot be made due to residency issues; this arrangement is referred to as his “social security replacement benefits”). The Xerox International Pension Plan provides benefits for Mr. Zagalo de Lima to supplement these Portuguese social security and social security replacement benefits. The pay used to calculate the Xerox International Pension Plan benefit is 146% of his base pay if he retires after age 55 but before age 58 and 166% of his base pay if he retires at or after age 58. The Plan formula targets a total retirement income of 60% of pay before age 65 and 70% of pay after age 65 when combined with the Portuguese social security benefits and social security replacement benefits. These benefits are funded and the Plan assets are accumulated in an insurance contract. If the Plan assets as of retirement exceed the value of the formula benefit (the formula benefit is net of the Portuguese social security benefits and social security replacement benefits), the Plan assets will be distributed in lieu of any other benefits under the Xerox International Pension Plan. If the formula benefit exceeds the value of Plan assets, the Plan assets will be distributed and a single sum payment for the excess will be paid by Xerox. As of December 31, 2011, the value of the formula benefit exceeded the value of his Plan assets. International Pension Plan benefits for Mr. Zagalo de Lima are paid as a lump sum; ASC Topic 715 discount rate of 3.50% is used with no pre-age 65 mortality (his lump sum value consists fully of pre-65 benefits) and no turnover is assumed.

NON-QUALIFIED DEFERRED COMPENSATION FOR THE 2011 FISCAL YEAR

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings in	Withdrawals/	Balance at
	in Last FY	in Last FY	Last FY	Distributions	Last FYE
Name	($) (A)	($) (A)	($) (B)	($)	($)
U. M. Burns	–	–	11,825	–	376,705
L. Maestri	–	–	–	–	–
L. R. Blodgett	–	–	–	–	–
A. Zagalo de Lima	–	–	–	–	–
J. A. Firestone	–	–	–	–	–
L. A. Zimmerman	–	–	–	–	–
____________________

Interest is calculated at the Prime Rate which was not above 120% of the applicable long term rate at the time this rate was established.

(A)	The Deferred Compensation Plan for Executives was frozen in 2002. Deferrals into the plan have not been permitted since 2001.

(B)	No portion of the amount shown for 2011 under “Aggregate Earnings in the Last Fiscal Year” for Ms. Burns is reported in the Summary Compensation Table as above market interest.

Previously, the plan allowed for the deferral of base salary (up to 50%) and short-term incentive and performance units (up to 100%) as long as the compensation would have been payable in cash if not deferred. Participants were required to elect the percentage to be deferred, the investment applicable to the amount deferred and the method of payment. Payments to Ms. Burns, based on her elections, will commence in the year of retirement (or year following if retirement is after July 1) and will be paid annually for 5 years. Under this plan, there is also an opportunity for in-service hardship withdrawals if approved by the Chief Executive Officer (or by the Board of Directors in the case of a request by the Chief Executive Officer). In the event of a Change in Control, deferred compensation balances will be paid out in a lump sum.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The Company has entered into certain agreements and maintains certain plans that will require the Company to provide compensation to named executive officers in the event of a termination of employment or a change in control. The amount of compensation payable to each named executive officer in each situation effective December 31, 2011 is listed in the table below. The equity awards presented in this table reflect grants not vested as of December 31, 2011 and are based on the market closing price of Xerox Common Stock of $7.96 as of December 31, 2011. For Mr. Zagalo de Lima, the conversion to dollars is based on an exchange rate on December 31, 2011 of 1.2961 dollars per euro.

			Non-			Non-	Healthcare
		Lump	Equity	Equity	Qualified	Qualified	/Life		Total
		Sum	Incentive	Incentive	Pension	Pension	Insurance	Excise	Termination
		Payments	Awards	Awards	Benefits	Benefits	Benefits	Tax	Benefits
		($)	($)	($)	($)	($)	($)	($)	($)
U. M. Burns
•	Voluntary Termination/
	Retirement (A)	–	–	–	602,527	6,188,452	–	–	6,790,979
•	Involuntary Termination not
	for Cause (B)	655,769	1,650,000	11,307,681	602,527	6,188,452	–	–	20,404,429
•	Involuntary or Good Reason
	Termination after Change in
	Control (CIC) (C)	5,500,000	1,650,000	23,333,307	602,527	9,464,396	63,524	2,810,206	43,423,960
•	Death (D)	–	1,650,000	23,333,307	421,281	3,680,848	3,300,000	–	32,385,436
L. Maestri
•	Voluntary Termination/
	Retirement (A)	–	–	–	–	–	–	–	–
•	Involuntary Termination not
	for Cause (B)	1,950,000	568,750	222,976	–	–	–	–	2,741,726
•	Involuntary or Good Reason
	Termination after Change in
	Control (CIC) (C)	3,900,000	568,750	1,337,837	–	–	21,994	–	5,828,581
•	Death (D)	–	568,750	1,337,837	–	–	1,950,000	–	3,856,587
L. R. Blodgett
•	Voluntary Termination/
	Retirement (A)	–	833,654	1,308,465	–	–	–	–	2,142,119
•	Involuntary Termination not
	for Cause (B)	6,216,420	833,654	4,972,976	–	–	35,839	–	12,058,889
•	Involuntary or Good Reason
	Termination after Change in
	Control (CIC) (C)	6,216,420	833,654	7,830,831	–	–	35,839	–	14,916,744
•	Death (D)	6,037,958	833,654	7,830,831	–	–	850,000	–	15,552,443
A. Zagalo de Lima
•	Voluntary Termination/
	Retirement (A)	167,521	–	–	–	5,112,004	–	–	5,279,525
•	Involuntary Termination not
	for Cause (B)	3,238,738	670,084	1,921,090	–	5,112,004	–	–	10,941,916
•	Involuntary or Good Reason
	Termination after Change in
	Control (CIC) (C)	2,680,335	670,084	5,889,206	–	5,112,004	88,365	–	14,439,994
•	Death (D)	–	670,084	5,889,206	–	5,112,004	3,693,836	–	15,365,130
J. A. Firestone
•	Voluntary Termination/
	Retirement (A)	–	714,000	3,451,273	419,737	2,577,789	–	–	7,162,799
•	Involuntary Termination not
	for Cause (B)	357,000	714,000	3,451,273	419,737	2,577,789	–	–	7,519,799
•	Involuntary or Good Reason
	Termination after Change in
	Control (CIC) (C)	2,856,000	714,000	7,409,120	419,737	4,031,677	70,450	–	15,500,984
•	Death (D)	–	714,000	7,409,120	282,240	2,315,115	2,142,000	–	12,862,475

Mr. Zimmerman retired from Xerox effective April 1, 2011, at which time he was eligible to commence receipt of the retirement benefits reflected in the Pension Benefits for the 2011 Fiscal Year table above. Mr. Zimmerman received a pro-rated APIP award for 2011 performance which was awarded and paid in April 2012 ($107,100). In addition, he received his pro-rated 2008 E-LTIP award of 64,641 shares of Xerox stock which vested on its original vesting date of July 1, 2011 and his 2010 E-LTIP award of 209,425 shares of Xerox stock which vested on its original vesting date of March 1, 2011.

(A)	Ms. Burns, Mr. Maestri and Mr. Zagalo de Lima are not retirement eligible. Assuming voluntary termination on December 31, 2011, there would be no payments due to Ms. Burns other than vested pension benefits and her deferred compensation balance (see Non-Qualified Deferred Compensation table for balances as of December 31, 2011). There will be no payments due to Mr. Maestri. Mr. Zagalo de Lima would receive three months of base salary under Portuguese law in addition to his vested pension benefits.

Assuming retirement on December 31, 2011, Mr. Blodgett and Mr. Firestone would receive a short-term incentive (Non-Equity Incentive Award) for full-year 2011 performance. The amount shown above reflects payout at target (actual payout could be higher or lower). In addition, Mr. Firestone would be eligible to receive pro-rated performance shares based on the number of full months of service from date of grant on the original vesting date under the terms of the E-LTIP, and would receive vested pension benefits. Mr. Blodgett would receive pro-rated performance shares based on the number of full months of service under the terms of his July 1, 2010 and July 1, 2011 E-LTIP awards. Mr. Blodgett would forfeit any unpaid portion of his Acquisition Cash Payment and all performance shares granted to him under his SEA as well as any outstanding unvested August 2009 Options.

Short-term incentive awards, long-term incentive awards and U.S. non-qualified pension plan benefits are subject to clawback provisions as described in the Compensation Recovery Policy (“Clawbacks”) section in the “Compensation Discussion and Analysis”.

(B)	Assuming involuntary termination without cause, under the terms of the Company’s U.S. workforce surplus policy, Ms. Burns, and Mr. Firestone would be eligible for salary continuance payments based on their years of service in accordance with this policy as follows: Ms. Burns – 31 weeks and Mr. Firestone – 26 weeks. The amounts reported in the table assume salary continuance is paid as a lump sum. In addition, Ms. Burns, and Mr. Firestone would receive a short-term incentive payment (Non-Equity Incentive Award) for 2011 performance, shown at target (actual payout could be higher or lower), pro-rated performance shares based on the number of full months of service from the date of grant on the original vesting date per the terms of the E-LTIP, their deferred compensation balance, if any, and vested pension benefits.

Assuming involuntary termination without cause within the first 12 months of employment, Mr. Maestri, per his offer letter, would receive 12 months of salary continuance and payment of any unpaid portion of his cash sign-on bonus. In addition, Mr. Maestri would receive a short-term incentive payment (Non-Equity Incentive Award) for 2011 performance, shown at target (actual payout could be higher or lower) and pro-rated performance shares based on the number of full months of service from the date of grant on the original vesting date per the terms of the E-LTIP.

Assuming involuntary termination without cause, prior to the third anniversary of the ACS acquisition closing date, Mr. Blodgett would receive accelerated payment of any unpaid portion of his Acquisition Cash Payment as outlined in his SEA and 12 months of outplacement services, shown as a lump sum. He would also receive 10 weeks of severance payments per the ACS policy shown as a lump sum, payment of his short-term incentive (Non-Equity Incentive Award) for 2011 performance shown at target (actual payout could be higher or lower). In addition, he would receive pro-rated performance shares based on the number of full months of service from the date of grant on the original vesting date per the terms of his July 1, 2010 and July 1, 2011 E-LTIP and for his February 5, 2010 award, at maximum for 2010 performance and pro-rated at target for 2011 performance, and continuation of certain welfare benefits until the third anniversary of the acquisition closing date. Any outstanding unvested August 2009 Options would become fully vested and exercisable until the expiration date (amount noted in “Equity Incentive Awards” column assumes exercise at the market closing price of Xerox Common Stock of $7.96 as of December 31, 2011). In addition, Mr. Blodgett would receive a tax gross-up for any excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended, per the terms of his SEA. If Mr. Blodgett voluntarily terminated with good reason, as outlined in his SEA, he would receive all of the amounts shown in section (B) of the table above except for 10 weeks of severance payments ($163,462).

Assuming involuntary termination without cause, Mr. Zagalo de Lima would be eligible for a payment in accordance with the redundancy program in Portugal. This payment is calculated based on one month of salary plus one month of target bonus multiplied by the number of years with the company (calculated at 29 years as of December 31, 2011) shown as a lump sum. Mr. Zagalo de Lima would also receive a short-term incentive payment (Non-Equity Incentive Award) for 2011 performance shown at target (actual payout could be higher or lower), pro-rated performance shares based on the number of full months of service from the date of grant on the original vesting date per the terms of the E-LTIP, and vested pension benefits.

Short-term incentive awards, long-term incentive awards and U.S. non-qualified pension plan benefits are subject to clawback provisions as described in the Compensation Recovery Policy (“Clawbacks”) section in the “Compensation Discussion and Analysis”.

(C)	Assuming involuntary or good reason termination in the event of a change in control, per the terms of the change in control agreement and as noted in the section on Change-in-Control Severance Agreements in the “Compensation Discussion and Analysis”, Ms. Burns, Mr. Zagalo de Lima, Mr. Firestone and Mr. Maestri would be eligible for a lump sum payment in lieu of compensation continuance in the amount of two times annual compensation (base pay and target short-term incentive); a short-term incentive (Non-Equity Incentive Award) payment for the 2011 performance shown at target (actual payout could be higher or lower); accelerated vesting and payment of unvested performance shares at target, accelerated vesting and payment of restricted stock units, if any; deferred compensation balance, if any; payment of any excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (other than for Mr. Maestri); and continuation of certain welfare benefits for a period of 24 months. In addition, Ms. Burns and Mr. Firestone would be eligible for payment of vested qualified pension benefits and accelerated vesting and payment of the accrued non-qualified pension benefits (value of benefit paid as a lump sum) consistent with the plan provisions for other participating employees. Mr. Zagalo de Lima would be eligible for payment of his vested non-qualified pension benefit.

Assuming a change in control without termination, in order to protect the pension benefits earned at Xerox, executives participating in Unfunded RIGP and SERP are entitled to immediate payment of the present value of these accrued non-qualified pension benefits, provided that the change in control conforms with applicable tax regulations regarding deferred compensation. In the event of a change in control that does not confirm with deferred compensation regulations, participants will vest in the plan benefits but will receive payment according to the normal payment provisions of the plans.

Although Mr. Blodgett does not have a CIC Agreement with Xerox, he is entitled to payments related to involuntary termination not for cause and voluntary termination for good reason under the SEA or other benefit programs in which he participates. Prior to the third anniversary of the ACS acquisition closing date, Mr. Blodgett would receive the same amounts as shown in section (B) of the table, and discussed in footnote (B), with the exception of the amount shown in the “Equity Incentive Awards” column. This column shows accelerated payments associated with accelerated vesting of unvested performance shares from his July 1, 2010 and July 1, 2011 ELTIP awards at target and, for his February 5, 2010 award, at maximum for 2010 performance and at target for 2011 and 2012 performance. If Mr. Blodgett voluntarily terminated with good reason, he would receive the same amounts as shown in section (B) of the table above except for 10 weeks of severance payments ($163,462).

(D)	Following death, the estates or, with respect to certain types of payments and elections made, the spouses for Ms. Burns and Mr. Firestone, would receive payment of a 2011 short-term incentive shown at target (actual payout could be higher or lower), accelerated vesting of performance shares at target and restricted stock units if any, deferred compensation balance, if any, a life insurance benefit, and vested qualified and non-qualified pension benefits. Subject to certain eligibility conditions, the pension death benefit is generally a 50% survivor annuity or, if eligible to retire under the SERP, a 100% survivor annuity. Following death, Mr. Maestri’s estate would receive payment of a 2011 short-term incentive shown at target (actual payout could be higher or lower), accelerated vesting of performance shares at target and a life insurance benefit.

Following death, Mr. Blodgett’s estate would be eligible for accelerated payment of any unpaid portion of his Acquisition Cash Payment outlined in his SEA, payment of his short-term incentive for 2011 performance shown at target (actual amounts could be higher or lower), accelerated vesting and payment of unvested performance shares from his July 1, 2010 and July 1, 2011 ELTIP awards at target and, for his February 5, 2010 award, at maximum for 2010 performance and at target for 2011 and 2012 performance, and a life insurance benefit from Company-paid premiums equal to his base salary. In addition, any outstanding unvested August 2009 Options would become fully vested and exercisable until the expiration date (amount noted in “Equity Incentive Awards” column assumes exercise at the market closing price of Xerox Common Stock of $7.96 as of December 31, 2011).

Following death, Mr. Zagalo de Lima’s estate would receive payment of a 2011 short-term incentive shown at target (actual amounts could be higher or lower), accelerated vesting and payment of unvested performance shares at target and vested pension benefits. In addition, Mr. Zagalo de Lima’s estate would receive 49 months of earnings which are calculated based on one month’s base salary plus one month of target short-term incentive (capped at 35% of salary) multiplied by 49 months.

Termination Following Disability

Assuming termination following disability on December 31, 2011, Ms. Burns, Mr. Maestri, Mr. Blodgett, Mr. Zagalo de Lima and Mr. Firestone would be eligible for pro-rated performance shares based on the number of full months of service from the date of grant, their deferred compensation balance, if any, and vested pension benefits as shown for “Voluntary Termination/Retirement.” Mr. Maestri would also receive the payment of any unpaid portion of his cash sign-on bonus. Mr. Blodgett would be eligible for accelerated payment of any unpaid portion of his Acquisition Cash Payment outlined in his SEA. In addition, any outstanding unvested August 2009 Options would become fully vested and exercisable until the option expiration date.

Involuntary Termination for Cause

Assuming involuntary termination for cause due to engagement in detrimental activity against the Company, there would be no payments to Ms. Burns, Mr. Maestri, Mr. Blodgett, Mr. Zagalo de Lima (unless prohibited by applicable local law) and Mr. Firestone other than their deferred compensation balance, if any, and vested qualified pension benefits. All unvested shares and non-qualified pension benefits would be immediately cancelled upon termination for cause for all named executive officers. See the Compensation Recovery Policy section of the “Compensation Discussion & Analysis” for additional information.

Non-Qualified Pension Benefit

In the event of a change in control, the non-qualified pension amounts shown in the table above for Ms. Burns and Mr. Firestone represent the lump sum payments that would be paid for all non-qualified pension benefits. These amounts were calculated as specified in the Unfunded Supplemental Executive Retirement Plan based on the present value of future benefits using the minimum required interest rate and mortality for qualified plan lump sum payments. As described in footnote (C), these benefits would not be paid as a lump sum without the occurrence of a change in control that conformed to deferred compensation tax regulations. The present value of the benefits payable upon an event other than a change in control represents the present value of the accumulated benefits for each participant. Since these amounts are not paid as lump sums, and for change in control purposes, this present value is already determined using the required section 280G assumptions, these assumptions have been used for this purpose as well to express these benefits as a present value. These present values are based on assumed termination of employment on December 31, 2011. Upon termination, the annual non-qualified benefits for recipients not yet age 55 would be payable at the later of age 55 or 6 months following their termination date as a single life annuity. A payment to Mr. Zagalo de Lima of his policy value would only be made upon his termination of employment.

Other Payments

Similar to other employees of the Company, U.S. executives who are retirement eligible, based on age and actual years of service, would receive retiree health care benefits. Mr. Firestone would be eligible for retiree health care benefits if he separated from Xerox on December 31, 2011. Also, like other employees, the named executive officers would be eligible for payment of all earned and accrued but unused vacation due as of the date of the separation (or last day worked prior to salary continuance if applicable) under the terms of the Company’s vacation policy.

EQUITY COMPENSATION PLAN INFORMATION

The Equity Compensation Plan Information table provides information as of December 31, 2011, with respect to shares of Xerox common stock that may be issued under our existing equity compensation plans, including the 2004 Performance Incentive Plan; Xerox Corporation 2004 Equity Compensation Plan for Non-Employee Directors (2004 Directors Plan); the Xerox Corporation Long-Term Incentive Plan (1991 Plan); the Xerox Corporation 1996 Non-Employee Director Stock Option Plan (1996 Plan); the Xerox Canada Inc. Executive Rights Plan (Canada Plan); and two plans from the acquisition of ACS - the 2007 Equity Incentive Plan (2007 ACS Plan) and the 1997 Stock Incentive Plan (1997 ACS Plan).

EQUITY COMPENSATION PLAN INFORMATION

	A	B	C
	Number of	Weighted-	Number of Securities
	Securities to	Average	Remaining Available
	be Issued upon	Exercise Price	for Future Issuance
	Exercise of	of Outstanding	under Equity
	Outstanding	Options	Compensation Plans
	Options and	and Rights	(Excluding Securities
Plan Category	Rights	($)	Reflected in Column A)
Equity Compensation Plans Approved by
Shareholders	49,942,563 (1)	6.977	55,865,109 (3)
Equity Compensation Plans Not Approved by
Shareholders	127,884 (2)	7.885	0 (3)
Total	50,070,447 (4)	6.979	55,865,109 (5)
____________________

(1)	Consists of outstanding options under the 2004 Performance Incentive Plan, 2004 Directors Plan, 1991 Plan, 1996 Plan, 2007 ACS Plan, and 1997 ACS Plan.

In connection with the acquisition of ACS in February 2010, the outstanding ACS options were converted into 96,662 thousand Xerox options out of which 42,136 thousand remain outstanding as of December 31, 2011.

(2)	Consists of outstanding options under the Canada Plan.

(3)	The 1991 Plan, 1996 Plan and Canada Plan were discontinued as of May 20, 2004; and the 1997 and 2007 ACS Plans were discontinued as of February 5, 2010. No further grants can be made under these plans. Any shares that are cancelled, forfeited, or lapse under the 2004 Performance Incentive Plan, 1991 Plan and Canada Plan become available again for issuance under the 2004 Performance Incentive Plan. Any shares that are cancelled, forfeited or lapse under the 2004 Directors Plan become available again for issuance under the 2004 Directors Plan.

(4)	There are an additional 43,010,326 full-value shares of stock outstanding under the 2004 Performance Incentive Plan and 536,087 full-value shares of stock outstanding under the 2004 Directors Plan as of 2011 fiscal year end. In addition, there are 173,979 deferred shares that have vested and are pending delivery. Prior to 2009, executives were eligible to defer delivery of their vested stock award.

(5)	The number above reflects the shares available if all grants are made in the form of options. As anticipated, if all remaining shares are issued as full value shares instead of options, approximately 33,512,363 shares would be available for issuance as of December 31, 2011 (33,140,571 shares under 2004 Performance Incentive Plan and 371,792 shares under 2004 Directors Plan). Under the terms of the 2004 Performance Incentive Plan and the 2004 Directors Plan, each one (1) stock option issued is counted as 0.6 of a share.

Xerox Canada Inc. Executive Rights Plan

The Canada Plan, which was discontinued in May 2004 following shareholder approval of the 2004 Performance Incentive Plan, provided for the granting of stock rights and other related vehicles for the purpose of advancing the interests of Xerox Corporation and shareholders by providing the President or a Vice President of Xerox Canada Inc. and other employees with a proprietary interest in the growth and performance of the Company and incentives for continued service.

OTHER INFORMATION

Indemnification Actions

The Company’s by-laws provide for indemnification of officers and directors to the full extent permitted by New York law. Mr. Blodgett is also indemnified pursuant to a separate indemnification agreement entered into with ACS, which was assumed by the Company in connection with our acquisition of ACS. Consistent with both our by-laws and this agreement, in connection with In re Xerox Corporation Securities Litigation; Copy Doctor, Inc., et al. v. Xerox Corporation, et al.; and Coriale, et al. v. Xerox Corporation, et al. the Company has advanced counsel fees and other reasonable fees and expenses, actually and necessarily incurred by the present and former directors and officers who are involved. The Company has advanced an aggregate of approximately $52,560 of such fees and expenses since the previous report to shareholders. In accordance with the requirements of the Business Corporation Law of the State of New York (BCL), each of the individuals is required to execute an undertaking to repay such expenses if they are finally found not to be entitled to indemnification under the Company’s by-laws and the BCL.

Directors and Officers Liability Insurance and Indemnity

On August 18, 2011, the Company renewed its policies for directors and officers liability insurance. The policies are issued by Federal Insurance Company, XL Specialty Insurance Company, St. Paul Mercury Insurance Company, Twin City Fire Insurance Company, Houston Casualty Company, Arch Specialty Insurance Company, ACE American Insurance Company, Allied World Assurance Company, Axis Reinsurance and Illinois National Insurance Company. The policies expire August 18, 2012, and the total annual premium is approximately $2.9 million.

PROPOSAL 2 — RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected PricewaterhouseCoopers LLP (PwC), an independent registered public accounting firm, to act as independent auditors of the Company for 2012. Representatives of the firm are expected to be at the meeting to respond to appropriate questions and to make a statement, if they wish.

Principal Auditor Fees and Services

Aggregate fees for professional services rendered for the Company by PwC were ($ in millions):

	2011	2010
Audit Fees	$20.3	$20.2
Audit Related Fees	2.1	2.2
Tax Fees	0.9	1.1
All Other Fees	0.4	0.1
Total Fees	$23.7	$23.6

Audit fees were for professional services rendered for the audits of the consolidated financial statements of the Company in accordance with standards of the Public Company Accounting Oversight Board, statutory and subsidiary audits, assistance with review of documents filed with the SEC, consents, comfort letters and other services required to be performed by our independent auditors.

Audit Related fees were for assurance and related services associated with employee benefit plan audits, information systems control reviews, due diligence reviews, special reports pursuant to agreed upon procedures or international reporting requirements and other attest services.

Tax fees were primarily for services related to tax compliance.

All Other fees are primarily associated with attendance at accounting seminars, benchmarking services and research materials.

Pursuant to its charter, the Audit Committee is required to review and pre-approve all of the audit and non-audit services to be performed by the Company’s independent registered public accounting firm, including the firm’s engagement letter for the annual audit of the Company, the proposed fees in connection with such audit services, and any additional services that management chooses to hire the independent auditors to perform. The authority for such pre-approval may be delegated to one or more members of the Audit Committee, provided that the decisions of any member to whom pre-approval authority is delegated must be presented to the full Audit Committee at its next meeting. Additionally, the Audit Committee can establish pre-approval policies and procedures with respect to the engagement of the Company’s independent accountant’s for non-audit services.

In accordance with the Audit Committee Charter, all of the foregoing audit and non-audit fees paid to, and the related service provided by, PwC were pre-approved by the Audit Committee.

Audit Committee Report

The responsibilities of the Audit Committee are discussed under “Committee Functions, Membership and Meetings” beginning on page 16 and can also be found on our website at www.xerox.com/governance. Management is responsible for the Company’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an audit of the Company’s consolidated financial statements and the effectiveness of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) (United States) and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

Consistent with the foregoing, the Audit Committee has:

  Reviewed and discussed the audited consolidated financial statements of the Company for the year ended December 31, 2011, including the specific disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, with the management of the Company and PwC including the Company’s key accounting policies and use of estimates;

  Discussed with PwC the matters required to be discussed by PCAOB AU Section 380 (Communication with Audit Committees); and

  Received the written disclosures and the letter from PwC required by PCAOB Rule 3526 (Auditor Independence), PCAOB Rule 3524 (Pre-approval of Tax Services), New York Stock Exchange Rule 303A.07 (Auditor Quality Control Procedures) and has discussed with PwC that firm’s independence.

Based upon the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s 2011 Annual Report to Shareholders and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 for filing by the Company with the SEC.

Richard J. Harrington, Chairman
William Curt Hunter
Robert J. Keegan
Robert A. McDonald

The Board of Directors recommends a vote

FOR

the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year 2012

PROPOSAL 3 — PROPOSAL TO APPROVE, ON AN ADVISORY BASIS, THE 2011 COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

As required by Section 14A(a)(1) of the Securities Exchange Act of 1934, as amended (Exchange Act), our shareholders are entitled to vote at the Annual Meeting to approve the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K. The shareholder vote on executive compensation is an advisory vote only, and is not binding on the Company or the Board of Directors.

Our executive compensation programs are intended to emphasize a pay-for-performance philosophy that supports our business strategy and seeks to align the interests of our executives with our shareholders. These programs are designed to compensate our named executive officers for their contributions to our growth and profitability, long-term success and the enhancement of shareholder value. We seek to implement our pay-for-performance philosophy on an annual and a long-term basis through a combination of base pay, annual incentives and long-term incentives. To that end, the Company provides pay that is highly weighted towards equity. Equity awards represent the majority of a named executive officer’s compensation as a percentage of total target compensation (base, short-term incentive and long-term incentive). Specifically:

  Approximately 73% of total target compensation for the CEO in fiscal 2011 was in equity as part of our long-term incentive program; approximately 16% was in cash as part of our short-term incentive program; and approximately 11% in base salary; and

  Approximately 62% (on a weighted average basis) of total target compensation for the named executive officers (other than the CEO and the retired CFO) in fiscal 2011 was in equity as part of our long-term incentive program; approximately 19% was in cash as part of our short-term incentive program; and approximately 19% in base salary.

The actual amounts received (and the percentage of total compensation) from performance-based compensation may differ from target compensation depending upon the Company’s performance and, for equity awards, our stock price. For example, the equity awards granted to our participating named executive officers in July 2008 vested in July 2011. Based on achievement against the performance metrics set in 2008 and the stock price on the vesting date in 2011, the actual payout received was valued at 48% of the grant date value. We believe that the number of shares earned under our long-term equity incentive program (and the market value of each share) is directly linked to the Company’s performance.

We believe that the compensation received in 2011 appropriately reflected the performance of our named executive officers and Xerox during a year of challenging economic conditions, and that actual payouts received under our long-term equity incentive program demonstrate alignment with our shareholders and Xerox’s performance against the targets set by our Compensation Committee.

In addition, the Compensation Committee regularly reviews best practices. The Company’s best practices include:

  Emphasizing pay for performance to align executive compensation with the Company’s business strategy and the creation of long-term shareholder value

  Annual equity awards typically granted 100% in performance shares

  Stock ownership and post-retirement stock holding requirements

  No excise tax reimbursement for new change in control severance agreements entered into in October 2010 and thereafter. Initiated phase out of excise tax gross-ups for agreements entered into prior to October 2010.

  Double-trigger vesting of equity awards upon a change in control

  Compensation recovery policy that permits recoupment of incentive compensation paid during the preceding three years, in excess of what would have been paid under an accounting restatement, in the event of material noncompliance with financial reporting requirements resulting in an accounting restatement

  Clawback provisions that permit recoupment in the event the participant engages in detrimental activity against Xerox

  Limited perquisites and no tax gross-ups on perquisites

  Independent consultant to the Compensation Committee who does not perform any other services for the Company

  Prohibition on hedging on Company stock

  Generally no employment agreements or golden parachutes

Please read the Compensation Discussion and Analysis beginning on page 22 of this Proxy Statement and the tabular and other disclosures on executive compensation beginning on page 45 of this Proxy Statement for additional details about our executive compensation programs, including information about the fiscal year 2011 compensation of our named executive officers.

We are asking our shareholders to indicate their support for our named executive officer compensation as described in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the compensation philosophy, policies and practices described in this Proxy Statement. Accordingly, we recommend that shareholders vote in favor of the following resolution:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2012 Annual Meeting of Shareholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosures.”

Although the vote is non-binding, the Compensation Committee and the Board value the opinions of the shareholders and will consider the outcome of the vote when making future compensation decisions.

The Board of Directors recommends a vote

FOR

the proposal to approve the compensation of the named executive officers as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K as required by Section 14A(a)(1) of the Exchange Act

PROPOSAL 4 — PROPOSAL TO APPROVE THE 2012 AMENDMENT AND RESTATEMENT OF THE COMPANY’S 2004 PERFORMANCE INCENTIVE PLAN

Proposal

Shareholder approval is sought for the 2012 Amendment and Restatement of the 2004 Performance Incentive Plan (Plan) which would (i) extend the term of the Plan to December 31, 2017, (ii) provide for an increase of 25 million shares available for grant under the Plan, and (iii) provide for an increase in the number of shares available for issuance to a single individual under the Plan. These are material amendments requiring shareholder approval under the rules of the New York Stock Exchange (NYSE). Shareholder approval is also required under Section 162(m) of the Internal Revenue Code of 1986, as amended (Code), in order to preserve our ability to grant incentive awards that may qualify for a tax deduction and under Section 422 of the Code for incentive stock options (ISOs) in order to qualify ISOs for special tax treatment.

The Compensation Committee (Committee) of the Board of Directors is proposing these amendments because it believes that it is important for Xerox to provide short-term and long-term incentive compensation, much of which is stock-based, to its employees in order to align executive compensation with delivering shareholder value. Failure to offer such components of pay would represent a major obstacle to attracting and retaining appropriate talent at Xerox.

  The Board of Directors recognizes that no new grants of awards may be made after December 31, 2015 under the Plan, and has approved an extension that would enable Xerox to award grants through December 31, 2017, subject to shareholder approval. This is a material amendment to the Plan, which requires shareholder approval under the rules of the NYSE. Therefore, the Board of Directors is requesting that shareholders approve the extension of the term of the Plan from December 31, 2015 to December 31, 2017.

  The Board of Directors is also requesting that shareholders approve an increase of 25 million shares available for grant under the Plan, which is also a material amendment requiring shareholder approval under the NYSE rules. Approximately 33 million shares remain available for grant under the Plan as of February 1, 2012. The Board of Directors and the Committee intend to continue their practice of paying appropriate and competitive compensation awards in shares under the Plan and therefore are requesting an increase in available shares under the Plan to adequately plan for potential future awards.

  The Board of Directors is also seeking shareholder approval to increase the number of shares available for issuance for any combination of awards, to a single individual over the life of the Plan, as determined by the Committee. This is also a material amendment to the Plan, which requires shareholder approval under the rules of the NYSE, under Section 162(m) of the Code and under Section 422 of the Code. Under the Plan, the ability to award grants under the Plan shall be extended through December 31, 2017, consistent with the proposed term extension amendment discussed above, and the share issuance limitation will be increased so that the maximum number of shares a single individual could receive from May 20, 2010 to December 31, 2017, subject to customary adjustment in accordance with the Plan, would be capped at 22 million shares, of which no more than 13 million may be shares of restricted stock. In addition, the number of shares available for issuance pursuant to the exercise of ISOs will remain at no more than 10 million shares.

The Board of Directors believes it is important to continue its commitment to attract, retain and motivate qualified individuals and align executive compensation with shareholder value by paying appropriate and competitive compensation awards in shares.

Shareholder approval of the Plan will satisfy the shareholder approval conditions for the performance-based awards to be eligible to qualify as tax deductible under Section 162(m) of the Code, as described below under “Additional Information Applicable to Certain Performance-Based Awards” and “Federal Tax Aspects of the Plan”.

If our shareholders fail to approve the proposed Plan amendments, the amendments described above will not be given effect and the Plan will continue as in effect prior to such amendments.

A summary description of the amended Plan follows. This description is qualified in its entirety by reference to the full text of the Plan that is attached to this proxy statement as Exhibit A.

Background

The Board of Directors believes that the future success of Xerox will depend, in large measure, on its ability to attract, retain and motivate executives. The Company must compete throughout the world with other corporations and institutions in recruiting and retaining superior management and executive talent.

In 2004, the Board of Directors and the Committee adopted the Plan which provides for both long-term and short-term (annual) incentives. The Plan replaced (i) the Xerox Corporation 1991 Long-Term Incentive Plan, (ii) the Xerox Corporation 1998 Employee Stock Option Plan; (iii) the Xerox Executive Performance Incentive Plan, (iv) the Xerox Mexicana, S.A. de C.V. Executive Rights Plan; and (v) the Xerox Canada Inc. Executive Rights Plan, any or all of which may be referred to as a “Predecessor Plan.” Upon adoption of the Plan by shareholders, the Plan became effective on May 20, 2004, and no further grants were made under any Predecessor Plan.

Since 2004, the Board of Directors and the Committee have made a number of changes to the Plan that were necessary to give the Company the flexibility and advantages needed to adapt its compensation practices to the changing marketplace.

  In 2007, shareholders approved an extension to the term of the Plan and the plan was subsequently amended and restated.

  In 2010, shareholders approved (i) an extension to the term of the Plan, (ii) an increase in the amount of shares available for grant under the Plan, (iii) an increase in the number of shares available for issuance to a single individual under the Plan, (iv) existing performance metrics for tax treatment purposes under Section 162(m) and Section 422 of the Code and (v) an amendment and restatement of the Plan that included various non-material amendments to the Plan (generally relating to compliance with Section 409A of the Code and to non-U.S. legal and tax matters which provide for additional protections on a global basis) previously approved by the Committee.

  Since May 20, 2010, the Committee has made various non-material changes to the Plan including changes to clawback provisions which would apply if an accounting restatement is required to correct any material non- compliance with financial reporting requirements. The Plan was last amended effective February 2012.

The Plan is designed to:

  Provide the Company with the ability to issue annual and long-term performance-based awards in order to attract, retain and motivate key employees;

  Assure that the Company will be in a position to claim a tax deduction for awards; and

  Promote strong alignment between shareholder interests and management objectives.

The Board of Directors and the Committee also believe it is appropriate to have a plan that aligns with shareholder interests. The Committee engages in an ongoing review and implementation of “best practices” and strict principles of corporate governance, consistent with the Company’s corporate governance policies and practices. As such, the Plan includes a number of “best practice” provisions, including:

  A provision that has a “fixed” allocation of shares over the term of the plan rather than an “evergreen” allocation methodology;

  A provision stating that the Company cannot grant shares under any plan which has not been approved by Xerox shareholders;

  The prohibition of repricing of options without shareholder approval;

  The exclusion of “reload” options;

  The requirement that plan amendments of a material nature will require shareholder approval;

  The prohibition of the repricing of stock appreciation rights (SARs) without shareholder approval;

  A discounted “share reduction” formula in the pool of available shares upon the issuance of any shares in connection with options or stock appreciation rights (SARs) whereby the issuance of one share reduces the pool of available shares by 0.6 shares;

  A minimum vesting period of three years for restricted stock unless the award is performance-based, in which case the vesting period shall be no less than one year;

  A provision that empowers the Committee to clawback awards to current and former employees for engaging in activities that are detrimental to the Company;

  A provision that authorizes the Company to recover any incentive-based compensation in excess of the amount that would have been paid under an accounting restatement if such restatement is required to correct any material non-compliance with financial reporting requirements under relevant securities laws; and

  Provisions that permit the Committee to grant awards that are intended to satisfy the requirements for deductibility of executive compensation under Section 162(m) of the Code, including by qualifying certain payments under the Plan as “performance-based compensation.”

In addition, performance shares granted under the Executive Long Term Incentive Program are subject to the stock ownership guidelines that have been established by the Committee and mandatory post-termination holding requirements pursuant to award agreements under the Plan.

The amended and restated Plan is being submitted to shareholders for approval as discussed above. Attached as Exhibit A is the amended and restated Plan, which includes all changes to the Plan that were previously approved by shareholders and certain non-material changes to the Plan that were approved by the Committee in February 2012. It also includes the changes that will result from the shareholder approval of the amended and restated Plan pursuant to this proposal.

Summary of the Amended Plan

Shares Available Under the Amended Plan

Upon approval by shareholders on May 24, 2012 of the additional 25 million shares authorized for issuance under the amended Plan, a total number of approximately 58 million shares of Common Stock1, par value $1.00 per share, of the Common Stock are expected to be available for issuance over the remaining life of the Plan, provided that any shares issued in connection with options and stock appreciation rights (“SARs”) are counted against this limit as 0.6 shares for each one (1) share issued. This total number includes any shares underlying awards outstanding after May 20, 2004 under any Predecessor Plan which were cancelled, forfeited or lapsed that became available for issuance under the Plan and the 30 million shares available for grant as approved by shareholders in 2010. There are no more shares available for issuance under any Predecessor Plan.

In determining the number of shares available, the following are not counted against shares available for issuance under the Plan: (i) settlement of stock appreciation rights (SARs) in cash or any form other than shares, and (ii) payment in shares of dividends and dividend equivalents in conjunction with outstanding awards. Any shares that are used by the Company, and any awards that are granted by, or become obligations of, the Company, through the assumption by the Company or any affiliate of, or in substitution for, outstanding awards previously granted by an acquired company are also not counted against the shares available for issuance under the Plan.
____________________

[1]	58 million reflects the number of shares if all grants were made in “whole value” shares (e.g., restricted stock or performance shares). This includes shares available for issuance as of February 1, 2012 plus the 25 million shares submitted for shareholder approval on May 24, 2012. If all grants were made in the form of options or SARs, the number available is approximately 97 million.

In determining shares available for issuance under the Plan, any awards granted under the Plan that are cancelled, forfeited or lapse will become eligible again for issuance under the Plan. In addition, shares withheld or tendered to pay taxes, but not sold, under the Plan provisions, and shares tendered to exercise stock options, will be treated as shares again eligible for issuance under the Plan. Moreover, any shares underlying awards outstanding after May 20, 2004 under any Predecessor Plan that are cancelled, are forfeited or lapse will become available for issuance under the Plan.

Share Limits

Under the current Plan (which would terminate on December 31, 2015 if the Plan term extension is not approved by our shareholders), except as subject to adjustment in the case of a corporate change, no more than (i) 10 million shares of Common Stock will be available for issuance pursuant to the exercise of ISOs awarded under the Plan; and (ii) 15 million shares of Common Stock will be made the subject of awards under any combination of awards (other than cash awards) to any single individual over the life of the Plan, of which no more than 10 million may be shares of restricted stock. SARs whether paid in cash or shares of Common Stock will be counted against the individual reserve limitation.

Upon approval by shareholders of the Plan, (i) the ability to award grants under the Plan shall be extended through December 31, 2017, consistent with the proposed term extension amendment discussed under this proposal and (ii) the share issuance limitation will be increased, so that from May 20, 2010 through December 31, 2017, a maximum of 22 million shares of Common Stock may be granted using any combination of awards (other than cash awards) to any single individual, provided that no more than 13 million shares awarded may be shares of restricted stock. The shares of Common Stock available for issuance over the life of the plan pursuant to the exercise of ISOs awarded under the Plan shall remain at 10 million shares. To date, no ISOs have been issued under the Plan.

Any shares issued under the Plan may consist, in whole or in part, of authorized and unissued shares or of treasury shares and no fractional shares will be issued under the Plan. Cash may be paid in lieu of any fractional shares in payments of awards under the Plan.

In the event of changes in the outstanding Common Stock or other changes affecting shares (such as stock dividends, stock splits or recapitalizations), the Plan provides for appropriate adjustments in the number of shares available for issuance and covered by outstanding awards and/or in the price per share for outstanding awards.

Administration of the Plan

The Plan is administered by the Committee or such other independent committee appointed by the Board of Directors. The Committee is comprised entirely of non-employee members of the Board of Directors, who are qualified to administer the Plan as contemplated by (i) Rule 16b-3 under the Securities Exchange Act of 1934 (the “1934 Act”) or any successor rule, (ii) Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (Section 162(m)), and (iii) any rules and regulations of a stock exchange on which Common Stock of the Company is listed. The Committee has full and exclusive power, within the limitations set forth in the Plan, to make all decisions and determinations regarding the selection of participants and the granting of awards, establishing the terms and conditions relating to each award, adopting rules, regulations and guidelines for carrying out the Plan’s purposes, and interpreting and otherwise construing the Plan. Except for the power to amend and except as may otherwise be required under applicable NYSE rules, the Committee may delegate to one or more officers of the Company all of its powers under the Plan other than determinations regarding awards made to employees who are subject to Section 16 of the 1934 Act, or who are, or may become, subject to the Section 162(m) compensation deductibility limit, subject to such conditions and restrictions as the Committee may establish from time to time.

The Committee may amend the Plan as it deems necessary, provided that no amendment may be made without the approval of shareholders if such amendment would cause the Plan to not comply with Code Section 162(m), the Code rules relating to ISOs, or the New York Business Corporation Law. No such amendments may adversely affect any outstanding awards under the Plan without the consent of the holders thereof. Notwithstanding the foregoing, an amendment that constitutes a “material revision,” as defined by the NYSE rules must be submitted to the Company’s shareholders for approval. In addition, any revision that deletes or limits the scope of the Plan provision prohibiting repricing of options without shareholder approval will be considered a material revision and would require shareholder approval.

The Board of Directors may terminate the Plan at any time. Upon termination of the Plan, no future awards may be granted, but previously made awards will remain outstanding in accordance with their applicable terms and conditions, and the terms of the Plan. Subject to shareholder approval of the Plan, and absent any prior termination, no awards or grants can be made after December 31, 2017 under the Plan.

Eligibility

Any employee of the Company or of any entity which is controlled by the Company or in which the Company has a significant equity interest is eligible to receive an award under the Plan. Awards may be granted to employees who are foreign nationals or employed outside the United States on such terms as may be necessary or desirable, in the judgment of the Committee, to assure the viability of such awards consistent with the Plan’s purpose. As of February 1, 2012, there are approximately 140,000 employees that would be eligible to receive awards under the amended Plan.

Clawbacks

The Committee also has the authority to cancel certain awards in the case of an employee’s engagement in detrimental activity. In the event an accounting restatement is required to correct any material non-compliance with financial reporting requirements under relevant securities laws, as described in the Plan, the Company may recover excess incentive-based compensation as discussed under “Types of Awards” below.

Types of Awards

The Plan provides flexibility in structuring long-term incentive awards for various groups and levels of executives and other participants. The flexibility will continue to permit the Company to grant one form of award or a combination of awards to one level of executives while using another award type or mix for others. With the exception of cash awards and certain stock appreciation rights (as described below), all awards under the Plan are denominated in shares, or consist of actual shares of Common Stock. Thus, the most significant components of the Plan will reward participants directly in concert with the returns realized by shareholders and increased shareholder value.

Stock Options—Stock options constitute rights entitling their holders to purchase shares of the Company’s Common Stock during a specified period at a purchase price that is not less than 100% of Fair Market Value on the effective date of grant. Fair Market Value for purpose of the Plan means the closing price of Common Stock on such date of grant or such closing price for the first preceding date on which there are trades if no trades occur on such effective grant date. In no event may the term of a stock option exceed a period of 10 years from the date of grant. Any stock option granted in the form of an ISO will be intended to comply with the requirements of Section 422 of the Code. Shares purchased upon exercise of stock options must be paid for in full at the time of exercise in cash or such other method as the Committee may permit from time to time. Such payment may include tendering shares of Common Stock (either constructively or by attestation) or surrender of a stock award (in either case valued at the market value at the time of exercise) or surrender of a cash award, or a combination of methods. A repricing of a stock option will be allowed by the Committee only with the approval of the Company’s shareholders to the extent required under the NYSE rules. For this purpose, a “repricing” is defined as described in the NYSE rules. In addition, under no circumstances may stock option awards be made which provide by their terms for the automatic award of additional stock options upon the exercise of such awards, including, without limitation, “reload options.”

Stock Appreciation Rights—Stock appreciation rights (SARs) entitle their recipients to receive payments in cash, shares or a combination as determined by the Committee. Any such payments represent the appreciation in the market value of a specified number of shares from the date of grant until the date of exercise. In no event may the term of a SAR exceed a period of 10 years from the date of grant. Such appreciation is measured by the excess of the market value at the time of exercise over the Fair Market Value of the Company’s Common Stock on the effective date of the grant of SARs. The Plan prohibits the repricing of SARs without shareholder approval to the extent required under the NYSE rules.

Stock Awards—Stock awards may constitute actual shares of Common Stock or may be denominated in stock units. Stock awards may be subject to such restrictions and contingencies regarding vesting and eventual payment as the Committee shall from time to time determine.

Cash Awards—Cash Awards may be any of the following:

(i) an annual incentive award in connection with which the Committee will establish specific performance periods (not to exceed twelve months) to provide cash awards for the purpose of motivating participants to achieve goals for the performance period. An annual incentive award shall specify the minimum, target and maximum amounts of awards for a performance period for a participant or any groups of participants, and, to the extent applicable to Covered Employees (as defined in the Plan), comply with the Plan requirements relating to performance-based awards under Section 162(m) of the Code; or

(ii) a long-term award denominated in cash with the eventual payment amount subject to future service and such other restrictions and conditions as may be established by the Committee, and as set forth in the award agreement including, but not limited to, continuous service with the Company, achievement of specific business objectives and other measurement of individual, business unit or Company performance.

Cash Awards to any single Covered Employee, including dividend equivalents in cash or shares of Common Stock payable based upon attainment of specific performance goals, may not exceed in the aggregate $10,000,000 in the case of the Chief Executive Officer and $5,000,000 in the case of any other participant, such limits being applicable to each calendar year established by the Committee under the Plan.

The Committee has discretion with respect to any award granted under the Plan to establish upon its grant conditions under which (i) the award may be later forfeited, cancelled, rescinded, suspended, withheld or otherwise limited or restricted; or (ii) gains realized by the grantee in connection with an award or an award’s exercise may be recovered; provided that such conditions and their consequences are: (a) clearly set forth in the grant agreement or other grant document; and (b) fully comply with applicable laws. These conditions may include, without limitation, actions by the participant which constitute a conflict of interest with the Company, are prejudicial to the Company’s interests, or are in violation of any non-compete agreement or obligation, any confidentiality agreement or obligation, the Company’s applicable policies, its Code of Business Conduct and Ethics, or the participant’s terms and conditions of employment.

In addition, awards are subject to a clawback provision which would apply if an accounting restatement is required to correct any material non-compliance with financial reporting requirements. Under this provision, the Company would be able to recover any incentive-based compensation (in excess of what would have been paid under the accounting restatement), paid during the three-year period preceding the date on which the Company is required to prepare the accounting restatement, from executive officers or former executive officers, including named executive officers. The Company also may implement any policy or take any action with respect to the recovery of excess incentive-based compensation, including entitlement to shares, that the Company determines to be necessary or advisable in order to comply with the requirements of the Dodd-Frank Wall Street Financial Reform and Consumer Protection Act.

Awards (other than annual incentive cash awards) will be evidenced by agreements approved by the Committee which set forth the terms and conditions of each award. Awards may be granted singly, in tandem with or in replacement or as alternatives for other awards, including awards made under other plans.

The Committee may provide that awards (other than cash awards) under the Plan earn dividend equivalents (in cash or shares) to be paid currently or at a later date or dates, subject to such conditions as the Committee may also establish. In addition, except as otherwise provided in the plan provisions relating to Section 409A of the Code, award payments may also be deferred as determined by the Committee. Such deferral settlements may include the crediting of (i) dividend equivalents if denominated in stock awards or (ii) interest if denominated in cash.

Generally, all awards under the Plan are nontransferable except by will or in accordance with laws of descent and distribution or pursuant to a domestic relations order. During the life of the participant, awards generally can be exercised only by him or her. However, the Committee may provide that any award of non-qualified stock options may be transferable by the recipient to family members or family trusts established by the recipient. The Committee may permit a participant to designate a beneficiary to exercise or receive any rights that may exist under the Plan upon the participant’s death. Awards granted, and shares issued in conjunction with the settlement of any award under the Plan may be subject to forfeiture back to the Company and/or restrictions on transferability for such periods as the Committee may determine.

Additional Information Applicable to Certain Performance-Based Awards

Performance-based stock awards made to certain senior executives are made by the Committee within the time period required under Section 162(m) of the Code for the establishment of performance goals and specify, among other things, the performance period(s) for such award (which will be not less than one year), the performance criteria and the performance targets. The performance criteria will be any one or more of the following as determined by the Committee and may differ as to type of award and from one performance period to another: earnings per share, cash flow, document processing profit, cost reduction, days sales outstanding, cash conversion cycle, cash management (including, without limitation, inventory and/or capital expenditures), total shareholder return, return on shareholders’ equity, economic value-added measures, return on assets, pre- or post-currency revenue, pre- or post-currency performance profit, profit before tax, profit after tax, revenues, stock price and return on sales. Payment or vesting of awards to such employees will be contingent upon satisfaction of the performance criteria and targets as certified by the Committee by resolution of the Committee. To the extent provided at the time of an award, the Committee may in its sole discretion reduce any award to any employee receiving such an award to any amount, including zero. Any performance-based awards made may include annual incentive awards and long-term awards.

Amended Plan Awards

Any future awards under the amended Plan will be made in the discretion of the Committee and the amount of such future awards is not determinable at this time with respect to our executive officers, including the named executive officers, or our other employees. Information concerning awards granted to our named executive officers during the last fiscal year under the Plan is set forth in the table captioned “Grant of Plan-Based Awards,” and information regarding outstanding restricted stock and performance shares granted to our named executive officers under the Plan and our prior stock plans is set forth in the table captioned “Outstanding Equity Awards at Fiscal Year-End” contained in this proxy statement. The Company has not granted any stock options under the Plan since 2004.

Change in Control

Upon the occurrence of a change in control of the Company, as defined in the Plan, all awards will fully vest following a change in control only upon an involuntary termination of employment (other than a termination for cause) or a voluntary termination for “good reason,” as defined in the Plan (commonly described as “double trigger” vesting). The amount of cash, if applicable, to be paid shall be determined by multiplying the number of such awards, as the case may be, by: (i) in the case of stock awards, the CIC Price (as defined in the Plan, and discussed below), (ii) in the case of SARs, the difference between the per share strike price of the SAR and the CIC Price; (iii) in the case of cash awards where the award period, if any, has not been completed upon the occurrence of a change in control, the pro rata value of such awards or such higher amount as determined by the Committee, without regard to the performance criteria, if any, applicable to such award; and (iv) in the case of cash awards where the award period, if any, has been completed on or prior to the occurrence of a change in control: (a) where the cash award is payable in cash, the value of such award as determined in accordance with the award agreement, and (b) where the cash award is payable in shares of Common Stock, the CIC Price.

“CIC Price” means either (i) the highest price paid for a share of Common Stock in the transaction or series of transactions pursuant to which a change in control of the Company shall have occurred, or (ii) if the change in control occurs without such a transaction or series of transactions, the closing price for a share of the Company’s Common Stock on the date immediately preceding the date upon which the event constituting a change in control shall have occurred as reported in The Wall Street Journal in the New York Stock Exchange Composite Transactions or similar successor consolidated transactions reports.

Section 409A Compliance

The Plan contains provisions providing for the tax treatment, payment and payment delays of amounts determined to be deferred payments for purposes of Section 409A of the Code.

Federal Tax Aspects of the Plan

The Company believes that under present law, the following are the federal tax consequences generally arising with respect to awards granted under the Plan. The grant of an option or SAR will create no tax consequences for an optionee or the Company. The optionee will have no taxable income upon exercising an ISO (except that the alternative minimum tax may apply), and the Company will receive no deduction when an ISO is exercised. Upon exercising an option other than an ISO, the optionee must recognize ordinary income equal to the difference between the exercise price and the fair market value of the stock on the date of exercise; the Company will be entitled to a deduction for the same amount. The treatment of an optionee on a disposition of shares acquired through the exercise of an option depends on how long the shares have been held and on whether such shares were acquired by exercising an ISO or by exercising an option other than an ISO. Generally, there will be no tax consequence to the Company in connection with a disposition of shares acquired under an option except that the Company may be entitled to a deduction in the case of a disposition of shares acquired under an ISO before the applicable ISO holding periods have been satisfied. With respect to other awards granted under the Plan that are settled either in cash or in stock or other property that is either transferable or not subject to substantial risk of forfeiture, the participant must recognize ordinary income equal to the cash or the fair market value of shares or other property received; the Company will be entitled to a deduction for the same amount, assuming that, where applicable, the requirements of Section 162(m) are met. With respect to awards that are settled in stock or other property that is restricted as to transferability and subject to substantial risk of forfeiture, the participant must recognize ordinary income equal to the fair market value of the shares or other property received at the time the shares or other property become transferable or not subject to substantial risk of forfeiture, whichever occurs earlier; the Company will be entitled to a deduction for the same amount, assuming that, where applicable, the requirements of Section 162(m) are met. Different tax rules may apply with respect to participants who are subject to Section 16 of the 1934 Act. Individuals subject to deferred compensation arrangements within the meaning of section 409A of the Code may be subject to taxes and penalties if the arrangements are not compliant with Section 409A, including the regulations promulgated thereunder and related guidance.

Section 162(m) of the Code limits the deductions a publicly held company may claim for compensation in excess of $1 million paid in any year to any of their four most highly paid executive officers (excluding the CFO). Performance-based compensation that meets certain requirements is not counted against the $1 million deductibility cap and remains deductible. Shareholder approval every five years of the material terms used in setting performance goals permits qualification of performance-based awards for tax deductibility without the Section 162(m) limitation. The Plan permits the Committee to grant awards that are intended to satisfy the requirements of Section 162(m) of the Code.

Additional Information

Additional information about our executive compensation program can be found in other sections of this proxy statement, particularly the Compensation Discussion and Analysis, as well as the Summary Compensation Table and related tables, footnotes and narratives.

The affirmative vote of a majority of the votes cast at the meeting (provided that the total votes cast on the proposal represent over 50% of the Common Stock outstanding and are entitled to vote on the proposal) is required to approve the amended Plan.

The Board of Directors recommends a vote

FOR

the proposal to approve the 2012 Amendment and Restatement of the Company’s
2004 Performance Incentive Plan

OTHER MATTERS

The Board of Directors does not intend to present any other matters at this meeting. The Board has not been informed that any other person intends to present any other matter for action at this meeting. If any other matters properly come before the meeting, the persons named in the accompanying proxy intend to vote the proxies in accordance with their best judgment.

By order of the Board of Directors,

Don H. Liu
Senior Vice President, General Counsel and Secretary
April 10, 2012

EXHIBIT A - 2012 AMENDMENT AND RESTATEMENT OF XEROX CORPORATION 2004 PERFORMANCE INCENTIVE PLAN

XEROX CORPORATION
2004 PERFORMANCE INCENTIVE PLAN

2012 AMENDMENT AND RESTATEMENT

1. Purpose

     The purpose of the Xerox Corporation 2004 Performance Incentive Plan as set forth herein or in any amendments hereto (the “2004 Plan” or the “Plan”) is to advance the interests of Xerox Corporation (the “Company”) and to increase shareholder value by providing officers and employees of the Company, its subsidiaries and its Affiliates (as hereinafter defined) with a proprietary interest in the growth and performance of the Company and with incentives for current or future service with the Company, its subsidiaries and Affiliates. The Plan is a successor plan to (i) the Xerox Corporation 1991 Long-Term Incentive Plan, (ii) the Xerox Corporation 1998 Employee Stock Option Plan, (iii) the Xerox Executive Performance Incentive Insurance Plan, (iv) the Xerox Mexicana, S.A. de C.V. Executive Rights Plan and (v) the Xerox Canada Inc. Executive Rights Plan, any or all of which may be referred to as a “Predecessor Plan”.

2. Effective Date and Term

     The Plan shall be effective as of May 20, 2004 (the “Effective Date”), subject to the approval of the Company’s shareholders at the 2004 annual meeting. Subject to the approval of the Company’s shareholders at the 2012 meeting, no awards or grants can be made after December 31, 2017, unless terminated sooner pursuant to Section 13 by the Company’s Board of Directors (the “Board”). Effective May 20, 2004, no further awards were made under a Predecessor Plan, but outstanding awards under any Predecessor Plan remained outstanding in accordance with their applicable terms and conditions. This Amendment and Restatement shall be effective as of the date hereof and dates set forth herein.

3. Plan Administration

     (a) The independent Compensation Committee of the Board, or such other independent committee as the Board shall determine, comprised of not less than three members, shall be responsible for administering the Plan (the “Compensation Committee”). To the extent specified by the Compensation Committee, it may delegate its administrative responsibilities to a subcommittee of the Compensation Committee comprised of not less than three members (the Compensation Committee, such subcommittee, and any individual to whom powers are delegated pursuant to subsection (c), being hereinafter referred to as the “Committee”). The Committee shall be qualified to administer the Plan as contemplated by (i) Rule 16b-3 under the Securities Exchange Act of 1934 (the “1934 Act”) or any successor rule, (ii) Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder, and (iii) any rules and regulations of a stock exchange on which Common Stock (as defined in Section 5) of the Company is listed.

     (b) The Committee shall have full and exclusive power to interpret, construe and implement the Plan and any rules, regulations, guidelines or agreements adopted hereunder and to adopt such rules, regulations and guidelines for carrying out the Plan as it may deem necessary or proper. These powers shall include, but not be limited to, (i) determination of the type or types of awards to be granted under the Plan; (ii) determination of the terms and conditions of any awards under the Plan; (iii) determination of whether, to what extent and under what circumstances awards may be settled, paid or exercised in cash, shares, other securities, or other awards, or other property, or cancelled, forfeited or suspended; (iv) adoption of such modifications, amendments, procedures, subplans and the like as are necessary to enable participants employed in other countries in which the Company may operate to receive advantages and benefits under the Plan consistent with the laws of such countries, and consistent with the rules of the Plan; (v) subject to the rights of participants, modification, change, amendment or cancellation of any award to correct an administrative error and (vi) taking any other action the Committee deems necessary or desirable for the administration of the Plan. All determinations, interpretations, and other decisions under or with respect to the Plan or any award by the Committee shall be final, conclusive and binding upon the Company, any participant, any holder or beneficiary of any award under the Plan and any employee of the Company.

     (c) Except for the power to amend the Plan as provided in Section 13 and except for determinations regarding employees who are subject to Section 16 of the 1934 Act or certain key employees who are, or may become, as determined by the Committee, subject to the Code Section 162(m) compensation deductibility limit (the “Covered Employees”), and except as may otherwise be required under applicable New York Stock Exchange rules, the Committee may delegate any or all of its duties, powers and authority under the Plan pursuant to such conditions or limitations as the Committee may establish to any officer or officers of the Company. The term “Committee” herein shall include any individual exercising powers to the extent delegated pursuant to the preceding sentence.

4. Eligibility

     Any employee of the Company shall be eligible to receive an award under the Plan. For purposes of this Section 4, “Company” shall include any entity that is directly or indirectly controlled by the Company or any entity in which the Company has a significant equity interest, as determined by the Committee (“Affiliate”). If a participant who is an employee or former employee of the Company is determined, such determination made prior to a Change in Control, not to have satisfied any of the conditions set forth in the Award Agreement, the awards granted shall be cancelled as set forth in the Award Agreement. If a participant who is an employee or former employee of the Company is deemed by the Committee, in the Committee’s sole discretion exercised prior to a Change in Control, to have engaged in detrimental activity against the Company, any awards granted to such employee or former employee on or after January 1, 2006, whether or not Nonforfeitable as hereinafter defined, shall be canceled and be of no further force or effect and any payment or delivery of an award within six months prior to such detrimental activity may be rescinded. In the event of any such rescission, the participant shall pay to the Company the amount of any gain realized or payment received as a result of the rescinded exercise, payment or delivery, in such manner and on such terms and conditions as may be required by the Committee. If an accounting restatement is required to correct any material non-compliance with financial reporting requirements under relevant securities laws, the Company may recover any excess incentive-based compensation (in excess of what would have been paid under the accounting restatement), as provided in Section 7(f) hereof.

5. Shares of Stock Subject to the Plan

     (a) A total number of approximately 58 million (58,000,000) shares of common stock1, par value $1.00 per share, of the Company (“Common Stock”) are available for issuance under the Plan, provided that any shares issued in connection with options or SARs shall be counted against this limit as 0.6 shares for each one (1) share issued. Any shares available for grant under any Predecessor Plan on the Effective Date not subject to outstanding awards shall be available for issuance under the Plan. In addition, any shares underlying awards outstanding on May 20, 2004 under any Predecessor Plan that are cancelled, are forfeited, or lapse shall become available for issuance under the Plan.

     (b) For purposes of the preceding paragraph, the following shall not be counted against shares available for issuance under the Plan: (i) payment of stock appreciation rights (“SAR”) in cash or any form other than shares and (ii) payment in shares of dividends and dividend equivalents in conjunction with outstanding awards. Any shares that are issued by the Company, and any awards that are granted by, or become obligations of, the Company, through the assumption by the Company or an affiliate of, or in substitution for, outstanding awards previously granted by an acquired company shall not be counted against the shares available for issuance under the Plan.

     (c) In determining shares available for issuance under the Plan, any awards granted under the Plan that are cancelled, are forfeited, or lapse shall become eligible again for issuance under the Plan. In addition, shares withheld to pay taxes pursuant to Section 14, but not sold, and shares tendered to exercise stock options, shall be treated as shares again eligible for issuance under the Plan.

     (d) Except as subject to adjustment as provided in Section 6, from the Effective Date through May 19, 2010, there were no more than (i) 10.0 million (10,000,000) shares of Common Stock available for issuance pursuant to the exercise of incentive stock options (“ISOs”) awarded under the Plan; and (ii) 15.0 million (15,000,000) shares of
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[1]	58 million reflects the number of shares if all grants were made in ”whole value” shares (e.g., restricted stock or performance shares). This includes shares available for issuance as of February 1, 2012 plus 25 million shares approved by shareholders on May 24, 2012. If all grants were made in the form of options or SARs, the number available is approximately 97million.

Common Stock made the subject of awards under any combination of awards under Sections 7(b), 7(c) or 7(d) of the Plan to any single individual, of which no more than10.0 million (10,000,000) were shares of restricted stock. SARs whether paid in cash or shares of Common Stock were counted against the limit set forth in (ii).

     In no event, however, from May 20, 2010 through December 31, 2017, except as subject to adjustment as provided in Section 6, shall more than (i) 10.0 million (10,000,000) shares of Common Stock be available for issuance pursuant to the exercise of incentive stock options (“ISOs”) awarded under the Plan; and (ii) 22.0 million (22,000,000) shares of Common Stock be made the subject of awards under any combination of awards under Sections 7(b), 7(c) or 7(d) of the Plan to any single individual, of which no more than 13.0 million (13,000,000) may be shares of restricted stock. SARs whether paid in cash or shares of Common Stock shall be counted against the limit set forth in (ii).

     (e) Any shares issued under the Plan may consist in whole or in part, of authorized and unissued shares or of treasury shares and no fractional shares shall be issued under the Plan. Cash may be paid in lieu of any fractional shares in payment of awards under the Plan.

6. Adjustments and Reorganizations

     (a) If the Company shall at any time change the number of issued shares without new consideration to the Company (such as by stock dividend, stock split, recapitalization, reorganization, exchange of shares, liquidation, combination or other change in corporate structure affecting the shares) or make a distribution of cash or property which has a substantial impact on the value of issued shares (other than by normal cash dividends), such change shall be made with respect to (i) the aggregate number of shares that may be issued under the Plan; (ii) the number of shares subject to awards of a specified type or to any individual under the Plan; and/or (iii) the price per share for any outstanding stock options, SARs and other awards under the Plan.

     (b) Except as otherwise provided in subsection 6(a) above, notwithstanding any other provision of the Plan, and without affecting the number of shares reserved or available hereunder, the Committee shall authorize the issuance, continuation or assumption of outstanding stock options, SARs and other awards under the Plan or provide for other equitable adjustments after changes in the shares resulting from any merger, consolidation, sale of all or substantially all assets, acquisition of property or stock, recapitalization, reorganization or similar occurrence in which the Company is the continuing or surviving corporation, upon such terms and conditions as it may deem necessary to preserve the rights of the holders of awards under the Plan.

     (c) In the case of any sale of all or substantially all assets, merger, consolidation or combination of the Company with or into another corporation other than a transaction in which the Company is the continuing or surviving corporation and which does not result in the outstanding shares being converted into or exchanged for different securities, cash or other property, or any combination thereof (an “Acquisition”), any individual holding an outstanding award under the Plan, including any Optionee who holds an outstanding Option, shall have the right (subject to the provisions of the Plan and any limitation applicable to the award) thereafter, and for Optionees during the term of the Option upon the exercise thereof, to receive the Acquisition Consideration (as defined below) receivable upon the Acquisition by a holder of the number of applicable shares which would have been obtained upon exercise of the Option or portion thereof or obtained pursuant to the terms of the applicable award, as the case may be, immediately prior to the Acquisition. The term “Acquisition Consideration” shall mean the kind and amount of shares of the surviving or new corporation, cash, securities, evidence of indebtedness, other property or any combination thereof receivable in respect of one share of the Company upon consummation of an Acquisition.

     (d) No adjustment or modification to any outstanding award pursuant to this Section 6 shall cause such award to be treated as the grant of a new stock right or a change in the form of payment of the existing stock right for purposes of Code Section 409A, as set forth in Treasury guidance.

7. Awards

     (a) The Committee shall determine the type or types of award(s) to be made to each participant under the Plan and shall approve the terms and conditions governing such awards in accordance with Section 12. Awards may include but are not limited to those listed in this Section 7. Awards may be granted singly, in combination or in tandem so that the settlement or payment of one automatically reduces or cancels the other. Awards may also be made in combination or in tandem with, in replacement of, as alternatives to, or as the payment form for, grants or rights under any other employee or compensation plan of the Company, including the plan of any acquired entity. However, under no circumstances may stock option awards be made which provide by their terms for the automatic award of additional stock options upon the exercise of such awards, including, without limitation, “reload options”.

     (b) A Stock Option is a grant of a right to purchase a specified number of shares of Common Stock during a specified period. The purchase price of each option shall be not less than 100% of Fair Market Value (as defined in Section 10) on the effective date of grant. A Stock Option may be exercised in whole or in installments, which may be cumulative. A Stock Option may be in the form of an ISO which complies with Section 422 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder at the time of grant. The price at which shares of Common Stock may be purchased under a Stock Option shall be paid in full at the time of the exercise in cash or such other method as provided by the Committee at the time of grant or as provided in the form of agreement approved in accordance herewith, including tendering (either constructively or by attestation) Common Stock, surrendering a stock award valued at market value at the time of surrender, surrendering a cash award, or any combination thereof. Notwithstanding any provision of the Plan, a repricing of a Stock Option shall be allowed by the Committee only with the approval of the Company’s shareholders to the extent required under the rules of the New York Stock Exchange. For this purpose, a “repricing” shall be defined as described in the New York Stock Exchange rules.

     (c) A Stock Appreciation Right (“SAR”) is a right to receive a payment, in cash and/or Common Stock, as determined by the Committee, equal to the excess of the market value of a specified number of shares of Common Stock at the time the SAR is exercised over the Fair Market Value on the effective date of grant of the SAR as set forth in the applicable award agreement. Notwithstanding any provision of the Plan, a repricing of a SAR shall be allowed by the Committee only with the approval of the Company’s shareholders to the extent required under the rules of the New York Stock Exchange. For this purpose, a “repricing” shall be defined as described in the New York Stock Exchange rules.

     (d) Stock Award is an award made in stock or denominated in units of stock. All or part of any Stock Award may be subject to conditions established by the Committee, and set forth in the award agreement, which may include, but are not limited to, continuous service with the Company, achievement of specific business objectives, and other measurements of individual, business unit or Company performance. A restricted stock award made pursuant to this Section 7(d) shall be subject to a vesting schedule of no less than three (3) years unless such award is performance based, in which case vesting shall be no less than one (1) year.

     (e) Cash Award may be any of the following:

     (i) an annual incentive award in connection with which the Committee will establish specific performance periods (not to exceed twelve months) to provide cash awards for the purpose of motivating participants to achieve goals for the performance period. An annual incentive award shall specify the minimum, target and maximum amounts of awards for a performance period for a participant or any groups of participants, and, to the extent applicable to Covered Employees, comply with the requirements of Section 23; or

     (ii) a long-term award denominated in cash with the eventual payment amount subject to future service and such other restrictions and conditions as may be established by the Committee, and as set forth in the award agreement, including, but not limited to, continuous service with the Company, achievement of specific business objectives, and other measurement of individual, business unit or Company performance; or

     (iii) Cash Awards under this Section 7(e) to any single Covered Employee, including dividend equivalents in cash or shares of Common Stock payable based upon attainment of specific performance goals, may not exceed in the aggregate $10,000,000 in the case of the Chief Executive Officer and $5,000,000 in the case of any other participant, with respect to any calendar year.

     (f) The Committee shall have the discretion with respect to any award granted under the Plan to establish upon its grant conditions under which (i) the award may be later forfeited, cancelled, rescinded, suspended, withheld or otherwise limited or restricted; or (ii) gains realized by the grantee in connection with an award or an award’s exercise may be recovered; provided that such conditions and their consequences are clearly set forth in the grant agreement or other grant document and fully comply with applicable laws. These conditions may include, without limitation, actions by the participant which constitute a conflict of interest with the Company, are prejudicial to the Company’s interests, or are in violation of any non-compete agreement or obligation, any confidentiality agreement or obligation, the Company’s applicable policies, its Code of Business Conduct and Ethics, or the participant’s terms and conditions of employment.

     If an accounting restatement is required to correct any material non-compliance with financial reporting requirements under relevant securities laws, the Company may recover any excess incentive-based compensation (in excess of what would have been paid under the accounting restatement), including entitlement to shares, that was based on such erroneous data and paid during the three-year period preceding the date on which the Company is required to prepare the accounting restatement, from executive officers or former executive officers. The Company may implement any policy or take any action with respect to the recovery of excess incentive-based compensation, including entitlement to shares, that the Company determines to be necessary or advisable in order to comply with the requirements of the Dodd-Frank Wall Street Financial Reform and Consumer Protection Act.

8. Dividends and Dividend Equivalents

     The Committee may provide that awards denominated in stock earn dividends or dividend equivalents. Such dividend equivalents may be paid currently in cash or shares of Common Stock or may be credited to an account established by the Committee under the Plan in the name of the participant. In addition, dividends or dividend equivalents paid on outstanding awards or issued shares may be credited to such account rather than paid currently. Any crediting of dividends or dividend equivalents may be subject to such restrictions and conditions as the Committee may establish, including reinvestment in additional shares or share equivalents.

9. Deferrals and Settlements

     Payment of awards may be in the form of cash, stock, other awards, or in such combinations thereof as the Committee shall determine at the time of grant, and with such restrictions as it may impose. Except as provided in Section 24 herein, the Committee may also require or permit participants to elect to defer the issuance of shares or the payment of awards in cash under such rules and procedures as it may establish under the Plan, provided that such rules and procedures comply with the requirements of Code Section 409A, if applicable. It may also provide that deferred payments include the payment or crediting of interest on the deferral amounts or the payment or crediting of dividend equivalents on deferred payments denominated in shares.

10. Fair Market Value

     Fair Market Value for all purposes under the Plan shall mean, effective February 15, 2007, the closing price of Common Stock as reported in The Wall Street Journal in the New York Stock Exchange Composite Transactions or similar successor consolidated transactions reports for the relevant date, or if no sales of Common Stock were made on said exchange on that date, the closing price of Common Stock as reported in said composite transaction report for the preceding day on which sales of Common Stock were made on said exchange. Under no circumstances shall Fair Market Value be less than the par value of the Common Stock.

11. Transferability and Exercisability

     Except as otherwise provided in this Section 11, all awards under the Plan shall be nontransferable and shall not be assignable, alienable, saleable or otherwise transferable by the participant other than by will or the laws of descent and distribution except pursuant to a domestic relations order entered by a court of competent jurisdiction. Notwithstanding the preceding sentence, the Committee may provide that any award of non-qualified Stock Options may be transferable by the recipient to family members or family trusts established by the recipient. The Committee may also provide that, in the event that a participant terminates employment with the Company to assume a position with a governmental, charitable, educational or similar non-profit institution, a third party, including but not limited to a “blind” trust, may be authorized by the Committee to act on behalf of and for the benefit of the respective participant with respect to any outstanding awards. Except as otherwise provided in this Section 11, during the life of the participant, awards under the Plan shall be exercisable only by him or her except as otherwise determined by the Committee. In addition, if so permitted by the Committee, a participant may designate a beneficiary or beneficiaries to exercise the rights of the participant and receive any distributions under the Plan upon the death of the participant.

12. Award Agreements; Notification of Award

     Awards under the Plan (other than annual incentive awards described in Section 7(e)(i)) shall be evidenced by one or more agreements approved by the Committee that set forth the terms and conditions of and limitations on an award, except that in no event shall the term of any Stock Option or SAR exceed a period of ten years from the date of its grant. The Committee need not require the execution of any such agreement by a participant in which case acceptance of the award by the respective participant will constitute agreement to the terms of the award. In the case of an annual incentive cash award, the participant shall receive notification of such award in such form as the Committee may determine.

13. Plan Amendment and Termination

     The Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time in a manner consistent with the following:

     (a) The Compensation Committee may amend the Plan as it deems necessary or appropriate, except that no such amendment which would cause the Plan not to comply with the requirements of (i) Code Section 162(m) with respect to performance-based compensation, (ii) the Code with respect to ISOs or (iii) the New York Business Corporation Law as in effect at the time of such amendment shall be made without the approval of the Company’s shareholders. No such amendment shall adversely affect any outstanding awards under the Plan without the consent of all of the holders thereof.

     (b) Notwithstanding the foregoing, an amendment that constitutes a “material revision”, as defined by the rules of the New York Stock Exchange, shall be submitted to the Company’s shareholders for approval. In addition, any revision that deletes or limits the scope of the provision in Section 7 prohibiting repricing of options without shareholder approval will be considered a material revision.

     (c) The Board may terminate the Plan at any time. Upon termination of the Plan, no future awards may be granted, but previously-made awards shall remain outstanding in accordance with their applicable terms and conditions, and the terms of the Plan.

14. Tax Withholding

     The Company shall have the right to deduct from any payment of an award made under the Plan, including the delivery or vesting of shares, an amount sufficient to cover withholding required by law for any foreign, federal, state or local taxes or to take such other action as may be necessary to satisfy any such withholding obligations. The Committee may permit shares to be used to satisfy required tax withholding and such shares shall be valued at the fair market value as of the payment date of the applicable award.

     Regardless of any action the Company or employee’s employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to employee’s participation in the Plan and legally applicable to employee (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains employee’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of awards under the Plan, including, but not limited to, the making of awards, the issuance of shares of Common Stock of awards, subsequent sale of shares of Common Stock acquired pursuant to such issuance and the receipt of any dividends or dividend equivalents; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the awards to reduce or eliminate employee’s liability for Tax-Related Items or achieve any particular tax result. The Company and/or the Employer, or their respective agents, at their discretion, are authorized to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following: (1) withholding from employee’s wages or other cash compensation paid to employee by the Company and/or the Employer; or (2) withholding from the proceeds of the sale of shares of Common Stock acquired upon vesting/settlement of the awards through option exercise either through a voluntary sale or through a mandatory sale arranged by the Company (on employee’s behalf pursuant to this authorization); or (3) withholding in shares of Common Stock to be issued upon vesting/settlement of the awards and option exercises.

     Employee shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of employee’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the shares or the proceeds of the sale of shares of Common Stock if employee fails to comply with employee’s obligations in connection with the Tax-Related Items.

15. Other Company Benefit and Compensation Programs

     Unless otherwise determined by the Committee, payments of awards received by participants under the Plan shall not be deemed a part of a participant’s regular, recurring compensation for purposes of calculating payments or benefits from any Company benefit plan, severance program or severance pay law of any country.

16. Unfunded Plan

     Unless otherwise determined by the Committee, the Plan shall be unfunded and shall not create (or be construed to create) a trust or a separate fund or funds. The Plan shall not establish any fiduciary relationship between the Company and any participant or other person. To the extent any person holds any rights by virtue of a grant awarded under the Plan, such right (unless otherwise determined by the Committee) shall be no greater than the right of an unsecured general creditor of the Company.

17. Future Rights

     No person shall have any claim or right to be granted an award under the Plan, and no participant shall have any right by reason of the grant of any award under the Plan to continued employment by the Company or any subsidiary of the Company. The Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time. Awards hereunder are voluntary and occasional and do not create any contractual or other right to receive future awards, or benefits in lieu of awards, even if awards have been granted repeatedly in the past. All decisions with respect to future awards under the Plan, if any, will be at the sole discretion of the Committee.

18. General Restriction

     Each award shall be subject to the requirement that, if at any time the Committee shall determine, in its sole discretion, that the listing, registration or qualification of any award under the Plan upon any securities exchange or under any state or federal law, or the consent or approval of any government regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such award or the exercise payment thereof, such award may not be granted, exercised or paid in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

19. Governing Law

     The validity, construction and effect of the Plan and any actions taken or relating to the Plan shall be determined in accordance with the laws of the state of New York and applicable Federal law.

     Grants provided hereunder are made and/or administered in the United States. Any litigation that arises under the Plan shall be conducted in the courts of Monroe County, New York, or the federal courts for the United States for the Western District of New York.

20. Successors and Assigns

     The Plan shall be binding on all successors and permitted assigns of a participant, including, without limitation, the estate of such participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of such participant’s creditors.

21. Rights as a Shareholder

     A participant shall have no rights as a shareholder until he or she becomes the holder of record of Common Stock.

22. Change in Control

     Notwithstanding anything to the contrary in the Plan, the following shall apply to all awards granted and outstanding under the Plan:

     (a) Definitions. Unless otherwise defined by the Compensation Committee and set forth in the award agreement at the time of the grant, the following definitions shall apply to this Section 22:

(i) A “Change in Control” shall be deemed to have occurred if:

     (aa) any “Person” is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates) representing 20% or more of the combined voting power of the Company’s then outstanding securities;

     (bb) the following individuals (referred to herein as the “Incumbent Board”) cease for any reason to constitute a majority of the directors then serving: (1) individuals who, as of the date hereof, constitute the Board, and (2) any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended;

     (cc) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (1) a merger or consolidation which results in the directors of the Company who were members of the Incumbent Board immediately before such merger or consolidation continuing to constitute at least a majority of the board of directors of the Company, the surviving entity or any parent thereof, or (2) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates) representing 20% or more of the combined voting power of the Company’s then outstanding voting securities; or

     (dd) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company, or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately before such sale. For purposes of this definition of Change in Control, Person shall have the meaning given in Section 3(a)(9) of the 1934 Act, as modified and used in Section 13(d) and 14(d) of the 1934 Act, except that such term shall not include Excluded Persons. “Excluded Persons” shall mean (1) the Company and its subsidiaries, (2) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, (3) any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company, (4) any person who becomes a beneficial owner in connection with a transaction described in sub clause (1) of clause (cc) above, (5) an underwriter temporarily holding securities of the Company pursuant to an offering of such securities, or (6) an individual, entity or group who is permitted to, and actually does, report its beneficial ownership on Schedule 13G (or any successor Schedule), provided that if any Excluded Person described in this clause (6) subsequently becomes required to or does report its beneficial ownership on Schedule 13D (or any successor Schedule), then, for purposes of this definition, such individual, entity or group shall no longer be considered an Excluded Person and shall be deemed to have first acquired beneficial ownership of securities of the Company on the first date on which such individual, entity or group becomes required to or does so report on such Schedule.

     (ii) “CIC Price” shall mean either (1) the highest price paid for a share of the Company’s Common Stock in the transaction or series of transactions pursuant to which a Change in Control of the Company shall have occurred, or (2) if the Change in Control occurs without such a transaction or series of transactions, the closing price for a share of the Company’s Common Stock on the date immediately preceding the date upon which the event constituting a Change in Control shall have occurred as reported in The Wall Street Journal in the New York Stock Exchange Composite Transactions or similar successor consolidated transactions reports.

     (iii) An award is “Nonforfeitable” in whole or in part to the extent that, under the terms of the Plan or the award agreement or summary under the Plan, (aa) the award is vested in whole or part, or (bb) an entitlement to present or future payment of such award in whole or part has otherwise arisen.

     (iv) A “Key Employee” is identified in the following manner: There shall be identified every employee who, at any time during a 12-month period ending December 31, is one of the 50 highest paid officers of the Company (or any member of its controlled group, as defined by Code Section 414(b)) having compensation in excess of the amount specified in Code Section 416(i)(1)(A) as indexed by Treasury guidance. Every individual so identified for any period ending December 31 is a Key Employee for the 12-month period beginning on the first April 1 following such December 31, and ending on the next March 31.

     (v) A “Section 409A-Conforming Change in Control” is a Change in Control that conforms to the definition under Code Section 409A of a change in ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, as such definition is set forth in Treasury guidance.

     (vi) A “Termination for Good Reason” by a participant shall mean the termination of employment of a participant within two years of the occurrence of any of the following circumstances, provided that (1) such circumstance occurs without the participant’s express written consent after a Change in Control, and (2) the participant gives the Company notice of the occurrence of the offending circumstance(s) within 90 days of the first occurrence of the circumstance(s), and the Company fails to cure the circumstance(s) within 30 days of receipt of this notice (or the Company notifies participant in writing prior to the expiration of such 30-day period that the circumstance(s) will not be cured):

     (aa) The material diminution of the participant’s authority, duties, or responsibilities from those in effect immediately prior to a Change in Control of the Company;

     (bb) Any of the following: (1) A material reduction in a participant’s annual base salary and/or annual target bonus, (2) a failure by the Company to increase a participant’s annual base salary following a Change in Control at such periodic intervals not materially inconsistent with the Company’s practice prior thereto by at least a percentage equal to the average of the percentage increases in a participant’s base salary for the three merit pay periods immediately preceding such Change in Control, or (3) the failure to increase a participant’s salary as the same may be increased from time to time for similarly situated individuals, except that this clause (bb) shall not apply to across-the-board salary reductions similarly affecting all similarly situated employees of the Company and all similarly situated employees of any person in control of the Company;

     (cc) The Company’s requiring a participant to be based anywhere other than in the metropolitan area in which a participant was based immediately before the Change in Control (except for required travel on the Company’s business to an extent substantially consistent with a participant’s present business travel obligations), provided that such required relocation constitutes a material change in the geographic location at which the participant is required to perform the services;

     (dd) The failure by the Company to continue in effect any material compensation or benefit plan, vacation policy or any material perquisites in which a participant participates immediately before the Change in Control, (except to the extent such plan terminates in accordance with its terms), unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan in connection with the Change in Control, or the failure by the Company to continue a participant’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of a participant’s participation relative to other participants, than existed at the time of the Change in Control;

     (ee) The failure of the Company to obtain a satisfactory agreement from any successor to assume responsibility to perform under this Plan; or

     (ff) A termination by a participant of employment shall not fail to be a Termination For Good Reason by participant merely because of a participant’s incapacity due to physical or mental illness, or because a participant’s employment continued after the occurrence of any of the events listed in this subsection.

     (b) Acceleration of Nonforfeitability of SARs, Stock Awards, Cash Awards, and Dividends and Dividend Equivalents.

     All SARs, stock awards, stock options (to the extent the CIC Price exceeds the exercise price), cash awards, dividends and dividend equivalents outstanding shall become 100% Nonforfeitable with respect to a participant upon a Termination for Good Reason or an involuntary termination of employment (other than a termination For Cause, as defined in the award agreement, according to a determination made before the Change in Control) that occurs after a Change in Control.

     (c) Payment Schedule. In accordance with the uniform payment rule set forth in subsection (c) of Section 24 hereof,

     (i) Following a Change In Control that is not a Section 409A-Conforming Change in Control, awards (to the extent Nonforfeitable) shall be paid on the Vesting Date specified in the award summary, and

     (ii) Following a Section 409A-Conforming Change in Control, awards (to the extent Nonforfeitable) shall be paid on the Vesting Date specified in the award summary or, if earlier, upon a termination of employment that occurs within two years of such 409A-Conforming Change in Control (or, in the case of a Key Employee, the date that is 6 months after such termination).

     (iii) If a participant has made a valid election under Code Section 409A to defer payment beyond the Vesting Date specified in the award summary, such award shall be paid pursuant to clauses (i) and (ii) by substituting the date so elected for the Vesting Date specified in the award summary.

     (d) Cancellation. Upon payment under this Section, such awards and any related stock options shall be cancelled.

     (e) Discretionary Awards. Upon or in anticipation of the occurrence of a Change in Control, the Committee may grant additional awards (e.g., above-target awards for performance-based Stock Awards) at its sole discretion. Any such discretionary grants shall be paid on the date specified by the terms of such grant.

     (f) The amount of cash to be paid shall be determined by multiplying the number of such awards, as the case may be, by: (i) in the case of stock awards, the CIC Price; (ii) in the case of SARs, the difference between the per share strike price of the SAR and the CIC Price; (iii) in the case of cash awards where the award period, if any, has not been completed upon the occurrence of a Change in Control, the pro-rata target value of such awards or such higher amount as determined by the Committee, without regard to the performance criteria, if any, applicable to such award; (iv) in the case of stock options, the difference between the exercise price of the option and the CIC Price; and (v) in the case of cash awards where the award period, if any, has been completed on or prior to the occurrence of a Change in Control: (aa) where the cash award is payable in cash, the value of such award as determined in accordance with the award agreement, and (bb) where the cash award is payable in shares of Common Stock, the CIC Price.

     (g) Notwithstanding the foregoing, any SARs and any stock-based award held by an officer or director subject to Section 16 of the 1934 Act which have been outstanding less than six months (or such other period as may be required by the 1934 Act) upon the occurrence of an event constituting a Change in Control shall not be paid in cash until the expiration of such period, if any, as shall be required pursuant to such Section, and the amount to be paid shall be determined by multiplying the number of SARs, stock awards, or unexercised shares under such stock options, as the case may be, by the CIC Price determined as though the event constituting the Change in Control had occurred on the first day following the end of such period.

23. Certain Provisions Applicable to Awards to Covered Employees

     Performance-based awards made to Covered Employees shall be made by the Committee within the time period required under Section 162(m) for the establishment of performance goals and shall specify, among other things, the performance period(s) for such award, the performance criteria and the performance targets. The performance criteria shall be any one or more of the following as determined by the Committee and may differ as to type of award and from one performance period to another: earnings per share, cash flow, document processing profit, cost reduction, days sales outstanding, cash conversion cycle, cash management (including, without limitation, inventory and/or capital expenditures), total shareholder return, return on shareholders’ equity, economic value added measures, return on assets, pre-or post-currency revenue, pre-or post-currency performance profit, profit before tax, profit after tax, revenues, stock price and return on sales. Payment or vesting of awards to Covered Employees shall be contingent upon satisfaction of the performance criteria and targets as certified by the Committee by resolution of the Committee. To the extent provided at the time of an award, the Committee may in its sole discretion reduce any award to any Covered Employee to any amount, including zero. Any performance-based awards made pursuant to this Section 23 may include annual incentive awards and long-term awards.

24. Section 409A Compliance

     (a) No Taxation Under Code Section 409A. It is intended that no awards under the Plan shall cause any amount to be taxable under Code Section 409A with respect to any individual. All provisions of this Plan and of any agreement, award or award summary thereunder shall be construed in a manner consistent with this intent. Any provision of and amendment to this Plan, or of any agreement, award or award summary thereunder, that would cause any amount to be taxable under Section 409A of the Internal Revenue Code with respect to any individual is void and without effect. Any election by any participant, and any administrative action by the Committee that would cause any amount to be taxable under Section 409A of the Code with respect to any individual is void and without effect under the Plan.

     (b) Election Rule. A participant may elect to defer awards under the Plan only if the election is made not later than December 31 of the year preceding the year in which the award is granted, except to the extent otherwise permitted by Section 409A and Treasury guidance thereunder (where such exceptions include but are not limited to initial deferral elections with respect to Nonforfeitable rights, deferral elections in the first year in which an employee becomes eligible to participate, and deferral elections with respect to performance-based compensation).

     (c) Uniform Payment Rule

     (i) All awards shall be paid on the date that is the earlier of (1) or (2) below, where

     (1) is a termination of employment no later than two years after the occurrence of a Section 409A-Conforming Change in Control (or, in the case of a Key Employee, the date that is 6 months after such termination); and

     (2) is the Vesting Date specified in the award summary.

     (ii) If a participant has made a valid election under Code Section 409A to defer payment beyond the Vesting Date specified in the award summary, such award shall be settled pursuant to clause (i) by substituting the date so elected for the Vesting Date specified in the award summary.

     (iii) Payment pursuant to the death or disability of a participant is governed by the award agreement.

     (d) Accelerations. In the case of an award that is deferred compensation for purposes of Code Section 409A, acceleration of payment is not permitted, except that, if permitted by the Committee, acceleration of payment is permitted in order to (i) allow the participant to comply with a certificate of divestiture (within the meaning of Code Section 1043); (ii) pay payroll and withholding taxes with respect to amounts deferred, to the extent permitted by Treasury guidance; or (iii) effect any other purpose that is a permitted Code Section 409A acceleration event under Treasury guidance.

     (e) Permitted Payment Delays. At the Committee’s sole discretion, payment of awards may be delayed beyond the date specified in subsection (c) under the following circumstance. The Committee reserves the right to amend an award granted on or after January 1, 2006 if the Committee determines that the deduction for such payment would be limited by Code Section 162(m), except that such payment will be made on the earliest date on which the Committee determines that such limitation no longer exists.

     (f) CEO Delegation. The Chief Executive Officer of Xerox Corporation, or her delegate, may amend the Plan as she, in her sole discretion, deems necessary or appropriate to comply with Section 409A of the Internal Revenue Code and guidance thereunder.

25. Limitation of Actions. Any action brought in state or federal court (other than an alleged breach of fiduciary duty action under the Employee Retirement Income Security Act of 1974 (“ERISA”) which shall be governed by the terms of ERISA Section 413, if applicable) must be commenced within one year after the cause of action accrues. This one-year limitation period includes, but is not limited to, any action for alleged: wrongful denial of Plan benefits, and any wrongful interference, modification, or termination of Plan benefits, rights, or features.

     IN WITNESS WHEREOF, the Company has caused this Amendment and Restatement to be signed as of the _____ day of May, 2012, effective as of May 24, 2012, and dates set forth herein.

XEROX CORPORATION

By:
Vice President, Human Resources

002CSN0939

IMPORTANT ANNUAL MEETING INFORMATION

MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 24, 2012 (9:00 a.m., Central Time, May 22, 2012 for ESOP and Savings Plans participants).

Vote by Internet
• Go to www.envisionreports.com/XRX
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website

Vote by telephone
•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
•	Follow the instructions provided by the recorded message

Xerox Corporation Annual Meeting of Shareholders Proxy Card
▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all nominees.
1. Election of Directors:		For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
	01 - Glenn A. Britt	☐	☐	☐	02 - Ursula M. Burns	☐	☐	☐	03 - Richard J. Harrington	☐	☐	☐

	04 - William Curt Hunter	☐	☐	☐	05 - Robert J. Keegan	☐	☐	☐	06 - Robert A. McDonald	☐	☐	☐

	07 - Charles Prince	☐	☐	☐	08 - Ann N. Reese	☐	☐	☐	09 - Sara Martinez Tucker	☐	☐	☐

	10 - Mary Agnes Wilderotter	☐	☐	☐

B	Proposals — The Board recommends a vote FOR Proposals 2, 3 and 4.
		For	Against	Abstain			For	Against	Abstain
2.	Ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2012.	☐	☐	☐	3.	Approval, on an advisory basis, of the 2011 compensation of our named executive officers.	☐	☐	☐

4.	Approval of the 2012 Amendment and Restatement of the Company’s 2004 Performance Incentive Plan.	☐	☐	☐	Note: Such other business as may properly come before the meeting or any adjournment thereof.		Meeting Attendance
							Mark the box to the right if you plan to attend the Annual Meeting.		☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. If signing in the name of a corporation or partnership, please sign full corporate or partnership name and indicate title of authorized signatory.
Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

C 1234567890	J N T

1 U P X	1 3 6 0 7 8 1

Receive Proxy Materials Electronically

Your e-mail address can now help save the environment. Vote online and register for electronic communications with the eTree ® program and we’ll have a tree planted on your behalf. Electronic delivery saves Xerox a significant portion of the costs associated with printing and mailing annual meeting materials, and Xerox encourages shareholders to take advantage of the 24/7 access, quick delivery and reduced mail volume they will gain by consenting to electronic delivery. If you consent to electronic delivery of meeting materials, you will receive an e-mail with links to all annual meeting materials and to the online proxy voting site for every annual meeting. To sign up for electronic delivery and have a tree planted on your behalf, please provide your e-mail address while voting online, or register at www.eTree.com/xerox.
▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Xerox Corporation
ANNUAL MEETING OF SHAREHOLDERS
9:00 A.M. THURSDAY, MAY 24, 2012
DOLCE NORWALK
32 WEED AVENUE, NORWALK, CT 06850
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FROM SHAREHOLDERS OF COMMON STOCK

The undersigned appoint Ursula M. Burns, Robert J. Keegan and Ann N. Reese, and each of them (or if more than one are present, a majority of those present), as proxies for the undersigned, with full power of substitution, to represent the undersigned and to vote the shares of Common Stock of Xerox Corporation which the undersigned is entitled to vote at the above annual meeting and at all adjournments thereof (a) in accordance with the following ballot and (b) in accordance with their best judgment in connection with such other business as may come before the meeting.

THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS INDICATED, THE PROXIES WILL HAVE AUTHORITY TO VOTE “FOR” EACH OF THE NOMINEES LISTED IN PROPOSAL 1 AND “FOR” PROPOSALS 2, 3 AND 4, IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

NOTICE TO PARTICIPANTS IN THE XEROX EMPLOYEE STOCK OWNERSHIP PLAN, XEROX SAVINGS PLANS AND THE ACS SAVINGS PLAN
This card also constitutes confidential voting instructions for participants in the Xerox Employee Stock Ownership Plan (ESOP), Savings Plan of Xerox Corporation and the Xerographic Division, Rochester Regional Joint Board (together, the Xerox Savings Plans) and the ACS Savings Plan (ACS Savings Plan). A participant who signs on the reverse side hereby instructs the trustees of the ESOP and the Xerox Savings Plans (State Street Bank & Trust Company) and the ACS Savings Plan (The Bank of New York Mellon) to vote all the shares of Common Stock of Xerox Corporation allocated to his or her Stock Account in accordance with the instructions on the reverse side. ESOP and Xerox Savings Plans participants authorize the trustee to vote a proportion of the shares of Common Stock held in the ESOP Trust and Xerox Savings Plans Trust for which no instructions have been received in accordance with the instructions on the reverse side. If no instructions have been received from an ACS Savings Plan participant, the ACS Savings Plan Trustee will not vote the shares allocated in the account. Your voting instructions must be received by 9:00 AM Central Time on Tuesday, May 22, 2012 to allow sufficient time for processing. The Plan Trustees will hold your voting instructions in complete confidence except as may be necessary to meet legal requirements.

IMPORTANT ANNUAL MEETING INFORMATION

Vote by Internet Go to www.envisionreports.com/XRX Or scan the QR code with your smartphone Follow the steps outlined on the secure website

Xerox Corporation Annual Meeting of Shareholders Notice

Important Notice Regarding the Availability of Proxy Materials for the
Xerox Corporation Annual Meeting of Shareholders to be Held on May 24, 2012

Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual shareholders’ meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important!

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The proxy statement and annual report to shareholders are available at:

www.envisionreports.com/XRX

Easy Online Access — A Convenient Way to View Proxy Materials and Vote
When you go online to view materials, you can also vote your shares.
Step 1: Go to www.envisionreports.com/XRX to view the materials.
Step 2: Click on Cast Your Vote or Request Materials.
Step 3: Follow the instructions on the screen to log in.
Step 4: Make your selection as instructed on each screen to select delivery preferences and vote.

When you go online, you can also help the environment by consenting to receive electronic delivery of future materials.

Obtaining a Copy of the Proxy Materials – If you want to receive a paper or e-mail copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side on or before May 14, 2012 to facilitate timely delivery.

Xerox Corporation Annual Meeting of Shareholders Notice

Xerox Corporation Annual Meeting of Shareholders will be held on Thursday, May 24, 2012 at Dolce Norwalk, 32 Weed Avenue, Norwalk, CT 06850 at 9:00 a.m. Eastern Time.

Proposals to be voted on at the meeting are listed below along with the Board of Directors’ recommendations.

The Board of Directors recommends a vote FOR all nominees and FOR Proposals 2, 3 and 4.
1.	Nominees.
	01 - Glenn A. Britt	02 - Ursula M. Burns	03 - Richard J. Harrington	04 - William Curt Hunter
	05 - Robert J. Keegan	06 - Robert A. McDonald	07 - Charles Prince	08 - Ann N. Reese
	09 - Sara Martinez Tucker	10 - Mary Agnes Wilderotter

2.	Ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2012.

3.	Approval, on an advisory basis, of the 2011 compensation of our named executive officers.

4.	Approval of the 2012 Amendment and Restatement of the Company’s 2004 Performance Incentive Plan.

Note: Such other business as may properly come before the meeting or any adjournment thereof.

PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must vote online or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend the meeting, please check the “Attend Meeting” box when voting and a ticket will be sent to you.

Directions to the Xerox Corporation 2012 Annual Meeting of Shareholders

New England Thruway/I-95/ Connecticut Turnpike		Hutchinson River Parkway/ Merritt Parkway

From New York – Exit 13	From New Haven – Exit 13	From New York – Exit 38	From New Haven – Exit 38
1. Turn right onto Boston Post Road/Connecticut Avenue (U.S. 1).
2. Proceed .3 miles to Richards Avenue.
3. At the traffic light turn left onto Richards Avenue and continue 1.5 miles to Fillow Street.
4. At stop sign turn left onto Fillow Street, driving .2 mile to stop sign at Weed Avenue.
5. Turn right onto Weed Avenue, and continue .3 mile to entrance of the Dolce Norwalk.
6. The entrance is on the right side of Weed Avenue.

1. Turn right onto the Boston Post Road Connecticut Avenue (U.S. 1).
2. Proceed .5 mile to Richards Avenue.
3. At the traffic light turn left onto Richards Avenue and continue 1.5 miles to Fillow Street.
4. At stop sign turn left onto Fillow Street, driving .2 mile to stop sign at Weed Avenue.
5. Turn right onto Weed Avenue, and continue .3 mile to entrance of the Dolce Norwalk.
6. The entrance is on the right side of Weed Avenue.

1. Turn right onto New Canaan Avenue/Route 123 and almost immediately, at traffic light turn left onto Nursery Street.
2. Continue on Nursery Street .8 mile, bearing right, until it ends at Marvin Ridge Road.
3. Turn left onto Marvin Ridge Road, which becomes Weed Avenue.
4. Drive .7 mile to the entrance of the Dolce Norwalk.
5. The entrance is on the left side of Weed Avenue.
Look for the Red Barn

1. Turn right onto New Canaan Avenue/Route 123.
2. Proceed .2 mile to traffic light and take right onto Nursery Street.
3. Continue on Nursery Street .8 mile, bearing right, until it ends at Marvin Ridge Road.
4. Turn left onto Marvin Ridge Road, which becomes Weed Avenue.
5. Drive .7 mile to the entrance of the Dolce Norwalk.
6. The entrance is on the left side of Weed Avenue.
Look for the Red Barn

Here’s how to order a copy of the proxy materials and select a future delivery preference:
Paper copies: Current and future paper delivery requests can be submitted via the telephone, Internet or email options below.
Email copies: Current and future email delivery requests must be submitted via the Internet following the instructions below. If you request an email copy of current materials you will receive an email with a link to the materials.

PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a set of proxy materials.

→	Internet – Go to www.envisionreports.com/XRX. Click Cast Your Vote or Request Materials. Follow the instructions to log in and order a paper or email copy of the current meeting materials and submit your preference for email or paper delivery of future meeting materials.

→	Telephone – Call us free of charge at 1-866-641-4276 using a touch-tone phone and follow the instructions to log in and order a paper copy of the materials by mail for the current meeting. You can also submit a preference to receive a paper copy for future meetings.

→	Email – Send email to investorvote@computershare.com with “Proxy Materials Xerox” in the subject line. Include in the message your full name and address, plus the number located in the shaded bar on the reverse, and state in the email that you want a paper copy of current meeting materials. You can also state your preference to receive a paper copy for future meetings.

To facilitate timely delivery, all requests for a paper copy of the proxy materials must be received by May 14, 2012.